Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
5.00% Series A Mandatory Convertible Preferred Stock, $0.01 par value per share	4,600,000 shares(1)	$100.00	$460,000,000.00	$50,186
Common Stock, $0.01 par value per share	(2)	—	—	—(3)

(1)
Includes 600,000 shares of 5.00% Series A Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”) issuable upon exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock from the registrant solely to cover over-allotments, if any.

(2)
Includes (i) 2,486,300 shares of Common Stock issuable upon conversion of 4,600,000 shares of Mandatory Convertible Preferred Stock at the initial maximum conversion rate of 0.5405 shares of Common Stock per share of Mandatory Convertible Preferred Stock; and (ii) up to 1,086,357 shares of Common Stock issuable upon conversion of 4,600,000 shares of Mandatory Convertible Preferred Stock on account of unpaid dividends, based on the initial floor price of $64.75 per share of Common Stock, as described in the accompanying prospectus supplement. Under Rule 416, the number of shares of Common Stock whose offer and sale are registered hereby includes an indeterminate number of shares of Common Stock that may be issued in connection with stock splits, stock dividends, or similar transactions.

(3)
Under Rule 457(i), there is no additional filing fee payable with respect to the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege or upon mandatory conversion.

 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-259669
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED SEPTEMBER 20, 2021
4,000,000 Shares
5.00% Series A Mandatory Convertible Preferred Stock

We are offering 4,000,000 shares of our 5.00% Series A Mandatory Convertible Preferred Stock (our “mandatory convertible preferred stock”). In addition, we have granted the underwriters an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional 600,000 shares of mandatory convertible preferred stock solely to cover over-allotments.
DIVIDENDS
The mandatory convertible preferred stock will accumulate cumulative dividends at a rate per annum equal to 5.00% on the liquidation preference thereof, which is $100 per share of mandatory convertible preferred stock. Dividends on the mandatory convertible preferred stock will be payable when, as and if declared by our board of directors, out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2022 and ending on, and including, October 15, 2024. Declared dividends on the mandatory convertible preferred stock will be payable, at our election, in cash, shares of our common stock or a combination of cash and shares of our common stock, in the manner, and subject to the provisions, described in this prospectus supplement.
MANDATORY CONVERSION
Unless previously converted or redeemed, each share of mandatory convertible preferred stock will automatically convert for settlement on or about October 15, 2024, into between 0.4413 and 0.5405 shares of our common stock (the “minimum conversion rate” and the “maximum conversion rate,” respectively). Each of the minimum conversion rate and the maximum conversion rate is subject to adjustment as described in this prospectus supplement.
The conversion rate that will apply to mandatory conversions will be determined based on the average of the “daily VWAPs” (as defined in this prospectus supplement) over the 20 consecutive “VWAP trading days” (as defined in this prospectus supplement) beginning on, and including, the 21st “scheduled trading day” (as defined in this prospectus supplement) immediately before October 15, 2024. The conversion rate applicable to mandatory conversions may in certain circumstances be increased to compensate preferred stockholders for certain unpaid accumulated dividends.
EARLY CONVERSION
Holders of our mandatory convertible preferred stock will have the right to convert all or any portion of their shares of mandatory convertible preferred stock into shares of our common stock at any time until the close of business on the mandatory conversion date. Early conversions that are not in connection with a “make-whole fundamental change” (as defined in this prospectus supplement) will be settled at the minimum conversion rate. In addition, the conversion rate applicable to such an early conversion may in certain circumstances be increased to compensate holders of our mandatory convertible preferred stock for certain unpaid accumulated dividends.
If a make-whole fundamental change occurs, then preferred stockholders will, in certain circumstances, be entitled to convert their mandatory convertible preferred stock at an increased conversion rate for a specified period of time and receive an amount to compensate them for certain unpaid accumulated dividends and any remaining future scheduled dividend payments.
OPTIONAL REDEMPTION
If an “acquisition non-occurrence event” (as defined in this prospectus supplement) occurs, then we will have the right to redeem all, but not less than all, of the mandatory convertible preferred stock at the redemption price described in this prospectus supplement.
ADDITIONAL OFFERINGS
Concurrently with this offering of our mandatory convertible preferred stock, we are offering 3,000,000 shares of our common stock (the “Common Stock Concurrent Offering”), plus up to an additional 450,000 shares of our common stock that the underwriters of the Common Stock Concurrent Offering have the option to purchase from us. The Common Stock Concurrent Offering is being made pursuant to a separate prospectus supplement and accompanying prospectus in a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”). In addition to this offering, one of our subsidiaries intends to offer $500.0 million in aggregate principal amount of its senior unsecured notes (the “Senior Notes”). The offering of Senior Notes (the “Senior Notes Offering” and, together with the Common Stock Concurrent Offering, the “Additional Offerings”) is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of either of the Additional Offerings, and neither of the Additional Offerings is contingent on the completion of this offering or the other Additional Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any shares of our common stock offered pursuant to the Common Stock Concurrent Offering or the Senior Notes.
LISTING; COMMON STOCK
No public market currently exists for the mandatory convertible preferred stock. We intend to apply to list the mandatory convertible preferred stock on the Nasdaq Global Select Market under the symbol “ROLLP.” If the listing is approved, we expect trading to commence within 30 days after the date the mandatory convertible preferred stock is first issued. Our common stock is listed on the Nasdaq Global Select Market under the symbol “ROLL.” On September 21, 2021, the last reported sale price of our common stock was $189.30 per share.
	Per Share	Total
Public offering price	$100.00	$400,000,000
Underwriting discounts and commissions(1)	$3.00	$12,000,000
Proceeds, before expenses, to us	$97.00	$388,000,000

(1)
For additional information about underwriting compensation, see “Underwriting.”

Investing in our mandatory convertible preferred stock involves risks that are described in the “Risk Factors” sections in this prospectus supplement and in the accompanying prospectus, the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 and in the other documents filed by us with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein and in the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of the mandatory convertible preferred stock or the shares of our common stock issuable in respect thereof or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the mandatory convertible preferred stock in book-entry form through the facilities of The Depository Trust Company on or about September 24, 2021.

Joint Book-Running Managers
Goldman Sachs & Co. LLC	Wells Fargo Securities
BofA Securities	Citigroup	Truist Securities
Co-Managers
Citizens Capital Markets	Fifth Third Securities	KeyBanc Capital Markets
Regions Securities LLC	Morgan Stanley	ACADEMY SECURITIES	William Blair
Prospectus supplement dated September 21, 2021.

Prospectus Supplement
Prospectus

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf. Neither we nor any of the underwriters have authorized anyone to provide you with additional or different information.

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You should not assume that the information included or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of the documents in which the information is contained. Our business, financial condition, results of operations and prospects could have changed since those dates.
You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, tax or investment advice.
You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of the mandatory convertible preferred stock. Neither we nor any of the underwriters make any representation regarding the legality of an investment in the mandatory convertible preferred stock by any person under applicable investment or similar laws.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to purchase any mandatory convertible preferred stock in any jurisdiction or to any person where the offer or solicitation is not permitted.
ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC utilizing an automatic shelf registration process. In this prospectus supplement, we provide you with specific information about the mandatory convertible preferred stock that we are selling in this offering and about the offering itself. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. The accompanying prospectus contains more general information, some of which may not apply to this offering of mandatory convertible preferred stock. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our mandatory convertible preferred stock and other information you should know before investing in our mandatory convertible preferred stock. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described in “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” before investing in our mandatory convertible preferred stock.
The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus or as an exhibit to the registration of which this prospectus supplement and the accompanying prospectus form a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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BASIS OF PRESENTATION
General
Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “RBC,” the “Company,” “our company,” “we,” “us” and “our” should be read to refer to (i) for periods prior to the completion of the Pending Acquisition, RBC Bearings Incorporated and its consolidated subsidiaries and (ii) after giving effect to the Pending Acquisition (as defined below), RBC Bearings Incorporated and its consolidated subsidiaries, which will include Dodge; references appearing in this prospectus supplement to “Dodge” refer to the Dodge Mechanical Power Transmission Business of ABB Asea Brown Boveri Ltd; and references to “ABB” refer to ABB Asea Brown Boveri Ltd.
On July 24, 2021, RBC entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with ABB, pursuant to which RBC agreed to acquire Dodge (the “Pending Acquisition”). In connection with the Pending Acquisition, RBC will purchase all of the outstanding equity interests in certain entities and certain other assets relating to Dodge. Following the completion of the Pending Acquisition, RBC will assume the liabilities resulting from, arising out of or relating to Dodge, other than certain liabilities excluded by the Purchase Agreement.
The Pending Acquisition is expected to be completed in RBC’s third fiscal quarter ending January 1, 2022, subject to certain customary closing conditions as set forth in the Purchase Agreement, including regulatory review. In light of the significance of the Pending Acquisition, this prospectus supplement incorporates by reference RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which contains unaudited pro forma condensed combined financial information, including (a) unaudited pro forma condensed combined statements of operations for the fiscal year ended April 3, 2021 and for the three months ended July 3, 2021 based on the historical financial statements of RBC and Dodge, combined and adjusted to give effect to the Pending Acquisition and the Financing Transactions (as defined below) and the other related adjustments presented therein as if they had occurred on March 29, 2020, the first day of RBC’s fiscal year 2021 and the beginning of RBC’s annual period presented in the unaudited pro forma condensed combined statements of operations and (b) an unaudited pro forma condensed combined balance sheet as of July 3, 2021 based on the historical financial statements of RBC and Dodge, combined and adjusted to give effect to the Pending Acquisition and the Financing Transactions and the other related adjustments presented therein as if they had occurred on July 3, 2021 (collectively, the “Pro Forma Financial Information”). This prospectus supplement also includes summary unaudited pro forma condensed combined financial information that is derived from the Pro Forma Financial Information and should be read together with RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021 in its entirety. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
Since RBC will be treated as the acquirer of Dodge for accounting purposes, the Pro Forma Financial Information is presented using RBC’s historical reporting periods. RBC and Dodge have different fiscal year end dates. As a result, Dodge’s revenues and net income for the three months ended March 31, 2021 are excluded from the unaudited pro forma condensed combined statements of operations for the fiscal year ended April 3, 2021. Dodge’s revenues and net income for the three months ended March 31, 2021, unadjusted for the impact of the Pending Acquisition and the Financing Transactions, were $169.0 million and $26.4 million, respectively.
The Pro Forma Financial Information is derived from the pro forma condensed combined financial information included as Exhibit 99.3 to RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which is incorporated by reference herein and should be read in its entirety. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” The unaudited pro forma condensed combined financial information presented herein has been prepared solely for informational purposes. As a result, the unaudited pro forma condensed combined financial information is not intended to represent and does not purport to be indicative of what the combined company financial condition or results of operations would have been had the Pending Acquisition and the Financing Transactions occurred at an earlier date or on the dates assumed. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of our combined company. The actual results of our combined

S-iii

company may differ significantly from those reflected in the unaudited pro forma condensed combined financial information. In addition, the Pro Forma Financial Information was prepared prior to the date of this prospectus supplement and reflects specific assumptions relating to the terms, size and other aspects of the Financing Transactions, which will be superseded by the proposed final terms of the applicable transaction.
We have also incorporated by reference herein the (i) audited combined financial statements of Dodge as of and for the fiscal years ended December 31, 2020 and 2019 and (ii) unaudited condensed combined financial statements of Dodge, which consist of the combined balance sheet as of June 30, 2021, the related combined statements of income and comprehensive income for the three and six months ended June 30, 2021 and 2020, and the combined statements of changes in equity and cash flows for the six months ended June 30, 2021 and 2020 (collectively, the “Dodge Financial Information”), which are included as Exhibits 99.1 and 99.2 to RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021 and should be read in its entirety. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
The unaudited condensed combined financial statements of Dodge incorporated by reference herein were prepared on a basis consistent with the audited combined financial statements of Dodge. In the opinion of management, the unaudited condensed combined financial statements of Dodge include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for a full fiscal year or any future period.
The Dodge Financial Information incorporated by reference herein has been presented on a “carve-out” basis from ABB’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of Dodge and include allocations of corporate expenses and shared expenses from ABB. These allocations reflect significant assumptions, and the combined financial statements may not fully reflect what Dodge’s financial position, results of operations or cash flows would have been had it been a standalone company during the periods presented. As a result, the Dodge Financial Information incorporated by reference herein is not necessarily indicative of Dodge’s future results of operations, financial position or cash flows.
RBC has a fiscal year consisting of 52 or 53 weeks, ending on the Saturday closest to March 31. By contrast, the fiscal year for Dodge ends on December 31 of each year. In this prospectus supplement, unless we indicate otherwise or the context otherwise requires, any reference to a year in the context of RBC’s financial data preceded by the word “fiscal” refers to the fiscal year ended on the Saturday closest to March 31 of that year. Any reference to a year not preceded by “fiscal” refers to a calendar year ending on December 31. Unless otherwise noted, any reference to a year in the context of Dodge’s financial data preceded by the word “fiscal” refers to the fiscal year ended December 31 of that year.
Certain amounts, percentages and other figures presented in this prospectus supplement have been subject to rounding adjustments and therefore may not represent the arithmetic summation or calculation of the figures that precede them. All references in this prospectus supplement to “$” mean U.S. dollars.
Non-GAAP Financial Measures
We evaluate the performance of our business through certain financial measures (the “non-GAAP financial measures”) that are not recognized under the generally accepted accounting principles in the United States of America (“U.S. GAAP”). These non-GAAP financial measures, including, with respect to Dodge, EBITDA and EBITDA Margin, and, with respect to RBC, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Free Cash Flow Conversion (each, as defined herein), are presented because management believes these measures provide additional information regarding Dodge’s and our operating performance, and because management believes they are useful to investors in evaluating Dodge’s or our operating performance compared to that of other peer companies. In addition, management believes that these non-GAAP financial measures are useful to assess Dodge’s and our operating performance trends because they exclude certain non-cash items or unusual or non-recurring items that are not expected to continue in the future, and certain other items.

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All non-GAAP financial measures, including EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Free Cash Flow Conversion, have limitations as analytical tools, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures of operating performance, liquidity, indebtedness or otherwise derived in accordance with U.S. GAAP. We compensate for the limitations of non-GAAP financial measures by relying primarily on our financial measures derived in accordance with U.S. GAAP and using the non-GAAP financial measures only for supplemental purposes. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items.
For the definitions of Dodge’s EBITDA and EBITDA Margin, see “Prospectus Supplement Summary.” For the definitions of and additional information about RBC’s Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Free Cash Flow Conversion, a description of how these measures are calculated, the limitations of these measures and a reconciliation to their most directly comparable U.S. GAAP measures, see “Summary Historical and Unaudited Pro Forma Condensed Financial Information — RBC — Non-GAAP Financial Measures.”

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PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights, and should be read together with, the information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, our Current Reports on Form 8-K filed with the SEC on July 26, 2021 and on September 20, 2021, and the sections titled “Summary Historical and Unaudited Pro Forma Condensed Financial Information” and “Management’s Discussion and Analysis of Dodge’s Financial Condition and Results of Operations” in this prospectus supplement. This summary may not contain all of the information that may be important to you, and you should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering, especially the information set forth under “Risk Factors” and the documents incorporated by reference herein and therein before making an investment decision. You may obtain a copy of the documents incorporated by reference by following the instructions in the sections titled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.
Our Company
RBC Bearings Incorporated, together with its consolidated subsidiaries, is an international manufacturer and marketer of highly engineered precision bearings and products, which are integral to the manufacture and operation of most machines, aircraft and mechanical systems, to reduce wear to moving parts, facilitate proper power transmission, reduce damage and energy loss caused by friction, and control pressure and flow. While we manufacture products in all major bearings categories, we focus primarily on highly technical or regulated bearing products and engineered products for specialized markets that require sophisticated design, testing and manufacturing capabilities. We believe our unique expertise has enabled us to build a strong reputation as a trusted, leading supplier in many of the product markets in which we primarily compete. We currently have 43 facilities located in seven countries, of which 31 are manufacturing facilities.
We serve a broad range of end markets where we can add value with our specialty precision bearings and engineered products, components, and applications. We classify our customers into two principal categories: industrial and aerospace. These principal end markets utilize a large number of both commercial and specialized bearings and engineered products. Although we provide a relatively small percentage of total bearing and engineered products supplied to each of our principal end markets, we have broadened our end markets, products, customer base and geographic reach over the past several years and we believe we have leading market positions in many of the specialized product markets in which we primarily compete:
•
Industrial market (net sales of $256 million, or 42% of our net sales for the fiscal year ended April 3, 2021):   We manufacture bearings and engineered products for a wide range of diversified industrial markets, including construction and mining, oil and natural resource extraction, heavy truck, submarine, rail and train, packaging, semiconductor machinery, wind, canning and the general industrial markets. Our products target market applications in which our engineering and manufacturing capabilities provide us with a competitive advantage in the marketplace.

•
Aerospace market (net sales of $353 million, or 58% of our net sales for the fiscal year ended April 3, 2021):   We supply bearings and engineered products for use in commercial, private and military aircraft and aircraft engines, guided weaponry, space and satellites and vision and optical systems. We supply precision products for many of the commercial aircraft currently operating worldwide and are the primary bearing supplier for many of the aircraft original equipment manufacturers’ (“OEMs”) product lines. Commercial aerospace customers generally require precision products, often of special materials, made to unique designs and specifications. Many of our aerospace bearings and engineered component products are designed and certified during the original development of the aircraft being served, which often makes us the primary bearing supplier for the life of that aircraft. Furthermore, we have a broad range of products that are used throughout the aircraft (e.g., fuselage, engine, auxiliary power unit, flight control actuation, landing gear, interior cabin), which allows us to serve and generate revenue from multiple aspects of most commercial aircraft.
In the fiscal year ended April 3, 2021 (“fiscal 2021”), we had net sales of $609 million, operating income of $111 million, net income of $90 million and Adjusted EBITDA of $174 million, or Adjusted EBITDA Margin of 29%. For the twelve months ended July 3, 2021, we had net sales of $609 million, operating income of $113 million, net income of $93 million and Adjusted EBITDA of $176 million, or Adjusted EBITDA Margin of 29%. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales, expressed as a percentage. We present Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures, to supplement our results of operations presented in accordance with U.S. GAAP. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with U.S. GAAP. For our definitions of and additional information about Adjusted EBITDA and Adjusted EBITDA Margin, a description of how these measures are calculated, the limitations of these measures and a reconciliation to their most directly comparable U.S. GAAP measures, see “Summary Historical and Unaudited Pro Forma Condensed Financial Information — RBC — Non-GAAP Financial Measures.”
Pending Acquisition of the Dodge Business
Acquisition Agreement
On July 24, 2021, we entered into a Purchase Agreement with ABB pursuant to which we agreed to acquire Dodge. In connection with the Pending Acquisition, we will purchase all of the outstanding equity interests in certain entities, including Dodge Mechanical Power Transmission Company Inc. and certain other assets relating to Dodge, for total consideration of approximately $2.9 billion in cash, subject to adjustment as provided for in the Purchase Agreement. The Pending Acquisition is expected to be completed in our third fiscal quarter ending January 1, 2022, subject to customary closing conditions, including regulatory review.
The Purchase Agreement includes customary representations and warranties, which do not survive the consummation of the Pending Acquisition (the “Closing”), as well as customary covenants from the respective parties, including, among others, ABB’s covenant not to engage in certain kinds of transactions during the period between the execution of the Purchase Agreement and the Closing, three-year noncompetition and employee non-solicitation covenants in favor of RBC, and a requirement that RBC and ABB use reasonable best efforts and that RBC take such other actions as are necessary to obtain regulatory approvals for the Pending Acquisition as described in the Purchase Agreement. The Closing is subject to customary closing conditions for transactions of this type, including, among others: (1) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (2) subject to certain materiality exceptions, the accuracy of the representations and warranties contained in the Purchase Agreement; (3) compliance by the parties in all material respects with their respective obligations under the Purchase Agreement; (4) the absence of any law or order prohibiting the Closing; and (5) no Business Material Adverse Effect (as defined in the Purchase Agreement) having occurred. The Purchase Agreement also contains customary termination rights for each of the parties, including if any of the conditions to the Closing have not been satisfied within six months of the execution of the Purchase Agreement. The Purchase Agreement also provides us with indemnification rights with respect to liabilities retained by ABB, breaches of ABB’s pre-Closing covenants contained in the Purchase Agreement, and the taxes of Dodge for the period prior to the Closing. ABB is entitled to indemnification with respect to liabilities of Dodge, breaches of RBC’s pre-Closing covenants contained in the Purchase Agreement, and certain tax matters.
The Purchase Agreement is described in more detail in our Current Report on Form 8-K filed with the SEC on July 26, 2021 (the “Pending Acquisition 8-K”), which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing summary description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Pending Acquisition 8-K. Certain financial statements relating to Dodge and certain pro forma financial information on our combined company after giving effect to the Pending Acquisition and the Financing Transactions (as defined below) are also provided in our Current Report on Form 8-K filed with the SEC on September 20, 2021 and incorporated by reference in this prospectus supplement.
Overview of Dodge
Dodge is a leading manufacturer of mounted bearings and mechanical products with market-leading brand recognition. Dodge manufactures a complete line of mounted bearings, enclosed gearing and precision components across a diverse set of industrial end markets. Dodge primarily operates across the construction and mining aftermarket, food & beverage, warehousing and general machinery verticals. Dodge predominantly manufactures its products in the United States, with a smaller manufacturing facility in China, and its global operations comprises approximately 1,500 employees located in six countries as of June 30, 2021. In total Dodge operates six manufacturing facilities and two R&D centers.
Dodge’s products are sold to a diverse customer base consisting of OEMs and distributors, serving markets in the United States and throughout the world. OEMs primarily use the products in new installations, which expands Dodge’s installed base and typically leads to future replacement product sales. Dodge has established strong long-term relationships with its customers, driven by industry leading pre- and post-order support, logistics and an e-commerce platform. Additionally, Dodge’s lifecycle solutions support its customers by providing remanufacturing services, monitoring and high-value component replacement.
Demand for Dodge’s products is closely tied to growth trends in the economy and levels of industrial activity and capital investment. Specific drivers of demand for Dodge’s products include process automation, efforts in energy conservation and productivity improvement, regulatory and safety requirements, new technologies and replacement of worn parts. Dodge’s products are typically critical components of customers’ end applications, and the end user’s cost associated with their failure is high. Consequently, end users of Dodge’s products base their purchasing decisions on the quality, reliability, efficiency and availability of Dodge’s products, as well as on the quality of Dodge’s customer service.
Dodge’s revenues primarily consist of product sales across three product lines, mounted bearings, enclosed gearing and precision components:
•
Mounted bearings (48% of Dodge’s revenues for the fiscal year ended December 31, 2020):   Offers fully assembled bearings with a wide range of shaft attachment methods, rolling elements, housings and seal choices. Products include ball bearings, roller bearings and plain bearings, which are used in light to heavy loads, clean, corrosive and harsh environments. Applications include unit & bulk handling, industrial air handling, large rotor fans, food processing, roll-out tables, and forest pulp and paper processing.

•
Enclosed gearing (35% of Dodge’s revenues for the fiscal year ended December 31, 2020): Consisting of products such as Tigear, Quantis Gearmotor, Torque Arm, MagnaGear, Maxum and Controlled Start Transmission (“CST”), with a focus on reliability that delivers industry-leading performance and value-added product features providing better uptime and less maintenance.

•
Precision components (14% of Dodge’s revenues for the fiscal year ended December 31, 2020): Includes products such as mechanical drive components, couplings and conveyor components and offers coupling solutions for both elastomeric and metallic design with the potential to increase torque capacity, accommodate shaft misalignment and extend life, and complete pulley assembly packages including the pulley, shafting, bearings, couplings and gearing. This is a complementary offering that drives incremental sales of high margin mounted bearings and enclosed gearing products.

Additionally, Dodge has a growing line of business in the service area which allows for high margin sales on repairs and maintenance activities associated with its large gearing components. Dodge has also developed digital solutions for monitoring and managing components using “smart” technology.

(1)
Includes services and other revenues.

(2)
Other end-markets include forest products, oil & gas, power and water.

For the twelve months ended June 30, 2021, Dodge had revenues of $612 million, net income of $83 million and EBITDA of $153 million, or EBITDA Margin of 25%. Dodge’s EBITDA is defined as its net income excluding income tax expense, interest expense, depreciation and amortization. Please refer to the Dodge Financial Information, which has been filed by RBC on a Current Report on Form 8-K on September 20, 2021, and which is incorporated by reference herein. Dodge’s EBITDA Margin is defined as Dodge’s EBITDA divided by its revenues, expressed as a percentage. The below table presents a summary of certain key financial metrics of Dodge for the periods indicated:
(in thousands, except percentages)	Year Ended December 31, 2020	Year Ended December 31, 2019	Six Months Ended June 30, 2021	Twelve Months Ended June 30, 2021
Net income	$67,564	$77,001	$50,772	$83,353
Income tax expense	$22,179	$25,083	$16,654	$27,324
Interest expense	$356	$211	$323	$710
Depreciation and amortization	$44,466	$44,074	$19,490	$41,722
EBITDA	$134,565	$146,369	$87,239	$153,109
Revenues	$549,997	$612,390	$335,923	$611,866
EBITDA Margin	24.5%	23.9%	26.0%	25.0%
We present Dodge’s EBITDA and EBITDA Margin, which are non-GAAP financial measures, to supplement Dodge’s results of operations presented in accordance with U.S. GAAP. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures reported by Dodge’s peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with U.S. GAAP.
Strategic Rationale
We believe the Pending Acquisition will be highly synergistic given our position in the bearings industry. Our business and Dodge’s business are highly complementary, each bringing new offerings,

new end markets and economies of scale to the combined organization. We believe that our deep knowledge of the industry and Dodge and our experience executing other acquisitions would position us well to successfully integrate Dodge into our existing portfolio. See “— Pending Acquisition of the Dodge Business” for more information on the Pending Acquisition.
We believe that the Pending Acquisition could strengthen and accelerate our financial profile, capabilities, footprint and customer base in the following ways:
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Creates a strongly-positioned manufacturer of bearings and precision products.   The Pending Acquisition could create a strongly-positioned manufacturer that would benefit from combined brand recognition for premium performance critical bearings and precision products sold to both OEMs and the industrial aftermarket. The Dodge brand is a well-known premium choice for bearings, mechanical components and systems, and is produced primarily with world-class U.S.-centric manufacturing capabilities. Dodge’s product offerings, capabilities and end markets are highly complementary to ours. The combined company would have a competitive position across end markets with a diversified client base and expansive geographic footprint.

•
Significantly enhances scale.   The Pending Acquisition would approximately double the scale of our business as measured by net sales and Adjusted EBITDA. Our net sales for the twelve months ended July 3, 2021 were $609 million, as compared to $1,221 million on a combined basis after including Dodge’s revenues for the twelve months ended June 30, 2021. For the twelve months ended July 3, 2021, our operating income was $113 million, our Adjusted EBITDA was $176 million and Dodge’s EBITDA was $153 million. Furthermore, we expect to substantially increase scale, product depth and reach in the important market of industrial distribution where Dodge holds a leading position, with Dodge’s revenues consistently representing over 60% of total revenues in the market.

•
Diversifies business mix.   For the fiscal year ended April 3, 2021, we derived 42% of our net sales from industrial end markets and 58% from aerospace end markets. Pro forma for the Pending Acquisition, approximately 70% of our net sales would have been derived from industrial end markets for the fiscal year ended April 3, 2021. We believe that pro forma for the Pending Acquisition, approximately 48% of our net sales for the fiscal year ended April 3, 2021 would have been derived from new industrial end markets where we have historically underserved or not been present. Furthermore, for the fiscal year ended April 3, 2021, we estimate that approximately a quarter of our net sales were made to the defense end market.

(1)
Gives pro forma effect to the Pending Acquisition as if it had occurred on March 29, 2020. See “Summary Historical and Unaudited Pro Forma Condensed Financial Information.”

•
Highly attractive recurring revenue base.   Dodge’s large installed base of existing products used throughout the industry and installed over decades creates a significant replacement demand driven by “like-for-like” purchasing preference, resulting in strong aftermarket sales. Furthermore, Dodge has strong customer relationships that span over 40 years on average with its top customers.

•
Strong synergies.   We are pursuing synergies across four core aspects of our business enterprise capable of reaching approximately $70 million to $100 million by the fifth fiscal year following consummation of the Pending Acquisition primarily through cost savings, with the remaining synergies expected from revenue integration. The key sources of our synergy plan include (i) selling our products through Dodge’s sales force, which is approximately seven times larger than ours, (ii) selling Dodge products to our customers, (iii) supply chain integration by supplying Dodge with a significant part of their components that we can manufacture and provide, (iv) expanding Dodge’s product margin by partnering with our manufacturing facilities in lower cost countries, (v) applying our product development process and material science to Dodge’s products, and (vi) a few facility rationalizations. We intend to implement various integration strategies soon after closing of the Pending Acquisition to begin capturing these expected synergies while minimizing any material costs and any interruption to the two businesses. However, there is no assurance of when, or if, we will be able to achieve the anticipated synergies from the Pending Acquisition. See “Risk Factors — Risks Related to the Pending Acquisition — We may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected” in the accompanying prospectus.

Our Business Strategy
Currently, our strategy is built around maintaining our role as a leading manufacturer of precision bearings and components through the following efforts:
•
Developing innovative solutions.   By leveraging our design and manufacturing expertise and our extensive customer relationships, we continue to develop new products for markets in which there are substantial growth opportunities.

•
Expanding customer base and penetrating end markets.   We continually seek opportunities to access new customers, geographic locations and bearing platforms with existing products or profitable new product opportunities.

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Increasing aftermarket sales.   We believe that increasing our aftermarket sales of replacement parts will further enhance the continuity and predictability of our net sales and enhance our profitability. Such sales include sales to third party distributors, and sales to OEMs for replacement products and aftermarket services. We expect to increase our percentage of net sales derived from the replacement market by continuing to gain market share with new and existing OEMs.

•
Pursuing selective acquisitions.   The acquisition of businesses that complement or expand our operations has been and continues to be an important element of our business strategy. We believe that there will continue to be consolidation within the industry that may present us with acquisition opportunities.

We have demonstrated expertise in acquiring and integrating bearing and precision engineered component manufacturers that have complementary products or distribution channels and have provided significant margin enhancement. We have consistently increased the profitability of acquired businesses through a process of methods and systems improvement coupled with the introduction of complementary and proprietary new products. From 1990 through our fiscal year ended April 3, 2021, we have completed 27 acquisitions (excluding Dodge), which have broadened our end markets, products, customer base and geographic reach.
Our Competitive Strengths
We believe that we are well-positioned to meet our obligations to customers, grow our business and create shareholder value because of the following factors:
•
Manufacturer of highly engineered precision bearings and products.   We focus primarily on highly technical or regulated bearing products and engineered products for specialized markets that require sophisticated design, testing and manufacturing capabilities. For the majority of our products, the culmination of our lengthy design and engineering process is the receipt of a product approval or certification, generally obtained from either the OEM, the Department of Defense or the Federal Aviation Administration, which allows us to supply the product to the OEM customer and to the aftermarket. These approvals often give us a competitive advantage as we are often the only approved supplier of a given bearing or engineered product for a particular customer. We believe our unique expertise has enabled us to garner leading positions in many of the product markets in which we primarily compete.
•
Track record of sales growth.   We have a demonstrated ability to grow our business at an approximately 7% net sales Compound Annual Growth Rate (“CAGR”) over the last 19 years, or approximately 8% net sales CAGR excluding fiscal 2021 (which was impacted by the global COVID-19 pandemic). We believe our culture of continuous improvement has sustained a high-single digit net sales growth through the cycle, which is a key management target that is rigorously pursued.

(1)
The net sales figures in the above graph for years prior to our adoption of Accounting Standards Codification 606, Revenue From Contracts with Customers in fiscal 2019 have not been modified and reflect the accounting standards in effect at the relevant time.

•
Culture of continuous improvement driving margin expansion.   We have established a proven strategy for sustained margin improvement of our business. Our ongoing commitment to process engineering excellence allows us to manufacture many proprietary products cost effectively that other providers find challenging. We continually evaluate our manufacturing and other operations to maximize efficiencies in order to maintain competitive prices while maximizing our profit margins. We maintain highly coordinated plants and perform frequent and ongoing reviews of our cost structure to assess profitability of each product line by facility. Furthermore, many of our long-term agreements have mechanisms to pass through inflationary cost increases. For our smaller customers without long-term agreements and our industrial distribution channel we are typically able to implement price increases to offset cost increases.

•
Stable revenue from aftermarket sales.   We have long-term customer relationships and frequent replacement cycles that provide steady net sales. Our extensive installed base of proprietary products results in strong consistent aftermarket sales. Our long-term agreements provide stability and predictability of net sales. In fiscal 2021, we estimate that a substantial portion of our net sales were generated under long-term contracts. We serve a broad range of end markets where we can add value with our specialty precision bearings and engineered products, components, and applications. With the Pending Acquisition, we will significantly increase our net sales from aftermarket sales given that Dodge’s aftermarket revenue represents a significant portion of their total revenue. Dodge’s large installed base of existing products used throughout the industry and installed over decades creates a significant replacement demand driven by “like-for-like” purchasing preference. Furthermore, Dodge has strong customer relationships that span over 40 years on average with its top customers and sells to over 2,300 distributor locations globally with over 800 OEMs served.
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Competitive advantages.   We are active in markets with sustainable growth where we believe opportunities for profitable expansion and defensible franchises exist. We estimate that a substantial portion of our fiscal 2021 net sales is from sole/single-source or proprietary products requiring lengthy and difficult approval processes. Our competitive advantage is driven by (i) strong customer relationships with long-term contracts, (ii) the nature of our highly specialized products that require high customer service levels, extensive technical support, short lead times and small production runs, (iii) typical product development life cycles of 3 to 10 years, and (iv) high switching costs due to the stringent and lengthy certification process for many OEM, commercial aerospace, and defense market products. Furthermore, the highly technical or regulated bearing products and engineered products we provide typically present only a small fraction of the total production cost for most of the machines, aircraft and mechanical systems into which our products are integral and often mission-critical.

•
Attractive financial characteristics with strong margin, free cash flow and highly variable cost structure.   We have a strong focus on operational excellence that has provided high margins over recent years. We have historically generated significant free cash flow, which we define as cash provided by operating activities less capital expenditures (“Free Cash Flow”). Over the last three fiscal years, we have generated approximately $326 million of Free Cash Flow, increasing from $67 million in fiscal 2019 to $141 million in fiscal 2021 (without giving effect to the Pending Acquisition). Furthermore, we have a highly variable cost structure, which allows us to preserve free cash flow and reduce costs in weaker economic periods, as evidenced by our financial performance in fiscal 2021. The below table presents a summary of certain key financial metrics for the periods indicated:

($ in thousands)	Fiscal Year Ended April 3, 2021	Fiscal Year Ended March 28, 2020	Fiscal Year Ended March 30, 2019
Net sales	$608,984	$727,461	$702,516
Operating income	$111,458	$156,785	$132,035
Adjusted EBITDA(1)	$174,255	$209,220	$195,504
Adjusted EBITDA Margin(1)	28.6%	28.8%	27.8%
($ in thousands)	Fiscal Year Ended April 3, 2021	Fiscal Year Ended March 28, 2020	Fiscal Year Ended March 30, 2019
Cash provided by operating activities	$152,453	$155,621	$108,547
Capital Expenditures	(11,772)	(37,297)	(41,346)
Free Cash Flow(1), (2), (3)	$140,681	$118,324	$67,201
Adjusted Net Income(1), (2)	96,888	126,398	119,681
Free Cash Flow Conversion(1), (3)	145.2%	93.6%	56.2%

(1)
We present Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Free Cash Flow Conversion, which are non-GAAP financial measures, to supplement our results of operations presented in accordance with U.S. GAAP. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with U.S. GAAP. For our definitions of and additional information about Free Cash Flow, Adjusted Net Income and Free Cash Flow Conversion, a description of how these measures are calculated, the limitations of these measures and a reconciliation to their most directly comparable U.S. GAAP measures, see “Summary Historical and Unaudited Pro Forma Condensed Financial Information — RBC — Non-GAAP Financial Measures.”

(2)
Adjusted Net Income is defined as net income excluding the impact of costs related to restructuring and consolidation and certain one-off items, including costs related to a certain cybersecurity incident that occurred during February 2021, further details of which are provided in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, which is incorporated by reference in this prospectus supplement.

(3)
Free Cash Flow Conversion is defined as free cash flow divided by Adjusted Net Income.

•
Highly experienced management team.   Our executive management team has extensive operational experience and deep industry knowledge, as well as significant prior experience executing and successfully integrating strategic acquisitions. Notably, Dr. Michael Hartnett has been the Chief Executive Officer of RBC Bearings since 1992, leading our company’s growth and strategic positioning for almost three decades with most of his direct reports having been with the Company for 20 to 25 years. Likewise, the Dodge management team, which will continue to manage and operate Dodge following the Pending Acquisition, has many decades of industry and operating expertise. We expect we will benefit from the knowledge and experience of both management teams as we successfully integrate Dodge into our existing portfolio.

Concurrent Financing Transactions
Concurrently with, or following the closing of, this offering of mandatory convertible preferred stock, we intend to enter into a series of transactions described below (collectively, the “Financing Transactions”). We intend to use the net proceeds from the Financing Transactions to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes.
Common Stock Concurrent Offering
Concurrently with this offering, we are offering 3,000,000 shares of our common stock, plus up to an additional 450,000 shares of our common stock that the underwriters of the Common Stock Concurrent Offering have the option to purchase from us. The Common Stock Concurrent Offering is being made pursuant to a separate prospectus supplement and accompanying prospectus in a public offering registered under the Securities Act.
We estimate that the net proceeds to us from the Common Stock Concurrent Offering, if it is consummated, will be approximately $526.4 million (or approximately $605.5 million if the underwriters of the Common Stock Concurrent Offering fully exercise their option to purchase additional shares of common stock), after deducting underwriting discounts and commissions and our estimated offering expenses.
The Common Stock Concurrent Offering is expected to close on or about the same date as the closing of this offering of mandatory convertible preferred stock, subject to customary closing conditions. We cannot assure you that the Common Stock Concurrent Offering will be completed . The completion of this offering is not contingent on the completion of the Common Stock Concurrent Offering, and the completion of the Common Stock Concurrent Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Common Stock Concurrent Offering will be consummated or that we will receive any additional proceeds from the Common Stock Concurrent Offering if it is not consummated. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any common stock we are offering in the Common Stock Concurrent Offering.
See “The Additional Offerings — Common Stock Concurrent Offering.”
The New Credit Agreement
We are currently in active negotiations with certain lenders to enter into the New Credit Agreement (as defined below) with our subsidiary, Roller Bearing Company of America, Inc., as borrower, which is expected to provide for certain term loans in an aggregate principal amount not to exceed $1.3 billion (the “Term Facility”) and a revolving credit facility in an aggregate principal amount not to exceed $500.0 million (the “Revolving Facility”). We expect to use the proceeds of the Term Facility to consummate the Pending Acquisition, including for the payment of permitted expenses and fees related thereto, and the proceeds of borrowings under the Revolving Facility may be used for the payment of permitted expenses and fees related to the Pending Acquisition, for working capital or for other general corporate purposes.
The completion of this offering is not contingent on our entry into the Term Facility or the Revolving Facility, and our entry into the Term Facility and the Revolving Facility is not contingent on the completion of this offering. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the New Credit Agreement and the terms thereof remain subject to change. The foregoing summary of the anticipated terms of the New Credit Agreement has been prepared in good faith based upon assumptions that management considers reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the New Credit Agreement will be executed on such terms, or at all, and the foregoing summary should not be viewed as fact. The actual terms of the New Credit Agreement may differ significantly from the foregoing summary and no representation or warranty is made with respect to the predictive accuracy thereof.
See “Description of Indebtedness.”
Potential Offering of Senior Notes
In addition to this offering, one of our subsidiaries, Roller Bearing Company of America, Inc. (the “Senior Notes Issuer”), intends to offer $500.0 million in aggregate principal amount of Senior Notes. The offering of Senior Notes is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus delivery requirements of the Securities Act.
We expect that the Senior Notes Issuer will deposit the proceeds from the sale of the Senior Notes into a segregated escrow account pending the consummation of the Pending Acquisition. The release of the escrow proceeds will be subject to the satisfaction of certain conditions, including consummation of the Pending Acquisition (the date of such release, the “Completion Date”). We expect that the Senior Notes will be redeemable by us if the Pending Acquisition is not consummated and in other customary circumstances.
Prior to the Completion Date, we expect that the Senior Notes will be secured by a first priority security interest in the funds held in the escrow account and will not be guaranteed. From and after the Completion Date, we expect that the Senior Notes will be guaranteed by us and certain of the Senior Notes Issuer’s existing and future wholly owned domestic subsidiaries that guarantee the New Credit Agreement. We expect the Senior Notes to contain customary covenants, restrictions and events of default for a transaction of this type.
The completion of this offering is not contingent on the Senior Notes Offering and the completion of the Senior Notes Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Senior Notes Offering will be consummated or that we or our subsidiaries will receive any additional proceeds from the Senior Notes Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any Senior Notes. As of the date of this prospectus supplement, we have yet to agree to the final terms of or enter into definitive documentation for the Senior Notes Offering. The terms of the Senior Notes remain subject to change and may differ materially from what we expect. The foregoing summary of the anticipated terms of the Senior Notes Offering reflects assumptions that management considers to be reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the Senior Notes Offering will be consummated on the terms anticipated by management, if at all.
See “The Additional Offerings — Senior Notes Offering” of this prospectus supplement and “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus.
Summary of Risk Factors
Investing in our mandatory convertible preferred stock involves risks and uncertainties. Before making an investment in our mandatory convertible preferred stock, you should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including in the “Risk Factors” sections of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021. Below is a concise description of certain material risk factors that are further described in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. The summary does not purport to summarize all of the risks that you should consider in making your decision to invest in any shares of mandatory convertible preferred stock and should be read together with the risks set forth under the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus and the additional risks described in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 and in the other documents that are incorporated by reference herein and in the accompanying prospectus.
Risks Related to the Pending Acquisition
•
We may not complete the Pending Acquisition within the time frame we anticipate or at all.

•
We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all.

•
We may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected.

•
We may not be able to efficiently integrate Dodge into our operations.

•
We have incurred significant transaction costs and may incur integration costs in connection with the Pending Acquisition.

•
The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and our actual financial condition and results of operations following completion of the Pending Acquisition and the Financing Transactions may differ materially.

Risks Related to Dodge’s Business
•
Dodge’s operations in emerging markets expose it to risks associated with conditions in those markets.

•
If Dodge is unable to obtain performance and other guarantees from financial institutions, it may be prevented from bidding on, or obtaining, some contracts, or its costs with respect to such contracts could be higher.

Risks Related to the Offering, our Mandatory Convertible Preferred Stock and our Common Stock
•
The mandatory convertible preferred stock will be junior to our indebtedness and will be structurally junior to the liabilities of our subsidiaries.

•
We conduct all of our operations through our subsidiaries and will rely on our subsidiaries to pay cash dividends on the mandatory convertible preferred stock

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The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

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You will bear the risk of fluctuations in the trading price of our common stock.

•
If the trading price of our common stock increases, then a direct investment in our common stock will earn higher returns from such increase than would an investment in the mandatory convertible preferred stock.

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We may not have sufficient funds to pay, or may choose not to pay, dividends on the mandatory convertible preferred stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.

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Not all events that may adversely affect the trading price of the mandatory convertible preferred stock and our common stock will result in an adjustment to the boundary conversion rates and the boundary conversion prices.

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The make-whole fundamental change provisions may not adequately compensate you for any loss in the value of the mandatory convertible preferred stock that may result from a make-whole fundamental change.

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The mandatory convertible preferred stock has only limited voting rights.

•
You will have no rights with respect to our common stock until the mandatory convertible preferred stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

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We may issue preferred stock in the future that ranks equally with the mandatory convertible preferred stock with respect to dividends or liquidation rights, which may adversely affect the rights of preferred stockholders.

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There is currently no trading market for the mandatory convertible preferred stock. If an active trading market does not develop, then preferred stockholders may be unable to sell their mandatory convertible preferred stock at desired times or prices, or at all.

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The trading price of our common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the mandatory convertible preferred stock.

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The issuance or sale of shares of our common stock (or rights to acquire shares of our common stock), could depress the trading price of our common stock and the mandatory convertible preferred stock.

•
You may be diluted by future issuances of our common stock or instruments convertible into shares of common stock.

•
Recent and future regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the mandatory convertible preferred stock and the ability of investors to implement a convertible arbitrage trading strategy.

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You may be subject to tax if we adjust, or fail to adjust, the boundary conversion rates, even though you will not receive a corresponding cash distribution.

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Provisions of the mandatory convertible preferred stock could delay or prevent an otherwise beneficial takeover of us.

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If the Pending Acquisition is not completed, our management will have broad discretion to use the net proceeds from this offering.

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We will not be obligated to redeem mandatory convertible preferred stock if the Pending Acquisition is not completed.

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This offering is not contingent on the consummation of the Term Facility, the Revolving Facility or the Additional Offerings.

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The accounting method for the mandatory convertible preferred stock may result in lower reported net earnings attributable to common stockholders and lower reported diluted earnings per share.

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Because the mandatory convertible preferred stock will initially be held in book-entry form, preferred stockholders must rely on DTC’s procedures to exercise their rights and remedies.

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Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

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We do not currently intend to pay dividends on our common stock.

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Provisions in our charter documents may prevent or hinder efforts to acquire a controlling interest in us.

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Quarterly performance can be affected by the timing of government product inspections and approvals.

Corporate Information
Our principal executive office is located at One Tribology Center, 102 Willenbrock Road, Oxford, CT 06478, and our telephone number is (203) 267-7001. Our website is www.rbcbearings.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and the inclusion of our website address in this prospectus supplement and the accompanying prospectus is intended as an inactive textual reference only.

THE OFFERING
The summary below describes the principal terms of the mandatory convertible preferred stock. Certain of the terms of the mandatory convertible preferred stock described below are subject to important limitations and exceptions that are described in more detail under the caption “Description of Mandatory Convertible Preferred Stock.” As used in this section, “we,” “our” and “us” refer to RBC Bearings Incorporated and not to any of its subsidiaries.
Issuer
RBC Bearings Incorporated.
Securities Offered
5.00% Series A Mandatory Convertible Preferred Stock.
Amount Offered
4,000,000 shares of mandatory convertible preferred stock. We have granted the underwriters an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional 600,000 shares of mandatory convertible preferred stock solely to cover over-allotments.
Public Offering Price
$100.00 per share of mandatory convertible preferred stock.
Liquidation Preference
$100 per share of mandatory convertible preferred stock.
Minimum Conversion Rate
0.4413 shares of common stock per share of mandatory convertible preferred stock, subject to adjustment.
Maximum Conversion Rate
0.5405 shares of common stock per share of mandatory convertible preferred stock, subject to adjustment.
Minimum Conversion Price
$185.00 per share of common stock, subject to adjustment. The initial minimum conversion price is equal to the public offering price per share of our common stock in the Common Stock Concurrent Offering.
Maximum Conversion Price
$226.63 per share of common stock, subject to adjustment.
Floor Price
35% of the minimum conversion price. The initial floor price is $64.75 per share of common stock.
Dividend Payment Dates
January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2022 and ending on, and including, October 15, 2024.
Regular Record Dates
January 1, April 1, July 1 and October 1 immediately preceding the applicable dividend payment date.
Dividends
The mandatory convertible preferred stock will accumulate cumulative dividends at a rate per annum equal to 5.00% on the liquidation preference thereof, regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described in this prospectus supplement, such dividends will be payable when, as and if declared by our board of directors, out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on each dividend payment date to the preferred stockholders of record as of the close of business on the regular record date immediately preceding the applicable dividend payment date. No interest, dividend or other amount will accrue or accumulate on any dividend on the mandatory convertible preferred stock that is not declared or paid on the applicable dividend payment date.
If declared in full for payment in cash, the first scheduled dividend on the mandatory convertible preferred stock payable on January 15, 2022 will be approximately $1.5417 per share, assuming that the initial closing of this offering of mandatory convertible preferred stock occurs on September 24, 2021. Each subsequent scheduled quarterly dividend, if declared in full for payment in cash, will be $1.25 per share.
Declared dividends on the mandatory convertible preferred stock will be payable, at our election, in cash, shares of our common stock or a combination of cash and shares of our common stock, in the manner, and subject to the provisions, described in this prospectus supplement. If we elect to pay any portion of a declared dividend in shares of our common stock, then those shares will be valued at the “dividend stock price” (as defined in this prospectus supplement). However, the number of shares of common stock that we will deliver as payment for any declared dividend will be limited to a maximum number equal to the total dollar amount of the declared dividend (including any portion thereof that we have not elected to pay in shares of our common stock) divided by the floor price. If the number of shares that we deliver is limited as a result of this provision, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash.
See “Description of Mandatory Convertible Preferred Stock — Dividends.”
Mandatory Conversion
Unless previously converted or redeemed, each share of mandatory convertible preferred stock will automatically convert, for settlement on the “mandatory conversion settlement date,” which is scheduled to occur on or about October 15, 2024.
The conversion rate that will apply to mandatory conversions (the “mandatory conversion rate”) will be determined based on the average of the “daily VWAPs” (as defined in this prospectus supplement) over the “mandatory conversion observation period,” which is the 20 consecutive “VWAP trading days” (as defined in this prospectus supplement) beginning on, and including, the 21st “scheduled trading day” (as defined in this prospectus supplement) immediately before October 15, 2024. We refer to this average as the “mandatory conversion stock price.” As more fully described under the caption “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Mandatory Conversion,” the mandatory conversion rate will generally be as follows:
However, if an “unpaid accumulated dividend amount” (as defined in this prospectus supplement) exists as of the last

VWAP trading day of the mandatory conversion observation period (the “mandatory conversion date”), then we will, in certain circumstances described in this prospectus supplement, increase the applicable conversion rate to compensate preferred stockholders for such unpaid accumulated dividend amount. For purposes of calculating the increase to the applicable conversion rate, our common stock will be valued at the greater of (i) the “dividend make-whole stock price” (as defined in this prospectus supplement) and (ii) the floor price. However, if the floor price exceeds the dividend make-whole stock price, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash to the converting preferred stockholders.
See “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Mandatory Conversion.”
Early Conversion at the Option of the Preferred
Stockholders
Preferred stockholders will have the right to convert all or any portion of their shares of mandatory convertible preferred stock at any time until the close of business on the mandatory conversion date. Early conversions (other than in connection with a make-whole fundamental change) will be settled at the minimum conversion rate.
However, if an unpaid accumulated dividend amount exists as of the relevant early conversion date, then we will, in certain circumstances described in this prospectus supplement, increase the applicable conversion rate to compensate preferred stockholders for such unpaid accumulated dividend amount. For purposes of calculating the increase to the applicable conversion rate, our common stock will be valued at the greater of the dividend make-whole stock price and the floor price. If the floor price exceeds the dividend make-whole stock price, then we will have no obligation to pay the related deficiency in cash or any other consideration.
Early Conversion in Connection with a Make-Whole Fundamental Change
If a “make-whole fundamental change” (as defined in this prospectus supplement) occurs, then preferred stockholders will, in certain circumstances, be entitled to convert their mandatory convertible preferred stock at an increased conversion rate for a specified period of time. We refer to such a conversion as a “make-whole fundamental change conversion.”
In addition, upon a make-whole fundamental change conversion, we will, in certain circumstances described in this prospectus supplement, pay an additional amount to converting preferred stockholders to compensate them for the unpaid accumulated dividend amount, if any, and a “future dividend present value amount” (as defined in this prospectus supplement). We will pay this additional amount in cash, to the extent we are legally able to do so, unless we elect to pay all or any portion thereof in shares of our common stock. If we elect to pay all or any portion of the unpaid accumulated dividend amount or future dividend present value amount in shares of our common stock, then those shares will be valued at the greater of the dividend make-whole stock price and the floor price. However, if the floor price exceeds the dividend make-whole stock price, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash to the converting preferred stockholders.
See “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Conversion During a Make-Whole Fundamental Change Conversion Period.”
Optional Redemption
We expect to use the net proceeds from this offering and, if they are consummated, the Term Facility, the Revolving Facility and the Additional Offerings to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes. If the Pending Acquisition has not closed as of the close of business on January 26, 2022, or if, before such time, the Purchase Agreement is terminated in accordance with its terms or our board of directors determines, in its reasonable judgment, that the Pending Acquisition will not occur, then we will have the right to redeem all, but not less than all, of the mandatory convertible preferred stock.
If the average of the last reported sale prices per share of our common stock for the five consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice (such average, the “redemption stock price”) does not exceed the minimum conversion price, then the redemption price per share of mandatory convertible preferred stock will consist of cash in an amount equal to the liquidation preference per share plus accumulated and unpaid dividends to, but excluding, the redemption date (subject to the right of preferred stockholders as of the close of business on a regular record date for a declared dividend to receive that declared dividend). If the redemption stock price exceeds the minimum conversion price, then the redemption price will consist of a “redemption option value share amount” and a “redemption dividend value dollar amount” (each, as defined in this prospectus supplement), which will be payable, at our election, in cash, shares of our common stock or a combination of cash and shares of our common stock, in the manner, and subject to the provisions, described in this prospectus supplement.
See “Description of Mandatory Convertible Preferred Stock — Optional Redemption Upon an Acquisition Non-Occurrence Event.”
Voting Rights
The mandatory convertible preferred stock will have no voting rights except as described in this prospectus supplement or as provided in our certificate of incorporation (as defined below) or required by the Delaware General Corporation Law.
If accumulated dividends on the outstanding mandatory convertible preferred stock have not been declared and paid in an aggregate amount corresponding to six or more dividend periods, whether or not consecutive, then, subject to the other provisions described in this prospectus supplement, we will cause the authorized number of our directors to be increased by two and the holders of the mandatory convertible preferred stock, voting together as a single class with the holders of each class or series of “voting parity stock” (as defined in this prospectus supplement), if any, will have the right to elect two directors (the “preferred stock directors”) to fill such two new directorships at our next annual meeting of stockholders (or, if earlier, at a special meeting of our stockholders called for such purpose in accordance with the procedures described below under the caption “Description of Mandatory Convertible Preferred Stock — Voting Rights — Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event”). If, thereafter, all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been paid in full, then the right of the holders of the mandatory convertible preferred stock to elect two preferred stockholders will terminate. Upon the termination of such right with respect to the mandatory convertible preferred stock and all other outstanding voting parity stock, if any, the term of office of each person then serving as a preferred stock director will immediately and automatically terminate and the authorized number of our directors will automatically decrease by two.
Subject to the exceptions and limitations described in this prospectus supplement, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, representing at least two thirds of the combined outstanding voting power of the mandatory convertible preferred stock and such voting parity stock will be required for certain transactions or events, including (i) certain amendments to our certificate of incorporation or the certificate of designations establishing the terms of the mandatory convertible preferred stock; (ii) certain consolidations, combinations and mergers involving us; and (iii) certain binding or statutory share exchanges or reclassifications involving the mandatory convertible preferred stock.
Ranking
The mandatory convertible preferred stock will rank as follows:
•
senior to (i) “dividend junior stock” (as defined in this prospectus supplement, and which includes our common stock) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined in this prospectus supplement, and which includes our common stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•
equally with (i) “dividend parity stock” (as defined in this prospectus supplement) with respect to the payment of dividends; and (ii) “liquidation parity stock” (as defined in this prospectus supplement) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•
junior to (i) “dividend senior stock” (as defined in this prospectus supplement) with respect to the payment of dividends; and (ii) “liquidation senior stock” (as defined in this prospectus supplement) with respect to the distribution of assets upon our liquidation, dissolution or winding up;
•
junior to our existing and future indebtedness and other liabilities; and

•
structurally junior to all of our subsidiaries’ existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock.

As of July 3, 2021, excluding intercompany indebtedness, we had approximately $10.8 million of consolidated indebtedness outstanding, one of our subsidiaries expects to issue $500.0 million in aggregate principal amount of Senior Notes in the Senior Notes Offering, and we expect to enter into the New Credit Agreement, which we expect to provide a Term Facility in an amount not to exceed $1.3 billion and a Revolving Facility in an amount not to exceed $500.0 million.
Listing
No public market currently exists for the mandatory convertible preferred stock. We intend to apply to list the mandatory convertible preferred stock on the Nasdaq Global Select Market under the symbol “ROLLP.” If the listing is approved, we expect trading to commence within 30 days after the date the mandatory convertible preferred stock is first issued.
Nasdaq Global Select Market Symbol for our Common
Stock
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ROLL.” On September 21, 2021, the last reported sale price of our common stock was $189.30 per share.
Transfer Agent, Paying Agent and Conversion Agent
Computershare Trust Company, N.A.
Concurrent Offering of Common Stock
Concurrently with this offering, we are offering 3,000,000 shares of our common stock, plus up to an additional 450,000 shares of our common stock that the underwriters of the Common Stock Concurrent Offering have the option to purchase from us. The Common Stock Concurrent Offering is being made pursuant to a separate prospectus supplement in a public offering registered under the Securities Act. The completion of this offering is not contingent on the completion of the Common Stock Concurrent Offering, and the completion of the Common Stock Concurrent Offering is not contingent on the completion of this offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the shares of our common stock we are offering in the Common Stock Concurrent Offering. See “The Additional Offerings — Common Stock Concurrent Offering.”
Potential Offering of Senior
Notes
In addition to this offering, one of our subsidiaries, Roller Bearing Company of America, Inc., intends to offer $500.0 million in aggregate principal amount of Senior Notes. The offering of Senior Notes is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of the Senior Notes Offering, and the completion of the Senior Notes Offering is not contingent on the completion of this offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the Senior Notes. As of the date of this prospectus supplement, we have yet to agree to the final terms of or enter into definitive documentation for the Senior Notes Offering. The terms of the Senior Notes remain subject to change and may differ materially from what we expect. The foregoing summary of the anticipated terms of the Senior Notes Offering reflects assumptions that management considers to be reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the Senior Notes Offering will be consummated on the terms anticipated by management, if at all. See “The Additional Offerings — Senior Notes Offering” of this prospectus supplement and “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus.
The New Credit Agreement
We are currently in active negotiations with certain lenders to enter into the New Credit Agreement with our subsidiary, Roller Bearing Company of America, Inc., as borrower, which is expected to provide a Term Facility in an amount not to exceed $1.3 billion and a Revolving Facility in an amount not to exceed $500.0 million. As of the date of this prospectus supplement, we have yet to agree to the terms of or enter into definitive documentation for the New Credit Agreement and the terms thereof remain subject to change. No assurances can be given that the New Credit Agreement will be executed on such terms, or at all. See “Description of Indebtedness.”
Shares Outstanding After this Offering and the Common Stock Concurrent Offering
Immediately after the consummation of this offering, 4,000,000 (or 4,600,000, if the underwriters fully exercise their option to purchase additional mandatory convertible preferred stock) shares of mandatory convertible preferred stock will be outstanding. If the Common Stock Concurrent Offering is consummated, 28,420,621 (or, if the underwriters of the Common Stock Concurrent Offering fully exercise their option to purchase additional shares of common stock, 28,870,621) shares of our common stock will be outstanding immediately after the consummation of the Common Stock Concurrent Offering of 3,000,000 shares of common stock (or 3,450,000 shares of common stock if the underwriters of the Common Stock Concurrent Offering fully exercise their option to purchase additional shares of common stock).

Use of Proceeds
We estimate that the net proceeds to us from this offering will be approximately $387.2 million (or approximately $445.4 million if the underwriters fully exercise their option to purchase additional mandatory convertible preferred stock) after deducting underwriting discounts and commissions and our estimated offering expenses. We estimate that the net proceeds to us from the Common Stock Concurrent Offering, if it is consummated, will be approximately $526.4 million (or approximately $605.5 million if the underwriters of the Common Stock Concurrent Offering fully exercise their option to purchase additional shares of common stock) after deducting underwriting discounts and commissions and our estimated offering expenses. Additionally, we expect that the New Credit Agreement will provide for a Term Facility in an amount not to exceed $1.3 billion and a Revolving Facility in an amount not to exceed $500.0 million. We estimate that the proceeds from the Senior Notes Offering, if it is consummated, will be approximately $500.0 million, before deducting the initial purchasers’ discounts and commissions and before deducting estimated offering expenses. However, the terms of the Senior Notes remain subject to change and may differ materially from what we expect.
We intend to use the net proceeds from this offering and, if they are consummated, the Term Facility, the Revolving Facility and the Additional Offerings to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes. The completion of this offering is not contingent on the consummation of the Term Facility, the Revolving Facility or the Additional Offerings.
Risk Factors
Investing in our mandatory convertible preferred stock involves a high degree of risk. See “Risk Factors” included in this prospectus supplement, the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the mandatory convertible preferred stock.
Material U.S. Federal Income Tax Considerations
For a description of material U.S. federal income tax consequences of purchasing, owning, converting and disposing of the mandatory convertible preferred stock and owning and disposing of the shares of our common stock received upon conversion of the mandatory convertible preferred stock, see “Material U.S. Federal Income Tax Considerations.”
Book-Entry Form
We will initially issue the mandatory convertible preferred stock in the form of one or more global certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), which we will deposit with the transfer agent as custodian for DTC. Beneficial interests in global certificates will be shown on, and transfers of mandatory convertible preferred stock represented by global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing any mandatory convertible preferred stock. See “Description of Mandatory Convertible Preferred Stock — Book Entry, Settlement and Clearance.”
The number of outstanding shares of our common stock presented in this prospectus supplement is based on 25,420,621 shares outstanding as of July 3, 2021. As of July 3, 2021, an aggregate of 544,292 shares of common stock were reserved for future issuance under our 2013 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan (each, as defined and further described in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 incorporated by reference in this prospectus supplement). On September 8, 2021, our 2021 Long-Term Incentive Plan (as defined in our Current Report on Form 8-K filed with the SEC on September 10, 2021) came into effect when it was approved by our stockholders. An aggregate of 1,500,000 shares of common stock are issuable under the 2021 Long-Term Incentive Plan and, as of the date of this prospectus supplement, we have yet to issue any awards under our 2021 Long-Term Incentive Plan. The outstanding share information set forth above assumes no issuance of shares of common stock reserved for issuance under our equity incentive plans. It excludes (i) 2,162,000 (or 2,486,300, if the underwriters of this offering of mandatory convertible preferred stock fully exercise their option to purchase additional shares of mandatory convertible preferred stock) shares of common stock issuable upon conversion of the mandatory convertible preferred stock at the initial maximum conversion rate; and (ii) additional shares of common stock that we may elect to issue as payment for all or any portion of declared dividends on the mandatory convertible preferred stock. Additionally, the outstanding share information set forth above assumes:
•
no exercise of options outstanding under our 2013 Long-Term Incentive Plan. As of July 3, 2021, there were 190,847 outstanding options to purchase shares of common stock granted under the 2013 Long-Term Incentive Plan with a weighted average exercise price of $92.20; and

•
no exercise of options outstanding under our 2017 Long-Term Incentive Plan. As of July 3, 2021, there were 503,794 outstanding options to purchase shares of common stock granted under the 2017 Long-Term Incentive Plan with a weighted average exercise price of $156.77.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION
The information below is only a summary and should be read in conjunction with RBC’s audited and unaudited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 and our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, as well as Dodge’s audited combined financial statements for the year ended December 31, 2020 and unaudited condensed combined financial statements for the three and six months ended June 30, 2021 and 2020, which are included in our Current Report on Form 8-K filed with the SEC on September 20, 2021, which are incorporated by reference herein, in addition to the section titled “Management’s Discussion and Analysis of Dodge’s Financial Condition and Results of Operations” in this prospectus supplement.
RBC
The following tables set forth certain summary historical consolidated financial information of RBC and summary unaudited pro forma condensed combined financial information of RBC and Dodge for the dates and periods indicated. The summary historical consolidated financial information of RBC has been derived from, and should be read in conjunction with, RBC’s audited and unaudited consolidated financial statements, which have been filed with the SEC and incorporated by reference herein.
The summary unaudited pro forma condensed combined financial information presented below has been derived by applying to the historical consolidated financial statements of RBC the pro forma adjustments described in the unaudited pro forma condensed combined financial information included as Exhibit 99.3 within RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021. Such unaudited pro forma condensed combined financial information gives effect to the Pending Acquisition and the Financing Transactions as if they had occurred on March 29, 2020, the first day of RBC’s fiscal year 2021 and the beginning of RBC’s annual period, in the case of the unaudited pro forma condensed combined statements of operations, and as of July 3, 2021, in the case of the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included as Exhibit 99.3 within RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which is incorporated by reference herein and should be read in its entirety. See also the section below titled “ — Dodge” for certain summary historical combined information of Dodge.
The unaudited pro forma condensed combined financial information has been prepared by us solely for informational purposes in accordance with Regulation S-X Article 11, “Pro Forma Financial Information” and is not necessarily indicative of what our combined company’s financial condition or results of operations would have been had the Pending Acquisition and the Financing Transactions occurred at an earlier date or on the dates assumed. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of our combined company. The actual results of our combined company may differ significantly from those reflected in the unaudited pro forma combined financial information. The unaudited combined pro forma financial information does not include adjustments to reflect the realization of any costs from operating efficiencies, synergies or other restructuring activities that might result from the Pending Acquisition. The unaudited pro forma condensed combined financial information was prepared prior to the date of this prospectus supplement and reflects specific assumptions relating to the terms, size and other aspects of Financing Transactions, which will be superseded by the proposed final terms of the applicable transaction, including as set forth in this prospectus supplement. For more information on the proposed final terms of the Common Stock Concurrent Offering, see “The Additional Offerings.”

	RBC Historical		Pro Forma Combined
(in thousands, except share and per share data)	Year Ended April 3, 2021	Three Months Ended July 3, 2021	Year Ended April 3, 2021	Three Months Ended July 3, 2021
Statement of Operations Information
Net sales	$608,984	$156,205	$1,158,981	$323,163
Cost of sales	374,878	92,432	759,084	198,993
Gross margin	234,106	63,773	399,897	124,170
Operating expenses:
Selling, general and administrative	106,000	29,802	184,289	54,196
Other, net	16,648	3,248	123,611	18,171
Total operating expenses	122,648	33,050	307,900	72,367
Operating income (loss)	111,458	30,723	91,997	51,803
Interest expense, net	1,430	319	54,338	13,509
Other non-operating (income)/expense	(31)	(465)	359	(401)
Income (loss) before income taxes	110,059	30,869	37,300	38,695
Provision (benefit) for income taxes	20,426	4,870	5,694	6,974
Net income (loss)	$89,633	$25,999	$31,606	$31,721
Dividends on Preferred Stock	—	—	(20,000)	(5,000)
Net income (loss) available to the stockholders	$89,633	$25,999	$11,606	$26,721
Net income (loss) per common share:
Basic	$3.61	$1.04	$0.42	$0.95
Diluted	$3.58	$1.03	$0.41	$0.94
(in thousands)	RBC Historical As of July 3, 2021	Pro Forma Combined As of July 3, 2021
Balance Sheet Information
Cash and cash equivalents	$175,771	$139,668
Marketable securities	120,320	—
Total current assets	786,124	861,848
Total assets	1,490,599	4,726,093
Total current liabilities	95,502	296,909
Long-term debt, less current portion	10,249	1,726,444
Total liabilities	216,223	2,503,368
Total stockholders’ equity	1,274,376	2,222,725
Total liabilities and stockholders’ equity	1,490,599	4,726,093
Non-GAAP Financial Measures
We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Free Cash Flow Conversion, each of which are non-GAAP financial measures, to supplement our results of operations presented in accordance with U.S. GAAP. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with U.S. GAAP. See “Basis of Presentation — Non-GAAP Financial Measures.”

(in thousands, except percentages)	Year Ended April 3, 2021	Year Ended March 28, 2020	Year Ended March 30, 2019	Three Months Ended July 3, 2021	Twelve Months Ended July 3, 2021
Adjusted EBITDA	$174,255	$209,220	$195,504	$45,264	$175,752
Adjusted EBITDA Margin	28.6%	28.8%	27.8%	29.0%	28.9%
Adjusted Net Income	$96,888	$126,398	$119,681	$26,319	$99,586
Free Cash Flow	$140,681	$118,324	$67,201	$49,926	$146,123
Free Cash Flow Conversion	145.2%	93.6%	56.2%	189.7%	146.7%
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as operating income excluding the impact of costs related to restructuring and consolidation, depreciation and amortization, share-based stock compensation expense and certain other one-off items unrelated to the ordinary operations of our company. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales, expressed as a percentage.
We consider Adjusted EBITDA and Adjusted EBITDA Margin to be useful measures as they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. However, Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, including: (a) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash used for capital expenditures for the replacements of such assets in the future; and (b) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.
A reconciliation of Adjusted EBITDA to operating income is presented below for the periods indicated. We encourage investors to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with operating income.
(in thousands)	Year Ended April 3, 2021	Year Ended March 28, 2020	Year Ended March 30, 2019	Three Months Ended July 3, 2021	Twelve Months Ended July 3, 2021
Operating Income	$111,458	$156,785	$132,035	$30,723	$113,367
Restructuring and consolidation	7,247	1,036	1,180	557	6,685
Depreciation and amortization	32,744	31,420	29,658	8,212	32,560
Share-based stock compensation expense	21,299	20,150	16,087	5,772	21,633
Inventory purchase accounting adjustment	—	368	—	—	—
Net gain on sale of Houston building(1)	—	(1,440)	—	—	—
Net loss on sale of Miami division(2)	—	—	16,544	—	—
Acquisition costs	—	901	—	—	—
Cyber event costs(3)	1,507	—	—	—	1,507
Adjusted EBITDA	$174,255	$209,220	$195,504	$45,264	$175,752

(1)
Relates to the gain on the sale of a building owned in Houston, Texas, which is no longer used for our operations.

(2)
Relates to the loss on the sale of our Miami division, which was sold in the third quarter of the fiscal year ended March 30, 2019.

(3)
Represents costs related to a certain cybersecurity incident that occurred during February 2021, further details of which are provided in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, which is incorporated by reference in this prospectus supplement.

Adjusted Net Income
We define Adjusted Net Income as net income excluding the impact of costs related to restructuring and consolidation and certain one-off items, including costs related to a certain cybersecurity incident that occurred during February 2021, further details of which are provided in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, which is incorporated by reference in this prospectus supplement. We consider Adjusted Net Income to be a useful measure that illustrates how management assesses the performance and growth of our business. However, Adjusted Net Income is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Our calculation of Adjusted Net Income may differ from similarly-titled non-GAAP financial measures reported by our peer companies.
A reconciliation of Adjusted Net Income to net income is presented below for the periods indicated. We encourage investors to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted Net Income in conjunction with net income.
(in thousands)	Year Ended April 3, 2021	Year Ended March 28, 2020	Year Ended March 30, 2019	Three Months Ended July 3, 2021	Twelve Months Ended July 3, 2021
Net Income	$89,633	$126,036	$105,193	$25,999	$92,943
Inventory purchase accounting adjustment	—	303	—	—	—
Net gain on sale of Houston building(1)	—	(1,132)	—	—	—
Net loss on sale of Miami division(2)	—	—	12,496	—	—
Acquisition costs	—	769	—	—	—
Cyber event costs(3)	1,269	—	—	—	1,269
Restructuring and consolidation	5,848	827	1,012	469	5,421
Foreign exchange translation loss	187	738	(111)	11	137
Loss on extinguishment of long-term debt	—	—	815	—	—
Withholding tax associated with repatriation of cash	—	—	943	—	—
Discrete and other tax items credit (benefit)	(49)	(1,143)	(667)	(160)	(184)
Adjusted Net Income	$96,888	$126,398	$119,681	$26,319	$99,586

(1)
Relates to the gain on the sale of a building owned in Houston, Texas, which is no longer used for our operations.

(2)
Relates to the loss on the sale of our Miami division, which was sold in the third quarter of the fiscal year ended March 30, 2019.

(3)
Represents costs related to a certain cybersecurity incident that occurred during February 2021, further details of which are provided in our Annual Report on Form 10-K for the fiscal year ended April 3, 2021, which is incorporated by reference in this prospectus supplement.

Free Cash Flow and Free Cash Flow Conversion
We define Free Cash Flow as cash provided by operating activities less capital expenditures and we define Free Cash Flow Conversion as Free Cash Flow divided by Adjusted Net Income. We consider Free Cash Flow and Free Cash Flow Conversion to be useful measures that illustrate how management assesses the liquidity and profitability of our business. However, Free Cash Flow and Free Cash Flow Conversion should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Our calculation of Free Cash Flow and Free Cash Flow Conversion may differ from similarly-titled non-GAAP financial measures reported by our peer companies. Additionally, Free Cash Flow and Free Cash Flow Conversion have limitations as analytical tools, including: (a) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Free Cash Flow and Free Cash Flow Conversion do not reflect cash used for capital expenditures for the replacements of such assets in the future; and (b) Free Cash Flow and Free Cash Flow Conversion do not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.
A reconciliation of Free Cash Flow to cash provided by operating activities is presented below for the periods indicated. We encourage investors to review our financial information in its entirety, not to rely on any single financial measure and to view Free Cash Flow in conjunction with cash provided by operating activities.
(in thousands)	Year Ended April 3, 2021	Year Ended March 28, 2020	Year Ended March 30, 2019	Three Months Ended July 3, 2021	Twelve Months Ended July 3, 2021
Cash provided by operating activities	$152,453	$155,621	$108,547	$53,293	$157,387
Capital expenditures	(11,772)	(37,297)	(41,346)	(3,367)	(11,264)
Free Cash Flow	$140,681	$118,324	$67,201	$49,926	$146,123
Dodge
In light of the significance of the Pending Acquisition, we filed a Current Report on Form 8-K with the SEC on September 20, 2021 containing (i) audited combined financial statements of Dodge as of and for the fiscal years ended December 31, 2020 and 2019 and (ii) unaudited condensed combined financial statements of Dodge, which consist of the combined balance sheet as of June 30, 2021, the related combined statements of income and comprehensive income for the three and six months ended June 30, 2021 and 2020, and the combined statements of changes in equity and cash flows for the six months ended June 30, 2021 and 2020 (collectively, the “Dodge Combined Financial Statements”). The Current Report on Form 8-K filed with the SEC on September 20, 2021 is incorporated by reference herein and should be read in its entirety.
The following tables set forth certain summary historical combined financial information of Dodge for the dates and periods indicated. This financial information has been derived from, and should be read in conjunction with, the Dodge Combined Financial Statements, which have been filed with the SEC and incorporated by reference herein as described in the preceding paragraph, and the sections titled “Basis of Presentation” and “Management’s Discussion and Analysis of Dodge’s Financial Condition and Results of Operations” in this prospectus supplement. See also the section titled “Prospectus Supplement Summary” for a discussion of certain non-GAAP financial measures of Dodge.
	Dodge Historical
(in thousands)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Statement of Income Information
Revenues	$335,923	$549,997
Cost of sales	(221,815)	(381,736)
Gross profit	114,108	168,261
Operating expenses:
Selling, general and administrative expenses	(41,374)	(70,850)

	Dodge Historical
(in thousands)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Non-order related research and development expenses	(6,250)	(7,439)
Other income (expense), net	885	(449)
Interest and other finance expense	57	220
Income from operations, before income taxes	67,426	89,743
Income tax expense	(16,654)	(22,179)
Net income	$50,772	$67,564

(in thousands)	Dodge Historical As of June 30, 2021
Balance Sheet Information
Receivables, net	$90,744
Inventories, net	117,485
Total current assets	208,840
Total assets	1,363,106
Total current liabilities	136,407
Total liabilities	214,279
Total equity	1,148,827
Total liabilities and stockholders’ equity	1,363,106

RISK FACTORS
Investing in our mandatory convertible preferred stock involves a high degree of risk. Before deciding to invest in our mandatory convertible preferred stock, you should carefully consider the discussion of risks and uncertainties described or referred to below and under the heading “Risk Factors” contained in the accompanying prospectus and in the documents that are incorporated by reference herein and therein, including those in our Annual Report on Form 10-K for the year ended April 3, 2021, our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021 and other documents we file with the SEC. The occurrence of any of these risks may materially harm our business, results of operations and financial condition. As a result, the trading price of the mandatory convertible preferred stock and our common stock may decline, and you might lose part or all of your investment. When used in this section to discuss the terms of the mandatory convertible preferred stock, “we,” “our” and “us” refer to RBC Bearings Incorporated and not to its subsidiaries.
Important risks relating to our business and industry, including risks related to the Pending Acquisition and risks relating to the impact of the COVID-19 pandemic, which you should carefully consider, are described in the documents referred to above. Supplemental risk factors relating to Dodge’s business, this offering and our common stock follow below.
Risks Related to Dodge’s Business
Dodge’s operations in emerging markets expose it to risks associated with conditions in those markets.
Dodge has operations in certain emerging markets, including a manufacturing facility in China. Operations in emerging markets can present risks that are not encountered in countries with well-established economic and political systems, including:
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economic instability, which could make it difficult for Dodge to anticipate future business conditions in these markets, cause delays in the placement of orders for projects that Dodge has been awarded and subject Dodge to volatile geographic markets,

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political or social instability, which could make Dodge’s customers less willing to make cross-border investments in such regions and could complicate Dodge’s dealings with governments regarding permits or other regulatory matters, local businesses and workforces,

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boycotts and embargoes that may be imposed by the international community on countries in which Dodge does business or where Dodge seeks to do business could adversely affect the ability of Dodge’s operations in those countries to obtain the materials necessary to fulfill contracts and Dodge’s ability to pursue business or establish operations in those countries,

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foreign state takeovers of Dodge’s and Dodge’s customers’ facilities,

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significant fluctuations in interest rates and currency exchange rates,

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the imposition of unexpected taxes or other payments on Dodge’s revenues in these markets, and

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the introduction of exchange controls and other restrictions by foreign governments.

Additionally, political and social instability resulting from increased violence in certain countries in which Dodge does business has raised concerns about the safety of Dodge’s personnel. These concerns may hinder Dodge’s ability to send personnel abroad and to hire and retain local personnel. Such concerns may require Dodge to increase security for personnel traveling to and working in affected countries or to restrict or wind-down operations in such countries, which may negatively impact Dodge and result in higher costs and inefficiencies. Consequently, Dodge’s exposure to the conditions in or affecting emerging markets may adversely affect Dodge’s business, financial condition, results of operations and liquidity.
If Dodge is unable to obtain performance and other guarantees from financial institutions, it may be prevented from bidding on, or obtaining, some contracts, or its costs with respect to such contracts could be higher.
In the normal course of Dodge’s business and in accordance with industry practice, it provides a number of guarantees including bid bonds, advance payment bonds or guarantees, performance bonds or guarantees and warranty bonds or guarantees, which guarantee its performance. These guarantees may include guarantees that a project will be completed on time or that a project or particular equipment will achieve other defined performance criteria. If Dodge fails to satisfy any defined criteria, it may be required to make payments in cash or in kind. Performance guarantees frequently are requested in relation to large projects.
Some customers of Dodge require that performance guarantees be issued by a financial institution. In considering whether to issue a guarantee on Dodge’s behalf, financial institutions consider its credit ratings. If, in the future, Dodge cannot obtain such a guarantee from a financial institution on commercially reasonable terms or at all, it could be prevented from bidding on, or obtaining, some contracts, or its costs with respect to such contracts could be higher, which would reduce the profitability of the contracts. If Dodge cannot obtain guarantees on commercially reasonable terms or at all from financial institutions in the future, there could be a material impact on its business, financial condition, results of operations or liquidity.
Risks Related to the Offering, our Mandatory Convertible Preferred Stock and our Common Stock
The mandatory convertible preferred stock will be junior to our indebtedness and will be structurally junior to the liabilities of our subsidiaries.
If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then our assets will be available to distribute to our equity holders, including holders of the mandatory convertible preferred stock, only if all of our then-outstanding indebtedness is first paid in full. The remaining assets, if any, would then be allocated among the holders of our equity securities in accordance with their respective liquidation rights. There may be insufficient remaining assets available to pay the liquidation preference and unpaid accumulated dividends on the mandatory convertible preferred stock. As of July 3, 2021, excluding intercompany indebtedness, we had approximately $10.8 million of consolidated indebtedness outstanding, one of our subsidiaries expects to issue $500.0 million in aggregate principal amount of Senior Notes in the Senior Notes Offering, and we expect to enter into the New Credit Agreement, which we expect to provide a Term Facility in an amount not to exceed $1.3 billion and a Revolving Facility in an amount not to exceed $500.0 million.
In addition, our subsidiaries will have no obligation to pay any amounts on the mandatory convertible preferred stock. If any of our subsidiaries liquidates, dissolves or winds up, whether voluntarily or involuntarily, then we, as a direct or indirect common equity owner of that subsidiary, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders. We may never receive any amounts from that subsidiary, and, accordingly, the assets of that subsidiary may never be available to make payments on the mandatory convertible preferred stock.
We conduct all of our operations through our subsidiaries and will rely on our subsidiaries to pay cash dividends on the mandatory convertible preferred stock.
We are a holding company and conduct all of our operations through our subsidiaries. Accordingly, our ability to obtain funds sufficient to declare and pay dividends on the mandatory convertible preferred stock in cash will depend on the cash flows of our subsidiaries and their ability to make distributions to us. None of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For example, pursuant to our credit agreement, dated April 24, 2015, by and among RBC, Roller Bearing Company of America, Inc., Wells Fargo Bank, National Association, as administrative agent, collateral agent, swingline lender and letter of credit issuer (“Wells Fargo”) and the other lenders party thereto, as amended from time to time (the “Domestic Credit Facility”), we and certain of our subsidiaries are subject to limitations on our ability to declare dividends. Additionally, pursuant to our credit facility agreements (the “Foreign Credit Agreements”), each dated as of August 15, 2019, by and between our subsidiary, Schaublin SA (“Schaublin”), and Credit Suisse (Switzerland) Ltd., Schaublin is restricted from distributing any dividends insofar as any overdue amounts under the Foreign

Credit Facilities remain outstanding. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to declare and pay cash dividends on the mandatory convertible preferred stock.
The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.
The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to sell any shares of common stock you receive upon the conversion of, or the payment of dividends on, your mandatory convertible preferred stock at or above your purchase price, if at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common stock or result in fluctuations in the price or trading volume of our common stock include: variations in our quarterly operating results; failure to meet our sales estimates; publication of adverse research reports about us or the failure of securities analysts to cover our common stock after an offering; additions or departures of our executive officers and other key management personnel; our inability to efficiently integrate acquisitions, including our pending acquisition of Dodge, into our operations; adverse market reaction to any indebtedness we may incur or securities we may issue in the future; actions by stockholders; changes in market valuations of similar companies; speculation in the press or investment community; changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; and general market and economic conditions. Volatility in the market price of our common stock could also make us less attractive to certain investors and/or invite speculative trading in our common stock or other securities we may issue in the future. In addition, securities exchanges, and in particular Nasdaq, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of the equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.
You will bear the risk of fluctuations in the trading price of our common stock.
Unless previously converted or redeemed, each share of mandatory convertible preferred stock will automatically convert, for settlement on the mandatory conversion settlement date, which is scheduled to occur on or about October 15, 2024, subject to postponement in certain limited circumstances, into between the minimum conversion rate of 0.4413 shares of our common stock and the maximum conversion rate of 0.5405 shares of our common stock, subject to adjustment. The actual number of shares issuable upon mandatory conversion will be determined based on the average of the “daily VWAPs” (as defined in this prospectus supplement) over the “mandatory conversion observation period,” which is the 20 consecutive “VWAP trading days” (as defined in this prospectus supplement) beginning on, and including, the 21st “scheduled trading day” (as defined in this prospectus supplement) immediately before October 15, 2024. We refer to this average as the “mandatory conversion stock price.” If the mandatory conversion stock price is less than the minimum conversion price (which initially is $185.00 per share, the public offering price per share of our common stock in the Common Stock Concurrent Offering, and is subject to adjustment), then the value of the shares of our common stock that you will receive upon mandatory conversion (excluding any shares issuable as payment for unpaid dividends) will be less than the liquidation preference of the mandatory convertible preferred stock, which is $100 per share of mandatory convertible preferred stock. Accordingly, if the trading price of our common stock declines, or does not increase, during the time between the pricing of this offering and the mandatory conversion observation period, you may incur a loss in your investment in the mandatory convertible preferred stock. Furthermore, if the trading price of our common stock declines during the period between the last day of the mandatory conversion observation period and the date that we deliver the shares due upon mandatory conversion, then the value of the shares you receive may be worth significantly less at the time you receive them than the value of those shares as of the last day of the mandatory conversion observation period. Accordingly, you will bear the entire risk of a decline in the market price of our common stock, and any such decline could be substantial.

In addition, if we elect to pay any portion of a declared dividend on the mandatory convertible preferred stock in shares of our common stock, then the number of shares that we will deliver as payment will depend on the average of the daily VWAPs per share of common stock over the “dividend stock price observation period,” which is the five consecutive VWAP trading days beginning on, and including, the sixth scheduled trading day immediately before the relevant dividend payment date. If the trading price of our common stock declines during the period between the last day of the dividend stock price observation period and the date that we deliver the shares, then the value of the shares you receive as payment for the dividend may be worth significantly less than the dollar amount of the declared dividend.
If the trading price of our common stock increases, then a direct investment in our common stock will earn higher returns from such increase than would an investment in the mandatory convertible preferred stock.
The value of the shares of our common stock that you will receive upon mandatory conversion (excluding any shares issuable as payment for unpaid dividends) of your shares of mandatory convertible preferred stock, unless previously redeemed, will generally exceed the liquidation preference of the mandatory convertible preferred stock only if the mandatory conversion stock price exceeds the maximum conversion price, which initially is $226.63 per share and is subject to adjustment. The maximum conversion price represents an increase of approximately 22.5% over the minimum conversion price, which initially is the public offering price per share of our common stock in the Common Stock Concurrent Offering. In addition, if the mandatory conversion stock price is greater than the minimum conversion price and less than the maximum conversion price, then the value the shares of our common stock that you will receive upon mandatory conversion (excluding any shares issuable as payment for unpaid dividends) will generally be equal to the liquidation preference of the mandatory convertible preferred stock. Accordingly, if the trading price of our common stock price increases to, but does not exceed, the maximum conversion price, then the conversion value of the mandatory convertible preferred stock will generally be unaffected by such increase. Conversely, the value of a direct investment in our common stock will increase by the same percentage amount of such increase. For these reasons, a direct investment in our common stock may earn higher returns from an increase in the trading price of our common stock than an investment in the mandatory convertible preferred stock.
We may not have sufficient funds to pay, or may choose not to pay, dividends on the mandatory convertible preferred stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.
Our ability to declare and pay dividends on the mandatory convertible preferred stock will depend on many factors, including the following:
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our financial condition, including the amount of cash we have on hand;

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the amount of cash, if any, generated by our operations and financing activities;

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our anticipated financing needs, including the amounts needed to service our indebtedness or other obligations;

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the degree to which we decide to reinvest any cash generated by our operations or financing activities to fund our future operations;

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the ability of our subsidiaries to distribute funds to us;

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regulatory restrictions on our ability to pay dividends, including under the Delaware General Corporation Law (as described below); and

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contractual restrictions on our ability to pay dividends, including restrictions under our existing indebtedness and potential restrictions under the Term Facility, the Revolving Facility, the Senior Notes and any other indebtedness that we may incur in the future.

In addition, our board of directors may choose not to pay accumulated dividends on the mandatory convertible preferred stock for any reason. Accordingly, you may receive less than the full amount of accumulated dividends on your mandatory convertible preferred stock. In addition, if we fail to declare and pay accumulated dividends on the mandatory convertible preferred stock in full, then the trading price of the mandatory convertible preferred stock will likely decline.
Provisions contained in the instruments governing our existing and future indebtedness may restrict or prohibit us from paying cash dividends on the mandatory convertible preferred stock. For example, we and certain of our subsidiaries are subject to limitations on our ability to declare dividends under the Domestic Credit Facility and Foreign Credit Agreements. If the terms of our indebtedness restrict or prohibit us from paying dividends, then we may seek to refinance that indebtedness or seek a waiver that would permit the payment of dividends. However, we may be unable or may choose not to refinance the indebtedness or obtain a waiver.
Under the Delaware General Corporation Law, we may declare dividends on the mandatory convertible preferred stock only out of our “surplus” (which generally means our total assets less total liabilities, each measured at their fair market values, less statutory capital), or, if there is no surplus, out of our net profits for the current or the immediately preceding fiscal year. We may not have sufficient surplus or net profits to declare and pay dividends on the mandatory convertible preferred stock.
If we are unable or decide not to pay accumulated dividends on the mandatory convertible preferred stock in cash, then we may, but are not obligated to, elect to pay dividends in shares of our common stock. However, the payment of dividends in shares of our common stock will expose you to dilution and the risk of fluctuations in the price of our common stock, as described further in this “Risk Factors” section.
If an “unpaid accumulated dividend amount” (as defined below under the caption “Description of Mandatory Convertible Preferred Stock — Definitions”) exists at the time any mandatory convertible preferred stock is converted, then we will, in certain circumstances, increase the applicable conversion rate to compensate preferred stockholders for such unpaid accumulated dividend amount. In the case of certain conversions in connection with a make-whole fundamental change, we may, in certain circumstances, instead choose to pay the unpaid accumulated dividend amount in cash, to the extent we are legally able to do so, as described below under the caption “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Conversion During a Make-Whole Fundamental Change Conversion Period.” If the applicable conversion rate is increased on account of an unpaid accumulated dividend amount, then for purposes of calculating the increase, our common stock will be valued at the greater of (i) the “dividend make-whole stock price” (as defined below under the caption “Description of Mandatory Convertible Preferred Stock — Definitions”) and (ii) the floor price, which is 35% of the minimum conversion price. If the floor price exceeds the dividend make-whole stock price, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash to the converting preferred stockholders. However, in the case of an early conversion that is not in connection with a make-whole fundamental change, we will have no obligation to pay such deficiency in cash or any other consideration. Accordingly, you may not be fully compensated for unpaid accumulated dividends upon conversion.
Not all events that may adversely affect the trading price of the mandatory convertible preferred stock and our common stock will result in an adjustment to the boundary conversion rates and the boundary conversion prices.
Each of the minimum conversion rate and the maximum conversion rate (which we collectively refer to as the “boundary conversion rates”), and the minimum conversion price and the maximum conversion price (which we collectively refer to as the “boundary conversion prices”), are subject to adjustment for certain events, including:
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certain stock dividends, splits and combinations;

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the issuance of certain rights, options or warrants to holders of our common stock;

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certain distributions of assets, debt securities, capital stock or other property to holders of our common stock;

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cash dividends on our common stock; and

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certain tender or exchange offers.

See “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments.” We are not required to adjust the boundary conversion rates or the boundary conversion prices for other events (such as third-party tender offers or an issuance of common stock (or securities exercisable for, or convertible into, common stock) for cash) that may adversely affect the trading price of the mandatory convertible preferred stock and our common stock. We have no obligation to consider the specific interests of the holders of the mandatory convertible preferred stock in engaging in any such offering or transaction. An event may occur that adversely affects the preferred stockholders and the trading price of the mandatory convertible preferred stock and the underlying shares of our common stock but that does not result in an adjustment to the boundary conversion rates and boundary conversion prices.
The make-whole fundamental change provisions may not adequately compensate you for any loss in the value of the mandatory convertible preferred stock that may result from a make-whole fundamental change.
If certain corporate events that constitute a “make-whole fundamental change” occur, then you will, in certain circumstances, be entitled to convert at the “make-whole fundamental change conversion rate” and receive an additional payment, in cash or shares of common stock, for a “future dividend present value amount.” See “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Conversion During a Make-Whole Fundamental Change Conversion Period.” The make-whole fundamental change conversion rate and the future dividend present value amount are designed to compensate preferred stockholders for the lost option value and the remaining scheduled dividend payments, respectively, of their mandatory convertible preferred stock. However, these provisions are subject to various limitations. For example, the make-whole fundamental change conversion rate is only an approximation of the lost option value and will not exceed the maximum conversion rate, and the number of shares that we may be required to deliver as payment for the future dividend present value amount may be limited based on the floor price prevailing at the time of the make-whole fundamental change. Accordingly, you may not be adequately compensated for any loss in the value of your mandatory convertible preferred stock that may result from a make-whole fundamental change.
Furthermore, the definition of make-whole fundamental change is limited to certain specific transactions, and these provisions will not protect preferred stockholders from other transactions that could significantly reduce the value of the mandatory convertible preferred stock. For example, a spin-off or sale of a subsidiary or business division with volatile earnings, or a change in our line of business, could significantly affect the trading characteristics of our common stock and reduce the value of the mandatory convertible preferred stock without constituting a make-whole fundamental change.
In addition, our obligation to pay the future dividend present value amount in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.
The mandatory convertible preferred stock has only limited voting rights.
The mandatory convertible preferred stock confers no voting rights except with respect to certain dividend arrearages, certain amendments to the terms of the mandatory convertible preferred stock and certain other limited circumstances, and except as required by the Delaware General Corporation Law. As a preferred stockholder, you will not be entitled to vote on an as-converted basis with holders of our common stock on matters on which our common stockholders are entitled to vote. For example, you will not have the right, as a preferred stockholder, to vote in the general election of our directors, although you will have a limited right, voting together with holders of any voting parity stock, to elect two directors if accumulated dividends on the mandatory convertible preferred stock have not been declared and paid in an aggregate amount corresponding to six or more dividend periods. See “Description of Mandatory Convertible Preferred Stock — Voting Rights — Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event.” Accordingly, the voting provisions of the mandatory convertible preferred stock may not afford you meaningful protections for your investment.

You will have no rights with respect to our common stock until the mandatory convertible preferred stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.
You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on shares of our common stock, if any (other than through an adjustment to the boundary conversion rates, as described in ‘‘Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments”), prior to the conversion date with respect to a conversion of the mandatory convertible preferred stock, but your investment in the mandatory convertible preferred stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of shares of our common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment (subject to certain limited exceptions if it would adversely affect the special rights, preferences, privileges and voting powers of the mandatory convertible preferred stock), although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock, even if your mandatory convertible preferred stock has been converted into shares of our common stock prior to the effective date of such change.
We may issue preferred stock in the future that ranks equally with the mandatory convertible preferred stock with respect to dividends or liquidation rights, which may adversely affect the rights of preferred stockholders.
Without the consent of any preferred stockholder, we may authorize and issue preferred stock that ranks equally with the mandatory convertible preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up. If we issue any such preferred stock in the future, your rights as a holder of the mandatory convertible preferred stock will be diluted and the trading price of the mandatory convertible preferred stock may decline. The powers, preferences and rights of these additional series of preferred stock may be on parity with or (subject to certain consent rights of the holders of the mandatory convertible preferred stock, as described under the caption “Description of Mandatory Convertible Preferred Stock — Voting Rights — Voting and Consent Rights with Respect to Specified Matters”) senior to the mandatory convertible preferred stock, which may reduce its value. We have no obligation to consider the specific interests of the holders of the mandatory convertible preferred stock in engaging in any such offering or transaction.
There is currently no trading market for the mandatory convertible preferred stock. If an active trading market does not develop, then preferred stockholders may be unable to sell their mandatory convertible preferred stock at desired times or prices, or at all.
The mandatory convertible preferred stock is a new class of securities for which no market currently exists. We intend to apply to list the mandatory convertible preferred stock on the Nasdaq Global Select Market under the symbol “ROLLP.” If the listing is approved, we expect trading to commence within 30 days after the date the mandatory convertible preferred stock is first issued. However, our listing application may not be approved. Moreover, even if the listing is approved, a liquid trading market for the mandatory convertible preferred stock may not develop, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your mandatory convertible preferred stock at the times you wish to or at favorable prices, if at all.
The liquidity of the trading market, if any, and future trading prices of the mandatory convertible preferred stock will depend on many factors, including, among other things, the trading price and volatility of our common stock, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control. Historically, the market for convertible securities has been volatile. Market volatility could significantly harm the market for the mandatory convertible preferred stock, regardless of our financial condition, results of operations, business, prospects or credit quality.
The trading price of our common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the mandatory convertible preferred stock.
We expect that the trading price of our common stock will significantly affect the trading price of the mandatory convertible preferred stock, which could result in greater volatility in the trading price of the mandatory convertible preferred stock than would be expected for non-convertible securities. The trading price of our common stock will likely continue to fluctuate in response to the factors described or referred to elsewhere in this section and under the caption “Cautionary Note Regarding Forward-Looking Statements,” among others, many of which are beyond our control.
In addition, the condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the trading price of the mandatory convertible preferred stock. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect an increase in prevailing interest rates to depress the trading price of the mandatory convertible preferred stock.
The issuance or sale of shares of our common stock (or rights to acquire shares of our common stock), including pursuant to the Common Stock Concurrent Offering, could depress the trading price of our common stock and the mandatory convertible preferred stock.
We may conduct future offerings of shares of our common stock, preferred stock or other securities that are convertible into or exercisable for our common stock to fund acquisitions, finance operations or for other purposes. Concurrently with this offering, we intend to issue common stock pursuant to the Common Stock Concurrent Offering. In addition, we may also issue shares of our common stock under our equity incentive plans. The market price of shares of our common stock and, accordingly, the mandatory convertible preferred stock could decrease significantly as a result of (i) future issuances or sales of a large number of shares of our common stock, including pursuant to the Common Stock Concurrent Offering, other issuances under the shelf registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus form a part, including as payment for dividends on the mandatory convertible preferred stock, (ii) future issuances or sales of rights to acquire shares of our common stock, (iii) any of our existing stockholders selling a substantial amount of our common stock, (iv) the conversion of a large number of instruments convertible into shares of our common stock, including the conversion of mandatory convertible preferred stock into shares of our common stock, or (v) the perception that such issuances, sales or conversions could occur, among other factors. These sales or conversions, or the possibility that these sales or conversions may occur, may also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. The terms of the mandatory convertible preferred stock will not restrict our ability to issue additional common stock or other junior securities in the future. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings.
You may be diluted by future issuances of our common stock or instruments convertible into shares of common stock.
If we raise additional capital through future offerings of our common stock or other securities convertible into shares of our common stock (including common stock issued pursuant to the Common Stock Concurrent Offering and additional securities that may be issued pursuant to the shelf registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus form a part), our existing stockholders, including preferred stockholders who have received shares of our common stock upon conversion of, or for the payment of dividends on, their mandatory convertible preferred stock, could experience significant dilution in their percentage ownership of the Company. Moreover, any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock.

Recent and future regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the mandatory convertible preferred stock and the ability of investors to implement a convertible arbitrage trading strategy.
We expect that many investors in the mandatory convertible preferred stock, including potential purchasers of the mandatory convertible preferred stock from investors in this offering, will seek to employ a convertible arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of our common stock and adjust their short position over time while they continue to hold the mandatory convertible preferred stock. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of, or in addition to, short selling shares of our common stock.
The SEC and other regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts investors’ ability to effect short sales of our common stock or enter into equity swaps on our common stock could depress the trading price of, and the liquidity of the market for, the mandatory convertible preferred stock.
In addition, the liquidity of the market for our common stock and other market conditions could deteriorate, which could reduce, or eliminate entirely, the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with an investor of the mandatory convertible preferred stock. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. If investors in this offering or potential purchasers of the mandatory convertible preferred stock that seek to employ a convertible arbitrage strategy are unable to do so on commercially reasonable terms, or at all, then the trading price of, and the liquidity of the market for, the mandatory convertible preferred stock may significantly decline.
You may be subject to tax if we adjust, or fail to adjust, the boundary conversion rates, even though you will not receive a corresponding cash distribution.
We will adjust the boundary conversion rates of the mandatory convertible preferred stock for certain events, including the payment of cash dividends. If we adjust the boundary conversion rates, then you may be deemed, for U.S. federal income tax purposes, to have received a taxable dividend to the extent of our earnings and profits, without the receipt of any cash. In addition, if we do not adjust (or adjust adequately) the boundary conversion rates after an event that increases your proportionate interest in us (including pursuant to the deferral exception described under the caption “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — The Deferral Exception”), then you could be treated as having received a deemed taxable dividend. The deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against payments on the mandatory convertible preferred stock or our common stock. See “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments” and “Material U.S. Federal Income Tax Considerations.”
Provisions of the mandatory convertible preferred stock could delay or prevent an otherwise beneficial takeover of us.
Certain provisions in the mandatory convertible preferred stock could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a “make-whole fundamental change” under the certificate of designations establishing the terms of the mandatory convertible preferred stock, then preferred stockholders will have the right to convert their mandatory convertible preferred stock at a potentially increased conversion rate and receive an additional payment, in cash or shares of common stock, to compensate them for future scheduled dividends on their mandatory convertible preferred stock. See “Description of Mandatory Convertible Preferred Stock — Conversion Provisions of the Mandatory Convertible Preferred Stock — Conversion During a Make-Whole Fundamental Change Conversion Period.” These make-whole fundamental change provisions could increase the cost of acquiring us or otherwise discourage a third party from acquiring us, including in a transaction that preferred stockholders or holders of our common stock may view as favorable.
If the Pending Acquisition is not completed, our management will have broad discretion to use the net proceeds from this offering.
We expect to use the net proceeds from this offering and, if they are consummated, the Term Facility, the Revolving Facility and the Additional Offerings, to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes. However, if the Pending Acquisition is not consummated, then our management will have broad discretion to apply the net proceeds. If the Pending Acquisition has not closed as of the close of business on January 26, 2022, or if, before such time, the Purchase Agreement is terminated in accordance with its terms or our board of directors determines, in its reasonable judgment, that the Pending Acquisition will not occur, then we will have the right to redeem all, but not less than all, of the mandatory convertible preferred stock. However, we are not obligated to redeem the mandatory convertible preferred stock, and we may choose not to do so. In such case, investors will rely on our management’s judgment in spending the net proceeds from this offering. Our management will have broad discretion in the application of such net proceeds, including for working capital and other general corporate purposes, and our management may spend or invest such proceeds in a way with which investors disagree. If we do not use the net proceeds we receive from this offering effectively, our business, financial condition and results of operations could be negatively impacted. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our investors.
We will not be obligated to redeem mandatory convertible preferred stock if the Pending Acquisition is not completed.
The completion of the Pending Acquisition is subject to numerous risks and uncertainties, including several closing conditions, many of which are beyond our control. See “Risk Factors” in the accompanying prospectus. This offering is not contingent on the completion of the Pending Acquisition, and we will not be obligated to redeem the mandatory convertible preferred stock if the Pending Acquisition is not consummated. Accordingly, in deciding to invest in the mandatory convertible preferred stock, you should not assume that the Pending Acquisition will be completed on the terms or the timeframes that we currently contemplate, if at all, or that the Pending Acquisition, if consummated, will be beneficial to our stockholders, including the preferred stockholders.
This offering is not contingent on the consummation of the Term Facility, the Revolving Facility or the Additional Offerings.
This offering is not contingent on the consummation of the Term Facility, the Revolving Facility or any of the Additional Offerings. We cannot assure you that any of the Term Facility, the Revolving Facility or the Additional Offerings will be completed on the expected terms described herein, if at all. Accordingly, in deciding to invest in our securities, you should not assume that the Term Facility, the Revolving Facility or the Additional Offerings will be completed on the terms or the timeframes that we currently contemplate, if at all, or that the Term Facility, the Revolving Facility or the Additional Offerings, if consummated, will be beneficial to our stockholders, including the preferred stockholders.
The accounting method for the mandatory convertible preferred stock may result in lower reported net earnings attributable to common stockholders and lower reported diluted earnings per share.
The accounting method for reflecting dividends on, and the conversion provisions of, the mandatory convertible preferred stock in our financial statements may adversely affect our reported earnings. For example, because dividends on the mandatory convertible preferred stock are cumulative, we expect that dividends that accumulate on the mandatory convertible preferred stock during the applicable reporting period, regardless of whether they are declared or paid, will be deducted from reported net earnings (or added to reported net loss) for that reporting period to arrive at reported earnings (or loss) attributable to our common stockholders. Accordingly, we expect this accounting treatment to reduce the amount of reported earnings (or increase the amount of reported loss) attributable to our common stockholders. Similarly, we expect that accumulated dividends on the mandatory convertible preferred stock will also reduce our reported basic earnings per share (or increase our reported basic loss per share) of common stock.
In addition, we expect that the ‘‘if-converted’’ method will apply to reflect the mandatory convertible preferred stock in the calculation of our diluted earnings per share. Under this method, we expect that diluted earnings per share will be calculated by adding back accumulated dividends on the mandatory convertible preferred stock to earnings attributable to common stockholders and assuming that the mandatory convertible preferred stock is converted at the beginning of the reporting period (or, if later, the time the mandatory convertible preferred stock is issued). However, these calculations will not be made if reflecting the mandatory convertible preferred stock in diluted earnings per share in this manner is anti-dilutive. Accordingly, the application of the if-converted method to the mandatory convertible preferred stock may result in lower reported diluted earnings per share.
We have not reached a final determination regarding the accounting treatment for the mandatory convertible preferred stock, and the description above is preliminary. In addition, accounting standards may change in the future. Accordingly, we may account for the mandatory convertible preferred stock in a manner that is significantly different than described above.
Because the mandatory convertible preferred stock will initially be held in book-entry form, preferred stockholders must rely on DTC’s procedures to exercise their rights and remedies.
We will initially issue the mandatory convertible preferred stock in the form of one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing the mandatory convertible preferred stock. See “Description of Mandatory Convertible Preferred Stock — Book Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global certificate, then you will not be considered an owner or holder of the mandatory convertible preferred stock. Instead, DTC or its nominee will be the sole holder of the mandatory convertible preferred stock. Payments of cash dividends and other cash amounts on global certificates will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global certificates and that those participants will credit the payments to indirect DTC participants. Unlike persons who have physical certificates registered in their names, owners of beneficial interests in global certificates will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from preferred stockholders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global certificates to vote on any requested actions on a timely basis.
Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.
Research analysts publish their own quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us changes its recommendation regarding our common stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

We do not currently intend to pay dividends on our common stock.
Except for a $2.00 per common share special dividend paid in 2014, we have not paid any cash dividends on our common stock and may not pay cash dividends in the future. Instead, we plan to apply earnings and excess cash, if any, to the expansion and development of our business. There is no guarantee that our common stock will maintain its value or appreciate in value. Additionally, under applicable Delaware law, our board of directors (or an authorized committee thereof) may only declare and pay dividends on shares of our capital stock out of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then-current and/or immediately preceding fiscal year. The terms of our indebtedness and our mandatory convertible preferred stock may also restrict our ability to pay dividends on our common stock. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to pay dividends even if otherwise permitted to do so.
Provisions in our charter documents may prevent or hinder efforts to acquire a controlling interest in us.
Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions that might benefit our stockholders or in which our stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management.
Pursuant to our charter documents, our board of directors consists of eight members serving staggered three-year terms and divided into three classes. As a result, two annual meetings are required to change a majority of the members of the board of directors. In addition to the mandatory convertible preferred stock, our certificate of incorporation authorizes the issuance of additional preferred stock, with such designations, rights and preferences as may be determined from time to time by the board of directors, without stockholder approval. If we were to issue additional preferred stock in the future, it could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us, or could impede our stockholders’ ability to approve a transaction they consider in their best interests. The preferred stockholders and holders of our common stock do not have preemptive rights to subscribe for a pro rata portion of preferred stock or any other capital stock that we may issue in the future.
Quarterly performance can be affected by the timing of government product inspections and approvals.
A portion of our quarterly revenue is associated with contracts with the U.S. government that require on-site inspection and approval of the products by government personnel before we may ship the products, and we have no control over the timing of those inspections and approvals. If products scheduled for delivery in one quarter are not inspected or approved until the following quarter, the delay would adversely affect our sales and profitability for the quarter in which the shipments were scheduled and may affect the price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding the expected completion and timing of the Pending Acquisition and the Financing Transactions, our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” “could,” “continues,” “predicts,” “potential” or other comparable terminology, or the negative of such terms.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation:
•
we may not complete the Pending Acquisition within the time frame we anticipate or at all;

•
we may not complete this offering or the other Financing Transactions on terms acceptable to us within the time frame we anticipate or at all;

•
we may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected;

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we may not be able to efficiently integrate Dodge into our operations;

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we have incurred significant transaction costs and may incur integration costs in connection with the Pending Acquisition;

•
the bearing and engineered products industries are highly competitive, and this competition could reduce our profitability or limit our ability to grow;

•
the loss of a major customer, or a material adverse change in a major customer’s business, could result in a material reduction in our revenues, cash flows and profitability;

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our results have been and are likely to continue to be impacted by the COVID-19 pandemic;

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weakness in any of the industries in which our customers operate, as well as the cyclical nature of our customers’ businesses generally, could materially reduce our revenues, cash flows and profitability;

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future reductions or changes in U.S. government spending could negatively affect our business;

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fluctuating supply and costs of subcomponents, raw materials and energy resources, or the imposition of import tariffs, could materially reduce our revenues, cash flows and profitability;

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our results could be impacted by governmental trade policies and tariffs relating to our supplies imported from foreign vendors or our finished goods exported to other countries;

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our products are subject to certain approvals and government regulations and the loss of such approvals, or our failure to comply with such regulations, could materially reduce our revenues, cash flows and profitability;

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the retirement of commercial aircraft could reduce our revenues, cash flows and profitability;

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work stoppages and other labor problems could materially reduce our ability to operate our business;

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unexpected equipment failures, catastrophic events or capacity constraints could increase our costs and reduce our sales due to production curtailments or shutdowns;

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we may not be able to continue to make the Pending Acquisitions necessary for us to realize our growth strategy;

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businesses that we have acquired or that we may acquire in the future may have liabilities that are not known to us;

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goodwill and indefinite-lived intangibles comprise a significant portion of our total assets, and if we determine that goodwill and indefinite-lived intangibles have become impaired in the future, our results of operations and financial condition in such years may be materially and adversely affected;

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we depend heavily on our senior management and other key personnel, the loss of whom could materially affect our financial performance and prospects;

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our international operations are subject to risks inherent in such activities;

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currency translation risks may have a material impact on our results of operations;

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we are subject to legislative, regulatory and legal developments involving income and other taxes;

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we may be required to make significant future contributions to our pension plan;

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we may incur material losses for product liability and recall-related claims;

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environmental and health and safety laws and regulations impose substantial costs and limitations on our operations, and environmental compliance may be more costly than we expect;

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our intellectual property and proprietary information are valuable, and any inability to protect them could adversely affect our business and results of operations; in addition, we may be subject to infringement claims by third parties;

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cancellation of orders in our backlog could negatively impact our revenues, cash flows and profitability;

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if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud;

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litigation could adversely affect our financial condition;

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changes in accounting standards or changes in the interpretations of existing standards could affect our financial results;

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risks associated with utilizing information technology systems, including the risk of cyberattacks, could adversely affect our operations; and

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other risks and uncertainties discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other similarly titled sections in this prospectus supplement, the accompanying prospectus and any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are based on our current expectations and assumptions regarding our business, the economy and other future conditions and are subject to risks, uncertainties and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements.
Forward-looking statements speak only as of the date they are made, and unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.
You should carefully consider the risks specified under the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference and in subsequent public statements or reports we file with or furnish to the SEC before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $387.2 million (or approximately $445.4 million if the underwriters fully exercise their option to purchase additional mandatory convertible preferred stock), after deducting underwriting discounts and commissions and our estimated offering expenses. We estimate that the net proceeds to us from the Common Stock Concurrent Offering, if it is consummated, will be approximately $526.4 million (or approximately $605.5 million if the underwriters of the Common Stock Concurrent Offering fully exercise their option to purchase additional shares of common stock), after deducting underwriting discounts and commissions and our estimated offering expenses.
We estimate that the proceeds from the Senior Notes Offering, if it is consummated, will be approximately $500.0 million, before deducting the initial purchasers’ discounts and commissions and before deducting estimated offering expenses. As of the date of this prospectus supplement, we have yet to agree to the final terms of or enter into definitive documentation for the Senior Notes Offering. The terms of the Senior Notes and the initial purchasers’ discounts and commissions, estimated offering expenses and net proceeds relating to the Senior Notes Offering remain subject to change. The foregoing estimate of the anticipated proceeds from the Senior Notes Offering reflects assumptions that management considers to be reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. In addition, the foregoing discussion assumes that such proceeds will be made available to us by our subsidiary that issues the Senior Notes. No assurances can be given that the Senior Notes Offering will be consummated on the terms anticipated by management, if at all. See “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus.
We intend to use the net proceeds from this offering and, if they are consummated, the Term Facility, the Revolving Facility and the Additional Offerings, to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses, and for other general corporate purposes. The completion of this offering is not contingent on the consummation of the Pending Acquisition, the Term Facility, the Revolving Facility or the Additional Offerings.

CAPITALIZATION
The following table presents our cash and cash equivalents and our capitalization as of July 3, 2021:
•
on an actual basis; and

•
on a pro forma basis to give effect to:

•
the issuance and sale of 4,000,000 shares of our mandatory convertible preferred stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our mandatory convertible preferred stock to cover over-allotments), after deducting underwriting discounts and commissions and our estimated offering expenses;

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the issuance and sale of 3,000,000 shares of our common stock in the Common Stock Concurrent Offering (assuming no exercise of the option of the underwriters of the Common Stock Concurrent Offering to purchase additional shares of our common stock), after deducting underwriting discounts and commissions and our estimated offering expenses;

•
the entry into the Term Facility and the Revolving Facility (which Revolving Facility is expected to be undrawn at the closing of the Financing Transactions) and the assumed issuance and sale of the Senior Notes in the Senior Notes Offering, in each case, after deducting estimated debt issuance costs; and

•
the consummation of the Pending Acquisition and the other related adjustments presented in the unaudited pro forma condensed combined financial information included as Exhibit 99.3 within our Current Report on Form 8-K filed with the SEC on September 20, 2021.

The assumed issuance and sale of the Senior Notes in the Senior Notes Offering is subject to change based on the pricing of the Senior Notes Offering. The following table should be read in conjunction with the sections titled “Basis of Presentation,” “Risk Factors” and “Use of Proceeds” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes, which are incorporated by reference herein. In particular, the pro forma information set forth in the following table is illustrative only and should be read in conjunction with “Basis of Presentation” and the more detailed unaudited pro forma condensed combined financial information included as Exhibit 99.3 within our Current Report on Form 8-K filed with the SEC on September 20, 2021, which is incorporated by reference herein and should be read in its entirety.

	As of July 3, 2021
(In thousands, except share and per share data)	Actual	Pro Forma Combined(1)
Cash, cash equivalents and marketable securities	$296,091	$60,442
Debt:
Principal amount of existing revolving and term loan facilities(2)	$6,188	$6,188
Principal amount of mortgage payable(2)	5,678	5,678
Senior Notes(2)(3)	—	500,000
Term Facility(2)(3)	—	1,300,000
Total debt	11,866	1,811,866
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, no shares outstanding, actual; 4,600,000 shares designated as Series A Mandatory Convertible Preferred Stock, pro forma and 4,000,000 shares outstanding, pro forma	—	40
Common stock, $0.01 par value per share; 60,000,000 shares authorized, 26,336,894 and 25,420,621 shares issued and outstanding, respectively, actual; 29,336,894 and 28,420,621 shares issued and outstanding, respectively, pro forma	263	293
Additional paid-in capital	467,524	1,381,001
Accumulated other comprehensive loss	(8,172)	(8,172)
Retained earnings	884,851	840,447
Treasury stock, at cost; 916,273 shares, actual and pro forma	(70,090)	(70,090)
Total stockholders’ equity	1,274,376	2,143,519
Total capitalization	$1,286,242	$3,955,385

(1)
The pro forma figures give effect to the Pending Acquisition, including our use of the proceeds from this offering and the other Financing Transactions, together with cash on hand, to fund the cash purchase price for the Pending Acquisition and related fees and expenses, the consolidation of Dodge’s financial position and results of operations into our financial statements and the other related adjustments presented in the unaudited pro forma condensed combined financial information included as Exhibit 99.3 within our Current Report on Form 8-K filed with the SEC on September 20, 2021, after giving effect to the final terms of this offering and the Common Stock Concurrent Offering. For additional information on the pro forma presentation of the Pending Acquisition and the Financing Transactions, assuming they are consummated in accordance with the assumptions set forth therein, see the unaudited pro forma condensed combined financial information included as Exhibit 99.3 within RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which is incorporated by reference herein and should be read in its entirety. See also “Basis of Presentation” for information regarding the assumptions in the pro forma financial information presented herein.

(2)
Reflects principal amount outstanding, without deduction for debt discounts or issuance costs.

(3)
Pro forma amount assumes that (i) we will enter into a Term Facility providing for term loans in an aggregate principal amount of $1.3 billion and (ii) our subsidiary will issue Senior Notes in an aggregate principal amount of $500.0 million, in each case with a weighted average interest rate of 2.64%. The pro forma amount also reflects expected total debt issuance costs related to the Term Facility, Revolving Facility and Senior Notes of $23.4 million. The Revolving Facility is expected to be undrawn at the closing of the Financing Transactions. However, we could incur significant additional indebtedness by drawing upon the Revolving Facility in accordance with its terms. A $100.0 million increase/(decrease) in the assumed principal amount of the Term Facility would increase/(decrease) pro forma cash, cash equivalents and marketable securities by approximately $99.3 million, pro forma total debt by $100.0 million and pro forma total capitalization by $100.0 million, after deducting estimated debt issuance costs. A $100.0 million increase/(decrease) in the assumed principal amount of the Senior Notes would increase/(decrease) pro forma cash, cash equivalents and marketable securities by approximately $98.9 million, pro forma total debt by $100.0 million and pro forma total capitalization by $100.0 million, after deducting estimated debt issuance costs.

The number of shares of our common stock to be outstanding after this offering is based on 25,420,621 shares outstanding as of July 3, 2021. The outstanding share information set forth above assumes no issuance of shares of common stock reserved for issuance under our equity incentive plans, including our 2013 Long-Term Incentive Plan, our 2017 Long-Term Incentive Plan and our 2021

Long-Term Incentive Plan. It excludes (i)  2,162,000 (or 2,486,300, if the underwriters fully exercise their option to purchase additional shares of mandatory convertible preferred stock) shares of common stock issuable upon conversion of the mandatory convertible preferred stock at the initial maximum conversion rate; and (ii) additional shares of common stock that we may elect to issue as payment for all or any portion of declared dividends on the mandatory convertible preferred stock. Additionally, the outstanding share information set forth above assumes:
•
no exercise of options outstanding under our 2013 Long-Term Incentive Plan. As of July 3, 2021, there were 190,847 outstanding options to purchase shares of common stock granted under the 2013 Long-Term Incentive Plan with a weighted average exercise price of $92.20; and

•
no exercise of options outstanding under our 2017 Long-Term Incentive Plan. As of July 3, 2021, there were 503,794 outstanding options to purchase shares of common stock granted under the 2017 Long-Term Incentive Plan with a weighted average exercise price of $156.77.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF DODGE’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS
For the purpose of this section, references to “Dodge,” “we,” or “our” refer to the Dodge Mechanical Power Transmission Business of ABB Asea Brown Boveri Ltd. and references to “ABB” or “Parent” refer to ABB Asea Brown Boveri Ltd. As used herein, the “Combined Financial Statements” refer, as applicable, to the (i) audited combined financial statements of Dodge as of and for the fiscal years ended December 31, 2020 and 2019 and (ii) unaudited condensed combined financial statements of Dodge, which consist of the combined balance sheet as of June 30, 2021, the related combined statements of income and comprehensive income for the three and six months ended June 30, 2021 and 2020, and the combined statements of changes in equity and cash flows for the six months ended June 30, 2021 and 2020 . Such financial statements have been filed by RBC as exhibits to a Current Report on Form 8-K on September 20, 2021 and are incorporated by reference into this prospectus supplement. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” The following discussion should be read together with the Combined Financial Statements as well as the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and comparable sections in the documents incorporated by reference herein.
OVERVIEW
Dodge has designed, manufactured and marketed mechanical power transmission products for over 140 years and provides products and services to a global customer base. Dodge offers customers a complete line of mounted bearings, enclosed gearing and precision components across a diverse set of industrial end markets. Dodge primarily operates across the construction and mining aftermarket, food & beverage, warehousing and general machinery verticals. Dodge predominantly manufactures its products in the United States, with a smaller manufacturing facility in China, and its global operations comprises approximately 1,500 employees located in six countries as of June 30, 2021. In total Dodge operates six manufacturing facilities and two R&D centers.
Dodge’s products are sold to a diverse customer base consisting of OEMs and distributors, serving markets in the United States and throughout the world. OEMs primarily use Dodge’s products in new installations, which expands its installed base and typically leads to future replacement product sales. Dodge has established strong long-term relationships with its customers, driven by industry leading pre- and post-order support, logistics and an e-commerce platform. Additionally, Dodge’s lifecycle solutions support its customers by providing remanufacturing services, monitoring and high-value component replacement.
Demand for Dodge’s products is closely tied to growth trends in the economy and levels of industrial activity and capital investment. Specific drivers of demand for Dodge’s products include process automation, efforts in energy conservation and productivity improvement, regulatory and safety requirements, new technologies and replacement of worn parts. Dodge’s products are typically critical components of customers’ end applications, and the end user’s cost associated with their failure is high. Consequently, end users of Dodge’s products base their purchasing decisions on the quality, reliability, efficiency and availability of Dodge’s products, as well as on the quality of Dodge’s customer service.
BASIS OF PRESENTATION AND PRINCIPLE OF COMBINATIONS
The Combined Financial Statements have been derived from the consolidated financial statements and accounting records of ABB. These Combined Financial Statements reflect the combined historical results of operations, financial position and cash flows of Dodge for the periods presented as historically managed within ABB in conformity with U.S. GAAP based on a going concern assumption and are presented in United States dollars unless otherwise stated. The Combined Financial Statements may not be indicative of Dodge’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent business during the periods presented.
The Combined Financial Statements are prepared on a carve-out basis from financial information of the Parent. The operations of Dodge are consistent with the components of the Parent which are planned to be divested in the Pending Acquisition. All amounts presented relate to companies or the relevant portions of companies that are directly controlled by the Parent and all intercompany accounts within Dodge and transactions within Dodge are eliminated. Intercompany transactions between us and the Parent are deemed to have been settled immediately through “Parent company investment.”
External debt, including any interest expense, associated with the debt of the Parent which is not directly attributable to Dodge has been excluded from the combined financial statements of Dodge. The equity of Dodge represents the net investment of the Parent in Dodge. The Parent’s historical retained earnings related to Dodge are included within “Parent company investment.”
Current and deferred income taxes have been determined based on the stand-alone results of Dodge. However, because Dodge has prepared and filed its tax returns as part of ABB’s tax group in certain jurisdictions, Dodge’s actual tax balances may differ from those reported.
KEY FACTORS AFFECTING OUR RESULTS OF OPERATIONS
Impact of Covid-19 Pandemic
On March 11, 2020 the World Health Organization designated a new coronavirus disease (“COVID-19”) as a global pandemic. Governments around the world implemented public health and social measures to slow the transmission of the virus. These initiatives included physical and social distancing measures, as well as domestic and international travel restrictions. These initiatives have had a significant impact on certain businesses and economies, leading to economic uncertainty.
The global COVID-19 pandemic reduced our sales volume across all three of our product lines and had an overall negative impact on our business for the six months ended June 30, 2020 and the fiscal year ended December 31, 2020. Total revenues for the fiscal year ended December 31, 2020 declined by $62.4 million, or 10.2%, compared to the fiscal year ended December 31, 2019. The decrease was partially offset by price increases. However, throughout the fiscal year ended December 31, 2020 we experienced strong cash flow generation as our business continued to be resilient during the COVID-19 pandemic, primarily due to the aforementioned price increases, as well as cost reduction initiatives undertaken in response to the COVID-19 pandemic. During the fiscal year ended December 31, 2020, we focused on maintaining adequate workforce strength, sourcing capabilities and inventory levels to ensure that we were well-positioned to serve customers in the post-pandemic recovery. We implemented specific training and guidelines to educate our workforce and highlight health and safety protocols, provide clarity on employee responsibilities and deploy best practices to prevent the spread of COVID-19.
As the countries in which we operate have reopened and social measures taken to slow the transmission of the virus have relaxed, we have seen a recovery in our business results for the six months ended June 30, 2021. Accordingly, our total revenues for the six months ended June 30, 2021 increased by $61.9 million, or 22.6%, compared to the six months ended June 30, 2020.
The extent to which the global COVID-19 pandemic affects our business will depend on future developments in the United States and around the world, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic and different COVID-19 variants, new information which may emerge concerning the severity of COVID-19 and the actions required to contain and treat it, among others. Although the ultimate impact of the global COVID-19 pandemic on our business and financial results remains uncertain, a continued and prolonged public health crisis such as the global COVID-19 pandemic could have a material negative impact on our business, operating results and financial condition. See “Risk Factors — Risk Factors Relating to Our Company — Our results have been and are likely to continue to be impacted by the COVID-19 pandemic” in RBC’s annual report on Form 10-K for RBC’s fiscal year ended April 3, 2021 for more information.
Revenue
Our revenues primarily consist of product sales across three product lines — mounted bearings, enclosed gearing and power transmission components:

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Mounted bearings — Offers fully assembled bearings with a wide range of shaft attachment methods, rolling elements, housings and seal choices. Products include ball bearings, roller bearings and plain bearings, which are used in light to heavy loads, clean, corrosive and harsh environments. Applications include unit & bulk handling, industrial air handling, large rotor fans, food processing, roll out tables, and forest pulp and paper processing. For the six months ended June 30, 2021 and the fiscal year ended December 31, 2020, revenues from the bearings product line represented 50% and 48% of Dodge’s total revenues, respectively.

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Enclosed gearing — Consists of products such as Tigear, Quantis Gearmotor, Torque Arm, MagnaGear & Maxum and CST and focuses on reliability which delivers performance and value-added product features providing maximum uptime and less maintenance. For each of the six months ended June 30, 2021 and the fiscal year ended December 31, 2020, revenues from the gearings product line represented 35% of Dodge’s total revenues.

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Power transmission components — includes products such as mechanical drive components, couplings and conveyor components and offers coupling solutions for both elastomeric and metallic design with the potential to increase torque capacity, accommodate shaft misalignment and extend life, and complete pulley assembly packages, including the pulley, shafting, bearings, couplings and gearing. This is a complementary offering that drives pull through of high margin mounted bearings and enclosed gearing products. For each of the six months ended June 30, 2021 and the fiscal year ended December 31, 2020, revenues from the power transmission components product line represented 14% of Dodge’s total revenues.

Additionally, we have a smaller service revenue stream resulting from repairs and maintenance activities associated with our large gearing components.
Cost of sales
Cost of sales consists of direct materials and labor costs, as well as overhead costs, warehousing costs, freight costs, customer order engineering and warranty related expenses. During periods of rising material costs, we seek to offset these costs through sourcing initiatives with alternative suppliers and redesign of products to optimize material input. Materials costs for the six months ended June 30, 2020 and 2021 and for the fiscal years ended December 31, 2019 and 2020 remained relatively consistent as a percentage of overall cost of sales.
We monitor gross profit performance through a process of monthly operational reviews and undertook certain cost management initiatives during the six months ended June 30, 2020 and the fiscal year ended December 31, 2020 in response to the COVID-19 pandemic. These cost management initiatives included the following:
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Labor cost management was the most significant initiative with production plants cutting down labor hours as orders declined;

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Workforce hours were reduced through the implementation of furloughs and Dodge was able to benefit from the United States government’s Paycheck Protection Program, which supplemented employee unemployment benefits; and

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Reduction in discretionary expenses such as elimination of all employee travel and trade shows participation.

We experienced a 0.3% decrease in gross profit from 30.9% in the fiscal year ended December 31, 2019 to 30.6% in the fiscal year ended December 31, 2020. As a result of our cost management initiatives taken during the six months ended June 30, 2020 coupled with increasing sales volumes during the six months ended June 30, 2021 as a result of the continued economic recovery from the COVID-19 pandemic, we experienced a favorable change in our gross profit by 2.7%.
Selling, general and administrative expenses
Our selling, general and administrative expenses consists of primarily personnel cost, including standard salaries, commissions and other payroll related items. These cost generally remain consistent year over year with variations driven through commissions cost that are directly correlated to the sales volumes generated.

Non-order related research and development expense
Our non-order related research and development expense consists of direct expenditures relating to our efforts to develop, design, and enhance our products, services, and processes. The research and development costs not related to specific customer orders are generally expensed as incurred resulting in a reduction in income from operations.
Income tax expense
We are subject to income taxes in the numerous tax jurisdictions across the U.S. as a result of the differing state tax legislators. Further, the majority of our pretax income is generated within the U.S. and therefore, we have limited international implications from a tax perspective. We account for income taxes using an asset and liability method. Under this method, income tax expense reflects income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if the business was a standalone taxpayer.
RESULTS OF OPERATIONS
Three and Six Months Ended June 30, 2021 Compared to Three and Six Months Ended June 30, 2020
The following discussion includes comments and analysis relating to our results of operations for the three and six months ended June 30, 2021 and 2020.
	Three Months Ended June 30,
($ in thousands)	2021	2020
Revenues	$166,958	$126,704
Net income	24,354	14,186
Net income as a percentage of revenues	14.6%	11.2%
Revenues increased by $40.3 million, or 31.8%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in revenues was experienced across all three of our product lines and was primarily due to increasing sales volumes as a result of the continued economic recovery from the COVID-19 pandemic. As economies began to reopen and social initiatives were relaxed, our business operations experienced a return to pre-COVID-19 levels.
Net income increased by $10.2 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in net income was primarily driven by the increased sales volumes and gross profit, partially offset by increased operating expenses, primarily due to our business operations returning to pre-COVID-19 levels. Accordingly, net income as a percentage of revenues increased by 3.4% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020.
	Six Months Ended June 30,
($ in thousands)	2021	2020
Revenues	$335,923	$274,054
Net income	50,772	34,983
Net income as a percentage of revenues	15.1%	12.8%
Revenues increased by $61.9 million, or 22.6%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in revenues was experienced across all three of our product lines and was primarily due to increasing sales volumes as a result of the continued economic recovery from the COVID-19 pandemic. As economies began to reopen and social initiatives were relaxed, our business operations experienced a return to pre-COVID-19 levels.

Net income increased by $15.8 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in net income was primarily driven by the increased sales volumes and gross profit, partially offset by increased operating expenses, primarily due to our business operations returning to pre-COVID-19 levels. Accordingly, net income as a percentage of revenues increased by 2.3% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Gross profit
	Three Months Ended June 30,
($ in thousands)	2021	2020
Gross profit	$56,188	$37,120
Gross profit as a percentage of revenues	33.7%	29.3%
Gross profit increased by $19.1 million, or 51.4%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in gross profit was mainly driven by increased sales volumes as the industry began to recover from the COVID-19 pandemic. As such, gross profit as a percentage of revenues increased by 4.4% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020.
	Six Months Ended June 30,
($ in thousands)	2021	2020
Gross profit	$114,108	$85,792
Gross profit as a percentage of revenues	34.0%	31.3%
Gross profit increased by $28.3 million, or 33.0%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in gross profit was mainly driven by increased sales volumes as the industry began to recover from the COVID-19 pandemic. As such, gross profit as a percentage of revenues increased by 2.7% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Selling, general and administrative expenses
	Three Months Ended June 30,
($ in thousands)	2021	2020
Selling, general and administrative expenses	$21,409	$16,445
Selling, general and administrative expenses as a percentage of revenues	12.8%	13.0%
Selling, general and administrative expenses increased by $5.0 million, or 30.2%, in the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase was primarily due to the increased commission cost driven by increased sales volumes, coupled with traveling and marketing costs returning to levels seen prior to COVID-19.

	Six Months Ended June 30,
($ in thousands)	2021	2020
Selling, general and administrative expenses	$41,374	$35,693
Selling, general and administrative expenses as a percentage of revenues	12.3%	13.0%
Selling, general and administrative expenses increased by $5.7 million, or 15.9%, in the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to the increased commission cost driven by increased sales volumes, coupled with traveling and marketing costs returning to levels seen prior to COVID-19.
Non-order related research and development expenses
	Three Months Ended June 30,
($ in thousands)	2021	2020
Non-order related research and development expenses	$2,985	$1,894
Non-order related research and development expenses as a percentage of revenues	1.8%	1.5%
Other non-order related research and development expense increased by $1.1 million, or 57.6%, in the three months ended June 30, 2021 compared to the three months ended June 30, 2020, primarily as a result of increased research and development expenses incurred by our business coupled with an increase in expenses allocated to Dodge from ABB.
	Six Months Ended June 30,
($ in thousands)	2021	2020
Non-order related research and development expenses	$6,250	$3,629
Non-order related research and development expenses as a percentage of revenues	1.9%	1.3%
Other non-order related research and development expense increased by $2.6 million, or 72.2%, in the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily as a result of increased research and development expenses incurred by our business coupled with an increase in expenses allocated to Dodge from ABB.
Income tax expense
	Three Months Ended June 30,
($ in thousands)	2021	2020
Income from operations, before income taxes	$32,342	$18,854
Income tax expense	7,988	4,668
Effective tax rate	24.7%	24.8%
Income tax expense increased by $3.3 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Our effective income tax rate for the three months ended June 30, 2021 was 24.7% compared to 24.8% for the three months ended June 30, 2020. The effective income tax rates are different from the United States statutory rate primarily due to state and local income taxes, net of federal tax benefits.

	Six Months Ended June 30,
($ in thousands)	2021	2020
Income from operations, before income taxes	$67,426	$46,492
Income tax expense	16,654	11,509
Effective tax rate	24.7%	24.8%
Income tax expense increased by $5.1 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Our effective income tax rate for the six months ended June 30, 2021 was 24.7% compared to 24.8% for the six months ended June 30, 2020. The effective income tax rates are different from the United States statutory rate primarily due to state and local income taxes, net of federal tax benefits.
Fiscal Year Ended December 31, 2020 Compared to Fiscal Year Ended December 31, 2019
The following discussion includes comments and analysis relating to our results of operations for the fiscal years ended December 31, 2020 and 2019.
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Revenues	$549,997	$612,390
Net income	67,564	77,001
Net income as a percentage of revenues	12.3%	12.6%
Revenues decreased by $62.4 million, or 10.2%, for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. The decrease in revenues was experienced by all three of our product lines and was primarily due to the global impact of the COVID-19 pandemic, as we experienced decreasing sales volumes as a result of government-imposed lockdowns in key markets, customer plant shutdowns and a general global economic slowdown. Further, large distributor customers reduced purchases during the fiscal year ended December 31, 2020 in an effort to reduce their inventory in response to the COVID-19 pandemic. We were able to partially offset the decrease in sales volumes by increasing prices across its bearings, gearing and power transmission product lines.
Net income decreased by $9.4 million, or 12.3%, for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. The decrease in net income was primarily driven by the reduced sales volumes due to the COVID-19 pandemic, partially offset by price increases, lower material and overhead costs and reduced operating expenses, primarily due to reducing headcount throughout the fiscal year ended December 31, 2020. Accordingly, net income as a percentage of revenues decreased by 0.3% for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019.
Gross profit
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Gross profit	$168,261	$189,267
Gross profit as a percentage of revenues	30.6%	30.9%
Gross profit decreased by $21.0 million, or 11.1%, for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. The decrease in gross profit was mainly driven by reduced sales volumes due to the COVID-19 pandemic, partially offset by price increases, lower material costs and lower overhead costs. As such, gross profit as a percentage of revenues decreased by 0.3% for the fiscal year ended December 31, 2019 compared to the fiscal year ended December 31, 2020.

Selling, general and administrative expenses
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Selling, general and administrative expenses	$70,850	$78,672
Selling, general and administrative expenses as a percentage of revenues	12.9%	12.8%
Selling, general and administrative expenses decreased by $7.8 million, or 9.9%, in the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. The decrease was primarily due to delaying the backfilling of vacant positions in connection with employee turnover, coupled with reduced travel and marketing spending as a result of COVID-19 restrictions.
Non-order related research and development expenses
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Non-order related research and development expenses	$7,439	$8,539
Non-order related research and development expenses as a percentage of revenues	1.4%	1.4%
Other non-order related research and development expense decreased by $1.1 million, or 12.9%, in the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019, primarily as a result of reduced research and development expenses allocated to Dodge from ABB.
Income tax expense
	Fiscal Year Ended December 31,
($ in thousands)	2020	2019
Income from operations, before income taxes	$89,743	$102,084
Income tax expense	22,179	25,083
Effective tax rate	24.7%	24.6%
Income tax expense decreased by $2.9 million, or 11.6%, for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019. Our effective income tax rate for the fiscal year ended December 31, 2020 was 24.7% compared to 24.6% for the fiscal year ended December 31, 2019. The effective income tax rates are different from the United States statutory rate primarily due to state and local income taxes, net of federal tax benefits.
LIQUIDITY AND CAPITAL RESOURCES
Dodge has historically participated in ABB’s centralized treasury management, including centralized cash pooling and overall financing arrangements. Transfers of cash both to and from these arrangements are reflected as a component of “Parent company investment” within the combined balance sheets. However, historically, we have generated operating cash flow sufficient to fund our working capital, capital expenditures and financing requirements.
Following the closing of the Pending Acquisition, the capital structure and sources of liquidity for Dodge are not expected to change significantly. While we will no longer participate in ABB’s centralized treasury management, we expect to continue our ability to fund our capital needs from continued ability to generate cash from operations, and expect little to no need to access to our bank lines of credit.

Cash Flows
The following table presents a summary of our cash flows from operating, investing and financing activities for the periods indicated:
	Six Months Ended June 30,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net cash provided by (used in):
Operating activities	$71,776	$42,839	$101,670	$101,868
Investing activities	(8,916)	(10,503)	(20,169)	(15,085)
Financing activities	(62,860)	(32,336)	(81,501)	(86,783)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—
Net change in cash and cash equivalents	—	—	—	—
Net Cash Provided by Operating Activities
During the six months ended June 30, 2021 we generated cash of $71.8 million from operating activities compared to $42.8 million during the six months ended June 30, 2020. The increase of $28.9 million in the six months ended June 30, 2021 was primarily driven by the increase in net income of $15.8 million and the $16.2 million favorable change in operating assets and liabilities.
During the fiscal year ended December 31, 2020 we generated cash of $101.7 million from operating activities compared to $101.9 million in the fiscal year ended December 31, 2019. The decrease of $0.2 million in the fiscal year ended December 31, 2020 was mainly the result of a $8.6 million favorable change in operating assets and liabilities and a favorable change of $0.9 million in deferred tax expense, offset by a decrease in net income of $9.4 million.
The following table summarizes the favorable change in operating assets and liabilities for the periods indicated:
	Six Months Ended June 30,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net cash provided by (used in):
Receivables, net	$(29,528)	$707	$4,453	$(4,628)
Inventories, net	985	(12,089)	(3,193)	(267)
Accounts payable	17,662	679	(4,996)	(2,776)
Accrued liabilities	10,030	(2,405)	(2,170)	(4,212)
Other assets and liabilities, net	5,656	1,736	883	(1,703)
Total change in operating assets and liabilities	$4,805	$(11,372)	$(5,023)	$(13,586)
Net Cash Used in Investing Activities
During the six months ended June 30, 2021, we used $8.9 million for investing activities, compared to $10.5 million in the three months ended June 30, 2020, which was entirely driven by capital expenditures for both years.
During the fiscal year ended December 31, 2020, we used $20.2 million for investing activities, compared to $15.1 million in the fiscal year ended December 31, 2019, which was entirely driven by capital expenditures for both years.

Net Cash Used in Financing Activities
As Dodge has historically participated in ABB’s centralized treasury management, transfers of cash both to and from ABB are reflected as a component of “Parent company investment” within the combined balance sheets. Accordingly, all cash flows provided by or used in operating and investing activities are contributed back to ABB.
During the six months ended June 30, 2021, we used $62.9 million for financing activities compared to $32.3 million in the six months ended June 30, 2020. The cash used in financing activities was primarily attributable to changes in “Parent company investment,” which represents the transfer of operating cash flows to ABB’s centralized cash management function.
During the fiscal year ended December 31, 2020, we used $81.5 million for financing activities compared to $86.8 million in the fiscal year ended December 31, 2019. The cash used in financing activities was primarily attributable to changes in “Parent company investment.”
Capital Expenditures
Our capital expenditures in the six months ended June 30, 2021 and the fiscal year ended December 31, 2020 were $8.9 million and $20.2 million, respectively, compared to $10.5 million in the six months ended June 30, 2020 and $15.1 million in the fiscal year ended December 31, 2019. We currently expect to make additional capital expenditures of approximately $10.0 million to $14.0 million during the remainder of fiscal year ending December 31, 2021 in connection with our existing business. We funded our fiscal 2020 capital expenditures, and expect to fund fiscal 2021 capital expenditures, principally through internally generated funds.
Critical Accounting Policies and Estimates
Cost allocations
Our combined financial statements include general corporate expenses and shared expenses of the Parent that were historically incurred by or charged to Dodge for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and controlling, intellectual property, digital, communications, human resources, sales and marketing, health and safety and country management activities. These expenses are included in the Combined Statements of Income within “Cost of sales,” “Selling, general and administrative expenses,” and “Non-order related research and development expenses.” These expenses have been allocated to Dodge on the basis of direct usage, FTEs, square footage, or other measures that are utilized by the Parent for purposes of its consolidated financial statements.
The combined financial statements may not reflect the actual expenses that would have been incurred and may not reflect Dodge’s combined results of operations, financial position and cash flows had it been a standalone business during the period presented. Actual costs that would have been incurred if Dodge had been a standalone business would depend on multiple factors, including organizational structure, capital structure, and strategic decisions made in various areas, including information technology and infrastructure. Going forward, Dodge may perform these functions using its own resources or outsourced services.
Use of estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods. These accounting assumptions and estimates include:
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growth rates, discount rates and other assumptions used in testing goodwill for impairment;

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estimates to determine valuation allowances for deferred tax assets and amounts recorded for unrecognized tax benefits;

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assumptions used in determining inventory obsolescence and net realizable value;

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assumptions used in the determination of corporate costs attributable to Dodge;

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estimates of loss contingencies associated with, product warranties;

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estimates related to credit losses expected to occur over the remaining life of financial assets such as trade and other receivables;

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assumptions and projections related to right of return provisions and rebate accruals; and

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assumptions used in the determination of post-retirement benefit obligations and expenses.

Cash and cash equivalents
Cash and cash equivalents were managed centrally by the Parent during the periods presented. Cash and cash equivalents have not been recorded on an allocated basis to Dodge for the periods presented. As such, no cash and cash equivalents have been presented within the combined balance sheets of Dodge. Transfers of cash and cash equivalents between Dodge and the Parent have been presented as a component of the change in parent investment as a financing activity in the combined statements of cash flows.
Accounts receivable and allowance for expected credit losses
Accounts receivable are recorded at the invoiced amount. The Parent has a group-wide policy on the management of credit risk. The policy includes a credit assessment methodology to assess the creditworthiness of customers and assign to those customers a risk category. Third-party agencies’ ratings are considered, if available. For customers where agency ratings are not available, the customer’s most recent financial statements, payment history and other relevant information are considered in the assignment to a risk category. Customers are assessed at least annually or more frequently when information on significant changes in the customers’ financial position becomes known. In addition to the assignment to a risk category, a credit limit per customer is set.
Dodge recognizes an allowance for expected credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward looking estimates. Receivables are grouped in pools based on similar risk characteristics to estimate expected credit losses. Expected credit losses are estimated individually when the related assets do not share similar risk characteristics.
Accounts receivable are written off when deemed uncollectible and are recognized as a deduction from the allowance for expected credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.
Concentrations of credit risk
Dodge sells a broad range of mechanical power transmission products to a wide range of industrial, commercial, and OEM customers throughout the world. Concentrations of credit risk with respect to accounts receivable are limited as Dodge’s customer base is comprised of a large number of individual customers. Ongoing credit evaluations of customers’ financial positions are performed; collateral is not generally required. Dodge maintains an allowance for expected credit losses as discussed above under the heading “Accounts receivable and allowance for expected credit losses.” Such losses, in the aggregate, are in line with Dodge’s expectations.
Revenue recognition
A customer contract exists if collectability under the contract is considered probable, the contract has commercial substance, contains payment terms, as well as the rights and commitments of both parties, and has been approved.

Dodge offers arrangements with multiple performance obligations to meet its customers’ needs. These arrangements may involve the delivery of multiple products and/or performance of services (such as installation and training) and the delivery and/or performance may occur at different points in time or over different periods of time. Goods and services under such arrangements are evaluated to determine whether they form distinct performance obligations and should be accounted for as separate revenue transactions. Dodge allocates the sales price to each distinct performance obligation based on the price of each item sold in separate transactions at the inception of the arrangement.
Dodge generally recognizes revenues for the sale of non-customized products including bearings, gearings, PT components and other goods which are manufactured on a standardized basis at a point in time. Revenues are recognized at the point in time that the customer obtains control of the good which is when it has taken title to the products and assumed the risks and rewards of ownership of the products specified in the purchase order or sales agreement. Generally, the transfer of title and risks and rewards of ownership are governed by the contractually defined shipping terms. Dodge uses various International Commercial shipping terms (as promulgated by the International Chamber of Commerce) in its sales of products to third party customers, such as Ex Works (“EXW”), Free Carrier (“FCA”) and Delivered Duty Paid (“DDP”).
Billing terms for these point in time contracts vary but generally coincide with delivery to the customer. Payment is generally due within 90 days or less upon receipt of the invoice.
Revenues are reported net of distributor rebates, early settlement discounts, and similar incentives. Rebates are estimated based on sales terms, historical experience and trend analysis. The most common incentives relate to amounts paid or credited to customers for achieving defined volume levels. Further, revenues are reported net of customer returns. Customers typically have a right of return for products purchased within the preceding 12 month period and are estimated based on customer return history.
We provide for anticipated costs for warranties when it recognizes revenues on the related products. Warranty costs include calculated costs arising from imperfections in design, material and workmanship in Dodge’s products. Dodge makes individual assessments on contracts with risks resulting from order-specific conditions or guarantees and assessments on an overall, statistical basis for similar products sold in larger quantities.
Taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions between Dodge and its customers, such as sales, use, value added and some excise taxes, are excluded from revenues.
Sales commissions are expensed immediately when the amortization period for the costs to obtain the contract is less than a year.
Shipping and handling costs
Shipping and handling costs are recorded as a component of cost of sales.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method, the weighted average-cost method, or the specific identification method. Inventoried costs are stated at acquisition cost or actual production cost, including direct material and labor and applicable manufacturing overheads. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for decreases in sales prices, obsolescence or similar reductions in value.
Impairment of long-lived assets
Long-lived assets that are held and used are assessed for impairment when events or circumstances indicate that the carrying amount of the asset may not be recoverable. If the asset’s net carrying value exceeds the asset’s net undiscounted cash flows expected to be generated over its remaining useful life including net proceeds expected from disposition of the asset, if any, the carrying amount of the asset is reduced to its estimated fair value. The estimated fair value is determined using a market, income and/or cost approach.

Property, plant and equipment
Property, plant and equipment is stated at cost, less accumulated depreciation and is depreciated using the straight-line method. The estimated useful lives of the assets are generally as follows:
Factories and office buildings	30 – 40 years
Other facilities	15 years
Machinery and equipment	3 – 15 years
Furniture and office equipment	3 – 8 years
Leasehold improvements are depreciated over their useful life or, for operating leases, over the lease term, if shorter
Goodwill and other intangible assets
Goodwill is reviewed for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable.
Goodwill is evaluated for impairment at the reporting unit level. Dodge consists of one reporting unit for purposes of assessing goodwill for impairment.
When evaluating goodwill for impairment, either a qualitative or quantitative assessment method at the reporting unit is used. The qualitative assessment involves determining, based on an evaluation of qualitative factors, if it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, based on this qualitative assessment, it is determined to be more likely than not that the reporting unit’s fair value is less than its carrying value, a quantitative impairment test (described below) is performed, otherwise no further analysis is required. If an election not to perform the qualitative assessment for a reporting unit is made, then a quantitative impairment test is performed.
The quantitative impairment test calculates the fair value of a reporting unit (based on the income approach whereby the fair value of a reporting unit is calculated based on the present value of future cash flows) and compares it to the reporting unit’s carrying value. If the carrying value of the net assets of a reporting unit exceeds the fair value of the reporting unit then an impairment charge equal to the difference is recognized, provided that the loss recognized does not exceed the total amount of goodwill allocated to that reporting unit.
Amortization of intangibles with definite lives is calculated using the straight-line method, which is reflective of the benefit pattern in which the estimated economic benefit is expected to be received over the estimated useful life of the intangible asset. Intangible assets such as customer relationships, tradenames, and product-related technology assets with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The useful lives are as follows:
Customer relationships	21 years
Tradename	10 years
Product-related technology	8 years
Intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. If the sum of the expected undiscounted future cash flows related to the asset is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. No impairment was recognized in the historical periods.
Product and order-related contingencies
Dodge calculates its provision for product warranties based on historical claims experience and specific review of certain contracts.

Leases
Dodge’s leases consist primarily of real estate.
In January 2019, Dodge adopted a new lease accounting standard, Accounting Standard Codification (ASC) 842, Leases, electing the transition method which permits entities to adopt the provisions of the standard using the modified retrospective approach without adjusting comparative periods. Dodge also elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allowed us to grandfather the historical accounting conclusions until a reassessment event occurs. We have also elected the practical expedient to not recognize short-term leases on the balance sheet and the practical expedient to combine lease and non-lease components for the majority of our underlying classes of assets. In instances where the practical expedient was not elected, lease and non-lease consideration is allocated based on relative standalone selling price.
The standard did not materially impact our combined statements of income, cash flows or equity as a result of adoption.
Prior to the adoption of the new accounting standard, lease transactions where substantially all risks and rewards incident to ownership were transferred from the lessor to the lessee were accounted for as capital leases. All other leases were accounted for as operating leases. The periodic rent expense for operating leases was recorded on a straight-line basis over the life of the lease term. Amounts due under capital leases were recorded as a liability. The value of the assets under capital leases were recorded as property, plant and equipment. Depreciation and amortization of assets recorded under capital leases was included in depreciation and amortization expense.
Under the new lease accounting standard, Dodge evaluates if a contract contains a lease at inception of the contract. A contract is or contains a lease if it conveys the right to control the use of identified property, plant or equipment (an identified asset) for a period of time in exchange for consideration. To determine this, Dodge assesses whether, throughout the period of use, it has both the right to obtain substantially all of the economic benefits from the use of the identified asset and the right to direct the use of the identified asset. Leases are classified as either finance or operating, with the classification determining the pattern of expense recognition in the Combined Statements of Income. Lease expense for operating leases continues to be recorded on a straight-line basis over the lease term. Lease expense for finance leases is separated between amortization of the right-of-use assets and lease interest expense.
In many cases, Dodge’s leases include one or more options to renew. The exercise of lease renewal options is at Dodge’s discretion. Renewal periods are included in the expected lease term if they are reasonably certain of being exercised by Dodge. Certain leases also include options to purchase the leased property. None of Dodge’s lease agreements contain material residual value guarantees or material restrictions or covenants.
Long-term leases (leases with terms greater than 12 months) are recorded in the combined balance sheets at the commencement date of the lease based on the present value of the minimum lease payments. The present value of the lease payments is determined by using the interest rate implicit in the lease if available. As most of Dodge’s leases do not provide an implicit rate, Dodge’s incremental borrowing rate is used for most leases and is determined for portfolios of leases based on the remaining lease term, currency of the lease, and the internal credit rating of the subsidiary which entered into the lease. Dodge does not have significant short-term leases (leases with an initial lease term of 12 months or less).
Assets under operating lease are included in “Operating lease right-of-use assets, net.” Operating lease liabilities are reported both as current and non-current operating lease liabilities. Right-of-use assets represent Dodge’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease.
Assets under finance lease are included in “Property, plant and equipment, net” while finance lease liabilities are included in “Other current liabilities” and “Non-current finance lease liabilities.”
Lease and non-lease components for leases other than real estate are not accounted for separately.

Translation of foreign currencies and foreign exchange transactions
The functional currency for most of the operations of Dodge is the applicable local currency. The translation from the applicable functional currencies into the reporting currency is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for income statement accounts using average exchange rates prevailing during the year. The resulting translation adjustments are excluded from the determination of earnings and are recognized directly in “Parent company investment” until the subsidiary is sold, substantially liquidated or evaluated for impairment in anticipation of disposal.
Foreign currency exchange gains and losses, such as those resulting from foreign currency denominated receivables or payables, are included in the determination of earnings. Exchange gains and losses recognized in earnings are included in “Revenues,” “Cost of sales” or “Selling, general and administrative expenses” consistent with the nature of the underlying item.
Income taxes
The operations of Dodge have historically been included in the income tax filings of ABB Holdings Inc. The income tax expense in the Combined Statements of Income is based on a separate return methodology using the asset and liability approach of accounting for income taxes. Under this approach, income tax expense reflects income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if the business was a standalone taxpayer filing hypothetical income tax returns where applicable. Any accrued tax liability or refund arising as a result of this approach is assumed to be immediately settled with the Parent as a component of “Parent company investment.” Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid, and result from differences between the financial statement carrying amount and the tax bases of Dodge’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted. Deferred taxes are reflected in the combined balance sheets to the extent that such attributes are expected to transfer with Dodge upon the separation.
Dodge uses the asset and liability method to account for deferred taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Dodge recognizes an income tax benefit when it determines that the tax position is more likely than not to be sustained based upon the deduction’s technical merit. Recognized tax positions are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement. Deferred tax assets and liabilities are offset against each other and reported on a net basis by tax-paying component. If relevant, a valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.
Dodge operates in numerous tax jurisdictions and, as a result, is regularly subject to examination by taxing authorities. No liabilities are recorded in the combined balance sheets for unrecognized tax benefits in Dodge as all amounts will remain as obligations of the Parent.
Research and development
Research and development costs not related to specific customer orders are generally expensed as incurred.
Contingencies
The operations of Dodge are subject to proceedings, litigation or threatened litigation and other claims and inquiries, related to environmental, labor, product, regulatory, tax (other than income tax) and other matters, and is required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue, often with assistance from both internal and external legal counsel and technical experts. The required amount of a provision for a contingency of any type may change in the future due to new developments in the particular matter, including changes in the approach to its resolution.
Dodge records a provision for its contingent obligations when it is probable that a loss will be incurred and the amount can be reasonably estimated. Any such provision is generally recognized on an undiscounted basis using Dodge’s best estimate of the amount of loss incurred or at the lower end of an estimated range when a single best estimate is not determinable. In some cases, Dodge may be able to recover a portion of the costs relating to these obligations from insurers or other third parties; however, Dodge records such amounts only when it is probable that they will be collected.
Other Post-retirement Benefit Plans
We recognize the post-retirement benefit obligation for certain defined benefit plans associated with retirees of Dodge on the combined balance sheets. Actuarial gains or losses and prior service costs or credits that have not yet been recognized as part of net periodic benefit cost are recorded as a component of accumulated other comprehensive income.
The calculation of the obligation and expense for other post-retirement benefits is dependent on assumptions selected by actuaries and the Parent. Those assumptions are detailed further in Note 12 to the Combined Financial Statements incorporated by reference herein and include, among others, the discount rate, mortality and the rates of increases in health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While Dodge believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the other post-retirement obligations and future expense.
Off-Balance Sheet Arrangements
We do not have any significant off-balance sheet arrangements, nor did we have any significant off-balance sheet arrangements during any of the periods presented.

DIVIDEND POLICY
Except for a $2.00 per common share special dividend paid in 2014, we have not paid any cash dividends on our common stock and may not pay cash dividends in the future. Any future dividends on our common stock that may be declared and paid from time to time will be subject to market and economic conditions, applicable legal requirements and other relevant factors. In the future we will periodically evaluate whether to make a dividend on our common stock, and the amount and timing of any such dividends, based on our operating results, financial condition, capital requirements and general business conditions. If we pay a dividend on our common stock, we will not be obligated to continue a dividend for any fixed period, and the payment of dividends may be suspended or discontinued at any time at our discretion and without prior notice. Certain of our existing indebtedness contains, and indebtedness we incur in the future, including pursuant to the New Credit Agreement, may contain, limitations on our ability to declare dividends. Additionally, the terms of the mandatory convertible preferred stock to be issued will limit our ability to declare dividends on our common stock unless any accumulated dividends on the mandatory convertible preferred stock then outstanding have been paid in full, subject to certain limited exceptions. See “Risk Factors — Risks Related to the Offering, our Mandatory Convertible Preferred Stock and our Common Stock — We do not currently intend to pay dividends on our common stock.”

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK
The following is a summary of certain provisions of our 5.00% Series A Mandatory Convertible Preferred Stock (the “mandatory convertible preferred stock”). It is only a summary and is not complete. The terms of our mandatory convertible preferred stock will be set forth in a certificate of designations (the “certificate of designations”) and our amended and restated certificate of incorporation (the “certificate of incorporation”). We qualify this summary by referring you to the certificate of designations and our certificate of incorporation, because they, and not this summary, define your rights as a holder of the mandatory convertible preferred stock. We will provide you with a copy of the certificate of designations, which includes the form of the global certificates that will represent the mandatory convertible preferred stock, and our certificate of incorporation, as provided under the caption “Where You Can Find Additional Information.”
Certain terms used in this summary are defined below under the caption “— Definitions.” Certain other terms used in this summary are defined in the certificate of designations.
References to “we,” “us” and “our” in this section refer to RBC Bearings Incorporated only and not to any of its subsidiaries. As used in this section, the term “including” means “including without limitation.”
This “Description of Mandatory Convertible Preferred Stock” section supplements and, to the extent inconsistent therewith, supersedes the information in the accompanying prospectus under the caption “Description of Capital Stock — Preferred Stock.”
Generally
Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, and authorizes our board of directors to designate the preferences, rights and other terms of each series. As of the date of this prospectus supplement, no shares of preferred stock were outstanding. We will issue 4,000,000 shares (or, if the underwriters fully exercise their over-allotment option, 4,600,000 shares) of mandatory convertible preferred stock in this offering.
Subject to applicable law, we or our subsidiaries may directly or indirectly repurchase or otherwise acquire mandatory convertible preferred stock in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives, without the consent of, or notice to, the holders. The certificate of designations requires us to promptly deliver to the transfer agent for cancellation all mandatory convertible preferred stock that we or our subsidiaries have purchased or otherwise acquired.
Transfer Agent, Registrar, Conversion Agent and Paying Agent
Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock and will act as the initial transfer agent, registrar, conversion agent and paying agent for the mandatory convertible preferred stock. However, we may at any time designate any additional or rescind the designation of any transfer agent, registrar, paying agent or conversion agent, and we or any of our subsidiaries may choose to act as registrar, paying agent or conversion agent as well, without prior notice to the preferred stockholders.
Registered Holders
Absent manifest error, a person in whose name any share of mandatory convertible preferred stock is registered on the registrar’s books will be considered to be the holder of that share for all purposes, and only registered holders will have rights under our certificate of incorporation and certificate of designations as holders of the mandatory convertible preferred stock. Unless any global certificates are exchanged for physical certificates pursuant to the procedures set forth under the caption “— Book Entry, Settlement and Clearance,” Cede & Co., as nominee of DTC, will be the sole registered holder of the mandatory convertible preferred stock.

The mandatory convertible preferred stock will initially be issued in global form, represented by one or more global certificates registered in the name of Cede & Co., as nominee of DTC, and DTC will act as the initial depositary for the mandatory convertible preferred stock. In limited circumstances, global certificates may be exchanged for physical certificates registered in the name of the applicable preferred stockholder. See “— Book Entry, Settlement and Clearance” for a definition of these terms and a description of certain DTC procedures that will be applicable to mandatory convertible preferred stock represented by global certificates.
Transfers and Exchanges
A preferred stockholder may transfer or exchange its mandatory convertible preferred stock at the office of the registrar in accordance with the certificate of designations. We, the transfer agent and the registrar may require the preferred stockholder to, among other things, deliver appropriate endorsements or transfer instruments as we or they may reasonably require. In addition, subject to the terms of the certificate of designations, we, the transfer agent and the registrar may refuse to register the transfer or exchange of any share of mandatory convertible preferred stock that is subject to conversion or redemption.
Listing
We intend to apply to list the mandatory convertible preferred stock on the Nasdaq Global Select Market under the symbol “ROLLP.” If the listing is approved, we expect trading to commence within 30 days after the “initial issue date” (as defined below under the caption “— Definitions”). However, our listing application may not be approved. Moreover, even if the listing is approved, a liquid trading market for the mandatory convertible preferred stock may not develop, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your mandatory convertible preferred stock at the times you wish to or at favorable prices, if at all.
Payments on the Mandatory Convertible Preferred Stock
We will pay (or cause the paying agent to pay) all declared cash dividends or other cash amounts due on any mandatory convertible preferred stock represented by a global certificate by wire transfer of immediately available funds or otherwise in accordance with the applicable procedures of the depositary. We will pay (or cause the paying agent to pay) all declared cash dividends or other cash amounts due on any mandatory convertible preferred stock represented by a physical certificate as follows:
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if the aggregate “liquidation preference” (as defined below under the caption “— Definitions”) of the mandatory convertible preferred stock represented by such physical certificate is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such mandatory convertible preferred stock entitled to such cash dividend or amount has delivered to the paying agent, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

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in all other cases, by check mailed to the address of such holder set forth in the register for the mandatory convertible preferred stock.

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “— Definitions”) on the following date: (i) with respect to the payment of any declared cash dividend due on a dividend payment date for the mandatory convertible preferred stock, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.
If the due date for a payment on any mandatory convertible preferred stock is not a “business day” (as defined below under the caption “— Definitions”), then such payment may be made on the immediately following business day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”

Ranking
The mandatory convertible preferred stock will rank as follows:
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senior to (i) “dividend junior stock” (as defined below under the caption “— Definitions”) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined below under the caption “— Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

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equally with (i) “dividend parity stock” (as defined below under the caption “— Definitions”) with respect to the payment of dividends; and (ii) “liquidation parity stock” (as defined below under the caption “— Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

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junior to (i) “dividend senior stock” (as defined below under the caption “— Definitions”) with respect to the payment of dividends; and (ii) “liquidation senior stock” (as defined below under the caption “— Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

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junior to our existing and future indebtedness and other liabilities; and

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structurally junior to all of our subsidiaries’ existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock.

As of July 3, 2021, excluding intercompany indebtedness, we had approximately $10.8 million of consolidated indebtedness outstanding, and one of our subsidiaries expects to issue $500.0 million in aggregate principal amount of Senior Notes in the Senior Notes Offering, and we expect to enter into the Credit Agreement, which we expect to provide a Term Facility in an amount not to exceed $1.3 billion and a Revolving Facility in an amount not to exceed $500.0 million.
Dividends
Generally
The mandatory convertible preferred stock will accumulate cumulative dividends at a rate per annum equal to 5.00% (such rate per annum, the “stated dividend rate”) on the liquidation preference thereof, regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “— Definitions”), out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on each “dividend payment date” (as defined below under the caption “— Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “— Definitions”) immediately preceding the applicable dividend payment date. Dividends on the mandatory convertible preferred stock will accumulate from, and including, the last date to which dividends have been paid (or, if no dividends have been paid, from, and including, the initial issue date) to, but excluding, the next dividend payment date, and dividends will cease to accumulate from and after October 15, 2024. No interest, dividend or other amount will accrue or accumulate on any dividend on the mandatory convertible preferred stock that is not declared or paid on the applicable dividend payment date.
Accumulated dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months. If declared in full for payment in cash, the first scheduled dividend on the mandatory convertible preferred stock payable on January 15, 2022 will be approximately $1.5417 per share, assuming the initial issue date is September 24, 2021. Each subsequent scheduled quarterly dividend, if declared in full for payment in cash, will be $1.25 per share.
Declared dividends on the mandatory convertible preferred stock will be payable, at our election, in cash, shares of our common stock or a combination of cash and shares of our common stock, in the manner, and subject to the provisions, described below under the caption “— Method of Payment.” References in this “Description of Mandatory Convertible Preferred Stock” section to dividends “paid” on the mandatory convertible preferred stock, and any other similar language, will be deemed to include dividends paid thereon in shares of common stock in accordance with the provisions described in this “—Dividends” section.
Each payment of declared dividends on the mandatory convertible preferred stock will be applied to the earliest “dividend period” (as defined below under the caption “— Definitions”) for which dividends have not yet been paid.
Method of Payment
Generally
Each declared dividend on the mandatory convertible preferred stock will be paid in cash unless we elect, by sending written notice to each preferred stockholder no later than the 10th “scheduled trading day” (as defined below under the caption “— Definitions”) before the applicable dividend payment date, to pay all or any portion of such dividend in shares of our common stock. Such written notice must state the total dollar amount of the declared dividend per share of mandatory convertible preferred stock and the respective dollar portions thereof that will be paid in cash and in shares of our common stock. Any such election made in such written notice, once sent, will be irrevocable and will apply to all shares of mandatory convertible preferred stock then outstanding.
Dividends Paid Partially or Entirely in Shares of Common Stock
The number of shares of common stock payable in respect of any dollar amount of a declared dividend that we have elected to pay in shares of common stock will be (x) such dollar amount, divided by (y) the “dividend stock price” (as defined below under the caption “— Definitions”) for such dividend. However, in no event will the total number of shares of common stock issuable per share of mandatory convertible preferred stock as payment for a declared dividend exceed an amount equal to (x) the total dollar amount of such declared dividend per share of mandatory convertible preferred stock (including, for the avoidance of doubt, the portion thereof that we have not elected to pay in shares of common stock), divided by (y) the “floor price” (as defined below under the caption “— Definitions”) in effect on the last “VWAP trading day” (as defined below under the caption “— Definitions”) of the related “dividend stock price observation period” (as defined below under the caption “— Definitions”). If the dollar amount of such declared dividend per share of mandatory convertible preferred stock that we have elected to pay in shares of common stock exceeds the product of such dividend stock price and the number of shares of common stock delivered or deliverable (without regard to our obligation to pay cash in lieu of any fractional share of common stock) per share of mandatory convertible preferred stock in respect of such dividend, then we will, to the extent we are legally able to do so, declare and pay, on the relevant Dividend Payment Date, such excess amount in cash ratably in respect of all shares of mandatory convertible preferred stock then outstanding.
The initial floor price for the mandatory convertible preferred stock is $64.75 per share of common stock. The floor price will be subject to adjustment, as provided in the definition of “floor price” under the caption “— Definitions,” whenever the “boundary conversion rates” (as defined below under the caption “— Definitions”) are adjusted pursuant to the provisions described below under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments.”
Payment of Cash in Lieu of any Fractional Share of Common Stock
Notwithstanding anything to the contrary in the provisions described above, in lieu of delivering any fractional share of common stock otherwise issuable as payment for all or any portion of a declared dividend that we have elected to pay in shares of common stock, we will, to the extent we are legally able to do so, pay cash based on the “daily VWAP” (as defined below under the caption “— Definitions”) per share of our common stock on the last VWAP trading day of the relevant dividend stock price observation period.

When Preferred Stockholders Become Stockholders of Record of Shares of Common Stock Issued as Payment for a Declared Dividend
If we have elected to pay all or any portion of a declared dividend on any share of mandatory convertible preferred stock in shares of common stock, then such shares of common stock, when issued, will be registered in the name of the holder of such share of mandatory convertible preferred stock as of the close of business on the related regular record date, and such holder will be deemed to become the holder of record of such shares of common stock as of the close of business on the last VWAP trading day of the related dividend stock price observation period.
Settlement Delayed if Necessary to Calculate the Dividend Stock Price
If we have elected to pay all or any portion of a declared dividend in shares of common stock and the last VWAP trading day of the related dividend stock price observation period occurs on or after the related dividend payment date, then the payment of such declared dividend will be made on the business day immediately after such last VWAP trading day and no interest, dividend or other amount will accrue or accumulate during the related period as a result of the related delay.
Securities Laws Matters
If, in our reasonable judgment, the issuance of shares of common stock as payment for any declared dividend on the mandatory convertible preferred stock, or the resale of those shares by preferred stockholders or beneficial owners that are not, and have not at any time during the preceding three months been, an “affiliate” (as defined below under the caption “— Definitions”) of ours, requires registration under the Securities Act, then we will use our commercially reasonable efforts to:
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file and cause there to become effective under the Securities Act a registration statement covering such issuance or covering such resales from time to time, pursuant to Rule 415 under the Securities Act, by such preferred stockholders or beneficial owners, as applicable; and

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keep such registration statement effective under the Securities Act until all such shares are resold pursuant to such registration statement or are, or would be, eligible for resale without restriction, pursuant to Rule 144 under the Securities Act (or any successor rule), by preferred stockholders that are not, and have not at any time during the preceding three months been, an affiliate of ours.

In addition, we will use our commercially reasonable efforts to qualify or register such shares under applicable U.S. state securities laws, to the extent required in our reasonable judgment.
Treatment of Dividends Upon Redemption or Conversion
If the “acquisition non-occurrence redemption date” (as defined below under the caption “— Optional Redemption Upon an Acquisition Non-Occurrence Event — Redemption Date”) or the “conversion date” (as defined below under the caption “— Definitions”), as the case may be, of any share of mandatory convertible preferred stock is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption or conversion, as applicable, to receive, on or, at our election, before such dividend payment date, such declared dividend on such share.
Except as described in the preceding paragraph or below under the captions “— Optional Redemption Upon an Acquisition Non-Occurrence Event,” “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Mandatory Conversion — Unpaid Accumulated Dividend Amount,” “— Early Conversion at the Option of the Preferred Stockholders — Unpaid Accumulated Dividend Amount” and “— Conversion During a Make-Whole Fundamental Change Conversion Period — Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount,” dividends on any share of mandatory convertible preferred stock will cease to accumulate from and after the acquisition non-occurrence redemption date or conversion date, as applicable, for such share.

Limitations on Our Ability to Pay Dividends
We may not have sufficient cash to pay dividends on the mandatory convertible preferred stock. In addition, applicable law (including the Delaware General Corporation Law), regulatory authorities and the agreements governing our current and future indebtedness may restrict our ability to pay dividends on the mandatory convertible preferred stock. Similarly, statutory, contractual or other restrictions may limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us to enable us to pay cash dividends on the mandatory convertible preferred stock. See “Risk Factors — Risks Related to the Offering, our Mandatory Convertible Preferred Stock and our Common Stock — We conduct all of our operations through our subsidiaries and will rely on our subsidiaries to pay cash dividends on the mandatory convertible preferred stock” and “— We may not have sufficient funds to pay, or may choose not to pay, dividends on the mandatory convertible preferred stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”
Priority of Dividends; Limitation on Junior Payments; No Participation Rights
Except as described below under “— Limitation on Dividends on Parity Stock” and “— Limitation on Junior Payments,” the certificate of designations will not prohibit or restrict us or our board of directors from declaring or paying any dividend or distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of our stock and, unless such dividend or distribution is declared on the mandatory convertible preferred stock, the mandatory convertible preferred stock will not be entitled to participate in such dividend or distribution.
For purposes of the following two paragraphs, a dividend on the mandatory convertible preferred stock will be deemed to have been paid if such dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto.
Limitation on Dividends on Parity Stock
If:
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less than all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been declared and paid as of any dividend payment date; or

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our board of directors declares a dividend on the mandatory convertible preferred stock that is less than the total amount of unpaid dividends on the outstanding mandatory convertible preferred stock that would accumulate to, but excluding, the dividend payment date following such declaration, then, until and unless all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless dividends are simultaneously declared on the mandatory convertible preferred stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of dividends so declared per share of mandatory convertible preferred stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of mandatory convertible preferred stock immediately before the payment of such dividend is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of dividend parity stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of such class or series of dividend parity stock immediately before the payment of such dividend (which dollar amount in this clause (y) will, if dividends on such class or series of dividend parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof).
Limitation on Junior Payments
If any mandatory convertible preferred stock is outstanding, then no dividends or distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of our “junior stock” (as defined below under the caption “— Definitions”), and neither we nor any of our “subsidiaries” (as defined below under the caption “— Definitions”) will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of our junior stock, in each case unless all accumulated dividends on the mandatory convertible preferred stock then outstanding for all prior completed dividend periods, if any, have been paid in full. However, the restrictions described in the preceding sentence will not apply to the following:
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dividends and distributions on junior stock that are payable solely in shares of junior stock, together with cash in lieu of any fractional share;

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purchases, redemptions or other acquisitions of junior stock with the proceeds of a substantially concurrent sale of other junior stock;

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purchases, redemptions or other acquisitions of junior stock in connection with the administration of any equity award or benefit or other incentive plan of ours (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share; and (z) purchases of junior stock pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to the exception described in this bullet point only to the extent that the number of shares of junior stock so repurchased does not exceed the related “number of incremental diluted shares” (as defined below under the caption “— Definitions”);

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purchases, or other payments in lieu of the issuance, of any fractional share of junior stock in connection with the conversion, exercise or exchange of such junior stock or of any securities convertible into, or exercisable or exchangeable for, junior stock;

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(x) dividends and distributions of junior stock, or rights to acquire junior stock, pursuant to a stockholder rights plan and (y) the redemption or repurchase of such rights pursuant to such stockholder rights plan;

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purchases of junior stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect before the initial issue date;

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the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by us or any of our subsidiaries, of any debt securities that are convertible into, or exchangeable for, our common stock (or into or for any combination of cash and our common stock based on the value of our common stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the initial issue date or (y) in compliance with the provision described in the first sentence under this “— Limitation on Junior Payments” section;

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the acquisition, by us or any of our subsidiaries, of record ownership of any junior stock solely on behalf of persons (other than us or any of our subsidiaries) that are the beneficial owners thereof, including as trustee or custodian; and

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the exchange, conversion or reclassification of junior stock solely for or into other junior stock, together with the payment, in connection therewith, of cash in lieu of any fractional share.

For the avoidance of doubt, the provisions described in this “— Limitation on Junior Payments” section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.
Rights Upon Our Liquidation, Dissolution or Winding Up
If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then, subject to the rights of any of our creditors or holders of any outstanding liquidation senior stock, each share of mandatory convertible preferred stock will entitle the holder thereof to receive payment for the following amount out of our assets or funds legally available for distribution to our stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any liquidation junior stock:
•
the liquidation preference per share of mandatory convertible preferred stock, which is $100 per share; and

•
all unpaid dividends that will have accumulated on such share to, but excluding, the date of such payment.

Upon payment of such amount in full on the outstanding mandatory convertible preferred stock, holders of the mandatory convertible preferred stock will have no rights to our remaining assets or funds, if any. If such assets or funds are insufficient to pay such amount in full on all outstanding shares of mandatory convertible preferred stock and the corresponding amounts payable in respect of all outstanding shares of liquidation parity stock, if any, then, subject to the rights of any of our creditors or holders of any outstanding liquidation senior stock, such assets or funds will be distributed ratably on the outstanding shares of mandatory convertible preferred stock and liquidation parity stock in proportion to the full accumulated and unpaid respective distributions to which such shares would otherwise be entitled.
For purposes of the provisions described above in this “— Rights Upon Our Liquidation, Dissolution or Winding Up” section, our consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of our assets (other than a sale, lease or other transfer in connection with our liquidation, dissolution or winding up) to, another person will not, in itself, constitute our liquidation, dissolution or winding up under the certificate of designations, even if, in connection therewith, the mandatory convertible preferred stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.
We may have no assets or funds available for payment on the mandatory convertible preferred stock upon our liquidation, dissolution or winding up. See “Risk Factors — Risks Related to the Offering, our Mandatory Convertible Preferred Stock and our Common Stock — The mandatory convertible preferred stock will be junior to our indebtedness and will be structurally junior to the liabilities of our subsidiaries.”
Voting Rights
The mandatory convertible preferred stock will have no voting rights except as described below, as provided in our certificate of incorporation or as required by the Delaware General Corporation Law.
Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event
Generally
If a “dividend non-payment event” (as defined below under the caption “— Definitions”) occurs, then, subject to the other provisions described below, we will cause the authorized number of our directors to be increased by two and the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, will have the right to elect two directors to fill such two new directorships (the “preferred stock directors”) at our next annual meeting of stockholders (or, if earlier, at a special meeting of our stockholders called for such purpose in accordance with the procedures described below under the caption “— The Right to Call a Special Meeting to Elect Preferred Stock Directors”) and at each following annual meeting of our stockholders until such dividend non-payment event has been cured, at which time such right will terminate with respect to the mandatory convertible preferred stock until and unless a subsequent dividend non-payment event occurs. However, as a condition to the election of any such director, such election must not cause us to violate any rule of the Nasdaq Global Select Market or any other securities exchange or other trading facility on which any of our securities are then listed or qualified for trading requiring that a majority of our directors be independent. We refer to this condition as the “director qualification requirement.” In addition, our board of directors will at no time include more than two preferred stock directors. Upon the termination of such right with respect to the mandatory convertible preferred stock and all other outstanding voting parity stock, if any, the term of office of each person then serving as a preferred stock director will immediately and automatically terminate and the authorized number of our directors will automatically decrease by two.

Each preferred stock director will hold office until our next annual meeting of stockholders or, if earlier, upon his or her death, resignation or removal or the termination of the term of such office as described above.
Removal and Vacancies of the Preferred Stock Directors
At any time, each preferred stock director may be removed either: (i) with cause in accordance with applicable law; or (ii) with or without cause by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing a majority of the combined voting power of the mandatory convertible preferred stock and such voting parity stock.
During the continuance of a dividend non-payment event, a vacancy in the office of any preferred stock director (other than vacancies before the initial election of the preferred stock directors in connection with such dividend non-payment event) may be filled, subject to the director qualification requirement, by the remaining preferred stock director or, if there is no remaining preferred stock director or such vacancy resulted from the removal of a preferred stock director, by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing a majority of the combined voting power of the mandatory convertible preferred stock and such voting parity stock.
The Right to Call a Special Meeting to Elect Preferred Stock Directors
During the continuance of a dividend non-payment event, the preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing at least 25% of the combined voting power of the mandatory convertible preferred stock and such voting parity stock will have the right to call a special meeting of stockholders for the election of preferred stock directors (including an election to fill any vacancy in the office of any preferred stock director). Such right may be exercised by written notice, executed by such preferred stockholders and holders of voting parity stock, as applicable, delivered to us at our principal executive offices (except that, in the case of any global certificate representing the mandatory convertible preferred stock or such voting parity stock, such notice must instead comply with the applicable “depositary procedures” (as defined below under the caption “— Definitions”)). However, if our next annual or special meeting of stockholders is scheduled to occur within 90 days after such right is exercised, and we are otherwise permitted to conduct such election at such next annual or special meeting, then such election will instead be included in the agenda for, and conducted at, such next annual or special meeting.
Voting and Consent Rights with Respect to Specified Matters
Subject to the other provisions described below, while any mandatory convertible preferred stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least two thirds of the combined outstanding voting power of the mandatory convertible preferred stock and such voting parity stock, if any:
(1)
any amendment or modification of our certificate of incorporation to authorize or create, or to increase the authorized number of shares of, any class or series of dividend senior stock or liquidation senior stock;

(2)
any amendment, modification or repeal of any provision of our certificate of incorporation or the certificate of designations that, individually or in the aggregate with all other such amendments, modifications or repeals made pursuant to the provision described in this clause (2), materially and adversely affects the rights, preferences or voting powers of the mandatory convertible preferred stock (other than an amendment, modification or repeal permitted by the provisions described below under the caption “—Certain Amendments Permitted Without Consent”); or

(3)
our consolidation or combination with, or merger with or into, another person, or any binding or statutory share exchange or reclassification involving the mandatory convertible preferred stock, in each case unless:

(a)
the mandatory convertible preferred stock either: (i) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (ii) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;
(b)
the mandatory convertible preferred stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the mandatory convertible preferred stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(c)
if not us, the issuer of the mandatory convertible preferred stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (who, if not us, will, for the avoidance of doubt, succeed us under the certificate of designations).

However, a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (a), (b) and (c) of paragraph (3) above will not require any vote or consent pursuant to paragraph (1) or (2) above. In addition, each of the following will be deemed not to adversely affect the rights, preferences or voting powers of the mandatory convertible preferred stock (or cause any of the rights, preferences or voting powers of any such preference securities to be materially less favorable as described above) and will not require any vote or consent pursuant to any of the preceding clauses (1), (2) or (3):
•
any increase in the number of the authorized but unissued shares of our undesignated preferred stock;

•
any increase in the number of authorized or issued shares of mandatory convertible preferred stock;

•
the creation and issuance, or increase in the authorized or issued number, of any class or series of stock that is neither dividend senior stock nor liquidation senior stock; and

•
the application of the provisions described below under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Effect of Common Stock Change Event,” including the execution and delivery of any supplemental instruments described under such caption solely to give effect to such provisions.

If any event described in paragraphs (1), (2) or (3) above would adversely (and, in the case of paragraph (2), individually or in the aggregate with all other amendments, modifications or repeals referred to in such paragraph, materially) affect the rights, preferences or voting powers of one or more, but not all, classes or series of voting parity stock (which term, solely for these purposes, includes the mandatory convertible preferred stock), then those classes or series whose rights, preferences or voting powers would not be adversely (and, in the case of paragraph (2), individually or in the aggregate with all other amendments, modifications or repeals referred to in such paragraph, materially) affected will be deemed not to have voting or consent rights with respect to such event. Furthermore, an amendment, modification or repeal described in paragraph (2) above that, individually or in the aggregate with all other amendments, modifications or repeals referred to in such paragraph, materially adversely affects the special rights, preferences or voting powers of the mandatory convertible preferred stock cannot be effected without the affirmative vote or consent of preferred stockholders, voting separately as a class, of at least two thirds of the mandatory convertible preferred stock then outstanding.
Certain Amendments Permitted Without Consent
Notwithstanding anything to the contrary described in paragraph (2) above under the caption
“— Voting and Consent Rights with Respect to Specified Matters,” we may amend, modify or repeal any of the terms of the mandatory convertible preferred stock without the vote or consent of any preferred stockholder to:

•
cure any ambiguity or correct any omission, defect or inconsistency in the certificate of designations or the certificates representing the mandatory convertible preferred stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith;

•
conform the provisions of the certificate of designations or the certificates, if any, representing the mandatory convertible preferred stock to this “Description of Mandatory Convertible Preferred Stock” section, as supplemented by the related pricing term sheet; or

•
make any other change to our certificate of incorporation, the certificate of designations or the certificates representing the mandatory convertible preferred stock that does not, individually or in the aggregate with all other such changes, materially and adversely affect the rights of any preferred stockholder (other than preferred stockholders that have consented to such change).

Procedures for Voting and Consents
If any vote or consent of the preferred stockholders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then our board of directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions described in this section. Such rules and procedures may include fixing a record date to determine the preferred stockholders (and, if applicable, holders of voting parity stock) that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by preferred stockholders (and, if applicable, holders of voting parity stock), of preferred stock directors for election. Without limiting the foregoing, the persons calling any special meeting of stockholders pursuant to the provisions described above under
“— Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event — The Right to Call a Special Meeting to Elect Preferred Stock Directors” will, at their election, be entitled to specify one or more preferred stock director nominees in the notice referred to in such section, if such special meeting is scheduled to include the election of any preferred stock director (including an election to fill any vacancy in the office of any preferred stock director).
Each share of mandatory convertible preferred stock will be entitled to one vote on each matter on which the holders of the mandatory convertible preferred stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock (except as described in this section with respect to voting parity stock). The respective voting powers of the mandatory convertible preferred stock and all classes or series of voting parity stock entitled to vote on any matter together as a single class will be determined (including for purposes of determining whether a plurality, majority or other applicable portion of votes has been obtained) in proportion to their respective liquidation amounts. Solely for these purposes, the liquidation amount of the mandatory convertible preferred stock or any such class or series of voting parity stock will be the maximum amount payable in respect of the mandatory convertible preferred stock or such class or series, as applicable, assuming we are liquidated on the record date for the applicable vote or consent (or, if there is no record date, on the date of such vote or consent).
At any meeting in which the mandatory convertible preferred stock (and, if applicable, any class or series of voting parity stock) is entitled to elect any preferred stock director (including to fill any vacancy in the office of any preferred stock director), the presence, in person or by proxy, of holders of mandatory convertible preferred stock (and, if applicable, holders of each such class or series) representing a majority of the outstanding voting power of the mandatory convertible preferred stock (and, if applicable, each such class or series) will constitute a quorum. The affirmative vote of a majority of the outstanding voting power of the mandatory convertible preferred stock (and, if applicable, each such class or series) cast at such a meeting at which a quorum is present will be sufficient to elect the preferred stock director(s).
A consent or affirmative vote of the preferred stockholders pursuant to the provisions described above under the caption “— Voting and Consent Rights with Respect to Specified Matters” may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

Conversion Provisions of the Mandatory Convertible Preferred Stock
Generally
The mandatory convertible preferred stock will be convertible into shares of our common stock (together, if applicable, with cash in lieu of any fractional share of common stock and, in certain circumstances, cash in payment for certain dividends on the mandatory convertible preferred stock) in the manner described below. In no event will any preferred stockholder be entitled to convert a number of shares of mandatory convertible preferred stock that is not a whole number.
Mandatory Conversion
Generally
Unless previously converted or redeemed, each outstanding share of mandatory convertible preferred stock will automatically convert, for settlement on the “mandatory conversion settlement date” (as defined below under the caption “— Definitions”), at the “mandatory conversion rate” (as defined below under the caption “— Definitions”). For the avoidance of doubt, the minimum conversion rate, maximum conversion rate, minimum conversion price and maximum conversion price used to determine the mandatory conversion rate will be subject to adjustment pursuant to the provisions described below, including under the caption “— Boundary Conversion Rate Adjustments.” We refer to such an automatic conversion as a “mandatory conversion.” The mandatory conversion settlement date is scheduled to occur on October 15, 2024.
Calculation of the Mandatory Conversion Rate
The mandatory conversion rate will be determined based on the average of the daily VWAPs for each VWAP trading day in the “mandatory conversion observation period,” which is the 20 consecutive VWAP trading days beginning on, and including, the 21st scheduled trading day immediately before October 15, 2024. We refer to this average as the “mandatory conversion stock price.”
As more fully set forth in its definition, the mandatory conversion rate will generally be as follows:
Accordingly, the mandatory conversion rate will be no less than the “minimum conversion rate” and no more than the “maximum conversion rate” (each, as defined below under the caption “— Definitions”), which are initially 0.4413 and 0.5405 shares of common stock, respectively, per share of mandatory convertible preferred stock. Each of the minimum conversion rate and the maximum conversion rate, which we refer to collectively as the “boundary conversion rates,” is subject to adjustment pursuant to the provisions described below under the caption “— Boundary Conversion Rate Adjustments.”
The initial “minimum conversion price” and “maximum conversion price” (each, as defined below under the caption “— Definitions”) are $185.00 and $226.63, respectively, and the initial maximum conversion price represents a premium of approximately 22.5% over the initial minimum conversion price. Each of the minimum conversion price and the maximum conversion price, which we refer to collectively as the “boundary conversion prices,” will be subject to adjustment, as provided in their respective definitions (each, as defined below under the caption “— Definitions”), whenever the boundary conversion rates are adjusted pursuant to the provisions described below under the caption “— Boundary Conversion Rate Adjustments.”
The table below presents the mandatory conversion rates that would apply for a series of hypothetical mandatory conversion stock prices, based on the initial boundary conversion rates. Also presented in the table below is the assumed conversion value per share of mandatory convertible preferred stock at each mandatory conversion rate, which is calculated as the product of such mandatory conversion rate and the applicable mandatory conversion stock price. The table below is for illustrative purposes only, and the actual mandatory conversion stock price, mandatory conversion rate and conversion value will be determined at the end of the mandatory conversion observation period.
Hypothetical Mandatory Conversion Stock Price	Mandatory Conversion Rate	Assumed Conversion Value per Share of Mandatory Convertible Preferred Stock
$165.00	0.5405	$89.18
$170.00	0.5405	$91.89
$175.00	0.5405	$94.59
$180.00	0.5405	$97.29
$185.00	0.5405	$99.99
$190.00	0.5263	$100.00
$195.00	0.5128	$100.00
$200.00	0.5000	$100.00
$205.00	0.4878	$100.00
$210.00	0.4762	$100.00
$215.00	0.4651	$100.00
$220.00	0.4545	$100.00
$226.63	0.4413	$100.01
$230.00	0.4413	$101.50
$235.00	0.4413	$103.71
$240.00	0.4413	$105.91
$245.00	0.4413	$108.12
As shown in the table above, the assumed conversion value per share of mandatory convertible preferred stock will (i) exceed the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion stock price exceeds the maximum conversion price; (ii) be equal to the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion stock price is between the minimum conversion price and the maximum conversion price; and (iii) be less than the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion stock price is less than the minimum conversion price. In addition, if the trading price of our common stock at the time we settle any mandatory conversion is less than the applicable mandatory conversion stock price, then the actual conversion value at the time of settlement will be less than the assumed conversion values illustrated in the table above.
Unpaid Accumulated Dividend Amount
If, as of the conversion date for the mandatory conversion of any share of mandatory convertible preferred stock, an “unpaid accumulated dividend amount” (as defined below under the caption “— Definitions”) exists for such share, then the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) such unpaid accumulated dividend amount, divided by (ii) the greater of (x) the floor price in effect on such conversion date and (y) the “dividend make-whole stock price” (as defined below under the caption “— Definitions”) for such conversion. However, if such unpaid accumulated dividend amount exceeds the product of such dividend make-whole stock price and such number of shares added to the mandatory conversion rate, then we will, to the extent we are legally able to do so, declare and pay such excess amount in cash to the holder of such share of mandatory convertible preferred stock being converted (and, if we declare less than all of such excess for payment, then such payment will be made pro rata on all shares to be converted pursuant to a mandatory conversion).
Early Conversion at the Option of the Preferred Stockholders
Generally
Preferred stockholders will have the right to convert all or any portion of their shares of mandatory convertible preferred stock at any time until the close of business on the mandatory conversion date, at the minimum conversion rate. We refer to such a conversion at the option of the preferred stockholders as an “early conversion.” However, if the conversion date for any early conversion occurs during a “make-whole fundamental change conversion period” (as defined below under the caption “— Definitions”), which we refer to as a “make-whole fundamental change conversion,” then such early conversion will be at the “make-whole fundamental change conversion rate” (as defined below under the caption “— Conversion During a Make-Whole Fundamental Change Conversion Period”) instead of the minimum conversion rate.
Notwithstanding anything to the contrary, shares of mandatory convertible preferred stock that are called for redemption pursuant to the provisions described below under the caption “— Optional Redemption Upon an Acquisition Non-Occurrence Event” may not be submitted for conversion after the close of business on the business day immediately before the related acquisition non-occurrence redemption date.
Unpaid Accumulated Dividend Amount
If, as of the conversion date for the early conversion of any share of mandatory convertible preferred stock, other than a make-whole fundamental change conversion, an unpaid accumulated dividend amount exists for such share, then the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) such unpaid accumulated dividend amount, divided by (ii) the greater of (x) the floor price in effect on such conversion date and (y) the dividend make-whole stock price for such conversion. If such unpaid accumulated dividend amount exceeds the product of such dividend make-whole stock price and such number of shares added to the mandatory conversion rate, then we will have no obligation to pay such excess in cash or any other consideration.
Conversion During a Make-Whole Fundamental Change Conversion Period
Generally
If a “make-whole fundamental change” (as defined below under the caption “— Definitions”) occurs and the conversion date for the early conversion of any share of mandatory convertible preferred stock occurs during the related make-whole fundamental change conversion period, then, subject to the provisions described below, such early conversion will be settled at the conversion rate (the “make-whole fundamental change conversion rate”) set forth in the table below corresponding (after interpolation as described below) to the effective date and the “make-whole fundamental change stock price” (as defined below under the caption “— Definitions”) of such make-whole fundamental change:
	Make-Whole Fundamental Change Stock Price
Effective Date	$145.00	$155.00	$165.00	$175.00	$185.00	$195.00	$205.00	$226.63	$250.00	$275.00	$300.00	$350.00
September 24, 2021	0.4940	0.4887	0.4837	0.4790	0.4747	0.4707	0.4671	0.4604	0.4548	0.4503	0.4469	0.4427
October 15, 2022	0.5050	0.4989	0.4929	0.4871	0.4817	0.4766	0.4720	0.4635	0.4565	0.4510	0.4471	0.4427
October 15, 2023	0.5206	0.5139	0.5067	0.4992	0.4917	0.4845	0.4778	0.4656	0.4560	0.4492	0.4452	0.4416
October 15, 2024	0.5405	0.5405	0.5405	0.5405	0.5405	0.5128	0.4878	0.4413	0.4413	0.4413	0.4413	0.4413

If such effective date or make-whole fundamental change stock price is not set forth in the table above, then:
•
if such make-whole fundamental change stock price is between two prices in the table above or the effective date is between two dates in the table above, then the make-whole fundamental change conversion rate will be determined by straight-line interpolation between the make-whole fundamental change conversion rates set forth for the higher and lower prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable;

•
if the make-whole fundamental change stock price is greater than $350.00 (subject to adjustment in the same manner as the make-whole fundamental change stock prices set forth in the column headings of the table above are adjusted, as described below under the caption “— Adjustment of Make-Whole Fundamental Change Stock Prices and Conversion Rates”) per share, then the make-whole fundamental change conversion rate will be the minimum conversion rate in effect on the relevant conversion date; and

•
if the make-whole fundamental change stock price is less than $145.00 (subject to adjustment in the same manner) per share, then the make-whole fundamental change conversion rate will be the maximum conversion rate in effect on the relevant conversion date.

Adjustment of Make-Whole Fundamental Change Stock Prices and Conversion Rates
Whenever the minimum conversion rate is adjusted pursuant to the provisions described below under the caption “— Boundary Conversion Rate Adjustments — Generally,” each make-whole fundamental change stock price in the first row (i.e., the column headers) of the table above will be automatically adjusted at the same time by multiplying such make-whole fundamental change stock price by a fraction whose numerator is the minimum conversion rate immediately before such adjustment and whose denominator is the minimum conversion rate immediately after such adjustment. The make-whole fundamental change conversion rates in the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the boundary conversion rates are adjusted pursuant to the provisions described below under the caption “— Boundary Conversion Rate Adjustments — Generally.”
Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount
If any share of mandatory convertible preferred stock is to be converted pursuant to a make-whole fundamental change conversion and, as of the effective date of the relevant make-whole fundamental change, an unpaid accumulated dividend amount exists for such share, then we will pay such unpaid accumulated dividend amount upon settlement of such conversion, in the manner, and subject to the provisions, described below. In addition, if a “future dividend present value amount” (as defined below under the caption “— Definitions”) exists for such share as of such effective date, then we will also pay such future dividend present value amount upon such settlement, in the manner, and subject to the provisions, described below.
Each of the unpaid accumulated dividend amount and the future dividend present value amount will be paid in cash, to the extent we are legally able to do so, unless we elect to pay all or any portion thereof in shares of our common stock. To make such an election, the notice of such make-whole fundamental change that we send pursuant to the provisions described below under the caption “— Notice of the Make-Whole Fundamental Change” must be sent no later than the effective date of the make-whole fundamental change and must state such election and specify the respective dollar amounts of the unpaid accumulated dividend amount or future dividend present value amount, as applicable, per share of mandatory convertible preferred stock that will be paid in cash and in shares of our common stock. Any such election made in such make-whole fundamental change notice, once sent, will be irrevocable and will apply to all conversions of the mandatory convertible preferred stock with a conversion date occurring during the related make-whole fundamental change conversion period. However, to the extent that we are not legally able to pay any portion of the unpaid accumulated dividend amount or the future dividend present value amount in cash, we will elect to pay the same in shares of our common stock.

If we elect to pay all or any portion of the unpaid accumulated dividend amount or future dividend present value amount relating to a make-whole fundamental change conversion in shares of common stock, then:
•
the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) the dollar amount of such unpaid accumulated dividend amount or future dividend present value amount, as applicable, to be paid in shares of common stock, divided by (ii) the greater of (x) the floor price in effect on the conversion date for such conversion; and (y) the dividend make-whole stock price for such conversion; and

•
if the dollar amount of such unpaid accumulated dividend amount or future dividend present value amount, as applicable, to be paid in shares of common stock exceeds the product of such dividend make-whole stock price and such number of shares added to the make-whole fundamental change conversion rate in respect thereof, then we will, to the extent we are legally able to do so, declare and pay such excess amount in cash to the holders of the relevant mandatory convertible preferred stock being converted (and, if we declare less than all of such excess for payment, then such payment will be made pro rata on all shares to be converted with a conversion date occurring during the related make-whole fundamental change conversion period).

Our obligation to pay the future dividend present value amount (whether in cash or by increasing the make-whole fundamental change conversion rate) in connection with a make-whole fundamental change could be considered a penalty under applicable law, in which case its enforceability could be subject to general principles of reasonableness and equitable remedies.
Notice of the Make-Whole Fundamental Change
No later than the business day after the effective date of any make-whole fundamental change, we will send notice to the preferred stockholders of such make-whole fundamental change. Such notice will also include certain addition information set forth in the certificate of designations, including the following:
•
a brief description of the preferred stockholders’ right to convert their shares of mandatory convertible preferred stock at the make-whole fundamental change conversion rate and, if applicable, to receive the unpaid accumulated dividend amount and the future dividend present value amount;

•
the make-whole fundamental change conversion period;

•
the make-whole fundamental change conversion rate; and

•
the unpaid accumulated dividend amount and future dividend present value amount per share of mandatory convertible preferred stock, including the dollar amounts thereof that we have elected to pay in cash or in shares of our common stock.

If we do not send such notice by the business day after such effective date, then the last day of the related make-whole fundamental change conversion period will be extended by the number of days from, and including, the business day after such effective date to, but excluding, the date we provide the notice.
Conversion Procedures
Mandatory Conversion
Mandatory conversion will occur automatically, and without the need for any action on the part of the preferred stockholders, for all shares of mandatory convertible preferred stock that remain outstanding as of the mandatory conversion date. The shares of common stock due upon mandatory conversion of any mandatory convertible preferred stock will be registered in the name of, and, if applicable, the cash due upon conversion will be delivered to, the holder of such mandatory convertible preferred stock as of the close of business on the mandatory conversion date.

Make-Whole Fundamental Change Conversions and Other Early Conversions
To convert a beneficial interest in a global certificate pursuant to an early conversion (including a make-whole fundamental change conversion), the owner of the beneficial interest must:
•
comply with the depositary procedures for converting the beneficial interest (at which time such conversion will become irrevocable); and

•
if applicable, pay any documentary or other taxes as described below.

To convert any share of mandatory convertible preferred stock represented by a physical certificate pursuant to an early conversion (including a make-whole fundamental change conversion), the holder of such share must:
•
complete, manually sign and deliver to the conversion agent the conversion notice attached to such physical certificate or a facsimile of such conversion notice;

•
deliver such physical certificate to the conversion agent (at which time such conversion will become irrevocable);

•
furnish any endorsements and transfer documents that we or the conversion agent may require; and

•
if applicable, pay any documentary or other taxes as described below.

We refer to the first business day on which the requirements described above to convert a share of mandatory convertible preferred stock are satisfied as the “early conversion date.”
Mandatory convertible preferred stock may be surrendered for early conversion (including a make-whole fundamental change conversion) only after the “open of business” (as defined below under the caption “— Definitions”) and before the close of business on a day that is a business day.
Settlement upon Conversion
Generally
Subject to the provisions described below under the caption “— Payment of Cash in Lieu of any Fractional Share of Common Stock,” we will pay or deliver, as applicable, the following consideration for each share of mandatory convertible preferred stock to be converted:
•
a number of shares of our common stock equal to the “applicable conversion rate” (as defined below under the caption “— Definitions”) in effect immediately before the close of business on the conversion date for such conversion; and

•
to the extent applicable, the cash due in respect of any unpaid accumulated dividend amount or future dividend present value amount on such share.

We will pay or deliver, as applicable, such consideration on or before the second business day immediately after such conversion date.
Payment of Cash in Lieu of any Fractional Share of Common Stock
In lieu of delivering any fractional share of common stock otherwise due upon conversion, we will, to the extent we are legally able to do so, pay cash based on the “last reported sale price” (as defined below under the caption “— Definitions”) per share of our common stock on the conversion date for such conversion (or, if such conversion date is not a “trading day” (as defined below under the caption “— Definitions”), the immediately preceding trading day).
Treatment of Accumulated Dividends upon Conversion
Except as described above under the captions “— Mandatory Conversion — Unpaid Accumulated Dividend Amount,” “— Early Conversion at the Option of the Preferred Stockholders — Unpaid Accumulated Dividend Amount” and “— Conversion During a Make-Whole Fundamental Change

Conversion Period — Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount,” we will not adjust the conversion rate to account for any accumulated and unpaid dividends on any mandatory convertible preferred stock being converted.
If the conversion date of any share of mandatory convertible preferred stock to be converted is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then such dividend will be paid pursuant to the provisions described above under the caption “— Dividends — Treatment of Dividends Upon Redemption or Conversion” notwithstanding such conversion.
When Converting Preferred Stockholders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion
The person in whose name any share of common stock is issuable upon conversion of any mandatory convertible preferred stock will be deemed to become the holder of record of that share as of the close of business on the conversion date for such conversion.
Boundary Conversion Rate Adjustments
Generally
Each boundary conversion rate will be adjusted for the events described below. However, we are not required to adjust the boundary conversion rates for these events (other than a stock split or combination or a tender or exchange offer) if each preferred stockholder participates, at the same time and on the same terms as holders of our common stock, and solely by virtue of being a holder of the mandatory convertible preferred stock, in such transaction or event without having to convert such preferred stockholder’s mandatory convertible preferred stock and as if such preferred stockholder held a number of shares of our common stock equal to the product of (i) the maximum conversion rate in effect on the related record date; and (ii) the total number of shares of mandatory convertible preferred stock held by such preferred stockholder on such record date.
(1)
Stock Dividends, Splits and Combinations.   If we issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a stock split or a stock combination of our common stock (in each case excluding an issuance solely pursuant to a common stock change event, as to which the provisions described below under the caption “— Effect of Common Stock Change Event” will apply), then each boundary conversion rate will be adjusted based on the following formula:

where:
CR0	=	such boundary conversion rate in effect immediately before the close of business on the “record date” (as defined below under the caption “— Definitions”) for such dividend or distribution, or immediately before the close of business on the effective date of such stock split or stock combination, as applicable;
CR1	=	such boundary conversion rate in effect immediately after the close of business on such record date or effective date, as applicable;
OS0	=	the number of shares of our common stock outstanding immediately before the close of business on such record date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and
OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this paragraph (1) is declared or announced, but not so paid or made, then each boundary conversion rate will be readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the applicable boundary conversion rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.
(2)
Rights, Options and Warrants.   If we distribute, to all or substantially all holders of our common stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions described below in paragraph (3)(a) and under the caption “— Stockholder Rights Plans” will apply) entitling such holders, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced, then each boundary conversion rate will be increased based on the following formula:

where:
CR0	=	such boundary conversion rate in effect immediately before the close of business on such record date;
CR1	=	such boundary conversion rate in effect immediately after the close of business on such record date;
OS	=	the number of shares of our common stock outstanding immediately before the close of business on such record date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	a number of shares of our common stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced.
To the extent such rights, options or warrants are not so distributed, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the increase to such boundary conversion rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the increase to such boundary conversion rate for such distribution been made on the basis of delivery of only the number of shares of our common stock actually delivered upon exercise of such rights, option or warrants.
For purposes of this paragraph (2), in determining whether any rights, options or warrants entitle holders of our common stock to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by our board of directors.
(3)
Spin-Offs and Other Distributed Property.

(a)
Distributions Other than Spin-Offs.   If we distribute shares of our “capital stock” (as defined below under the caption “— Definitions”), evidences of our indebtedness or other assets or property of ours, or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•
dividends, distributions, rights, options or warrants for which an adjustment to the boundary conversion rates is required (or would be required without regard to the “deferral exception” (as defined below under the caption “— The Deferral Exception”)) pursuant to paragraph (1) or (2) above;

•
dividends or distributions paid exclusively in cash for which an adjustment to the boundary conversion rates is required (or would be required without regard to the deferral exception) pursuant to paragraph (4) below;

•
rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided below under the caption “— Stockholder Rights Plans”;

•
spin-offs for which an adjustment to the boundary conversion rates is required (or would be required without regard to the deferral exception) pursuant to paragraph (3)(b) below;

•
a distribution solely pursuant to a tender offer or exchange offer for shares of our common stock, as to which the provisions described below in paragraph (5) will apply; and

•
a distribution solely pursuant to a common stock change event, as to which the provisions described below under the caption “— Effect of Common Stock Change Event” will apply,

then each boundary conversion rate will be increased based on the following formula:
where:
CR0	=	such boundary conversion rate in effect immediately before the close of business on the record date for such distribution;
CR1	=	such boundary conversion rate in effect immediately after the close of business on such record date;
SP	=	the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the “ex-dividend date” (as defined below under the caption “— Definitions”) for such distribution; and
FMV	=	the fair market value (as determined by our board of directors), as of such record date, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of our common stock pursuant to such distribution.
However, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to each boundary conversion rate, each preferred stockholder will receive, for each share of mandatory convertible preferred stock held by such preferred stockholder on such record date, at the same time and on the same terms as holders of our common stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that such preferred stockholder would have received in such distribution if such preferred stockholder had owned, on such record date, a number of shares of our common stock equal to the maximum conversion rate in effect on such record date.
To the extent such distribution is not so paid or made, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.
(b)
Spin-Offs.   If we distribute or dividend shares of capital stock of any class or series, or similar equity interests, of or relating to an affiliate or subsidiary or other business unit of ours to all or substantially all holders of our common stock (other than solely pursuant to (x) a common stock change event, as to which the provisions described below under the caption “— Effect of Common Stock Change Event” will apply; or (y) a tender offer or exchange offer for shares of our common stock, as to which the provisions described below in paragraph (5) will apply), and such capital stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “spin-off”), then each boundary conversion rate will be increased based on the following formula:

where:
CR0	=	such boundary conversion rate in effect immediately before the close of business on the last trading day of the “spin-off valuation period” (as defined below) for such spin-off;
CR1	=	such boundary conversion rate in effect immediately after the close of business on the last trading day of the spin-off valuation period;
FMV	=	the product of (x) the average of the last reported sale prices per share or unit of the capital stock or equity interests distributed in such spin-off over the 10 consecutive trading day period (the “spin-off valuation period”) beginning on, and including, the ex-dividend date for such spin-off (such average to be determined as if references to our common stock in the definitions of “last reported sale price,” “trading day” and “market disruption event” were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of our common stock in such spin-off; and
SP	=	the average of the last reported sale prices per share of our common stock for each trading day in the spin-off valuation period.
Notwithstanding anything to the contrary, if the conversion date for any share of mandatory convertible preferred stock to be converted occurs during the spin-off valuation period, then, solely for purposes of determining the consideration due in respect of such conversion, such spin-off valuation period will be deemed to consist of the trading days occurring in the period from, and including, the ex-dividend date for such spin-off to, and including, such conversion date.
To the extent any dividend or distribution of the type described above in this paragraph (3)(b) is declared but not made or paid, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(4)
Cash Dividends or Distributions.   If any cash dividend or distribution is made to all or

substantially all holders of our common stock, then each boundary conversion rate will be increased based on the following formula:
where:
CR0	=	such boundary conversion rate in effect immediately before the close of business on the record date for such dividend or distribution;
CR1	=	such boundary conversion rate in effect immediately after the close of business on such record date;
SP	=	the last reported sale price per share of our common stock on the trading day immediately before the ex-dividend date for such dividend or distribution; and
D	=	the cash amount distributed per share of our common stock in such dividend or distribution.
However, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the boundary conversion rates, each preferred stockholder will receive, for each share of mandatory convertible preferred stock held by such preferred stockholder on such record date, at the same time and on the same terms as holders of our common stock, the amount of cash that such preferred stockholder would have received in such dividend or distribution if such preferred stockholder had owned, on such record date, a number of shares of our common stock equal to the maximum conversion rate in effect on such record date. To the extent such dividend or distribution is declared but not made or paid, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(5)
Tender Offers or Exchange Offers.   If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of our common stock, and the value (determined as of the expiration time by our board of directors) of the cash and other consideration paid per share of our common stock in such tender or exchange offer exceeds the last reported sale price per share of our common stock on the trading day immediately after the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then each boundary conversion rate will be increased based on the following formula:

where:
CR0	=	such boundary conversion rate in effect immediately before the close of business on the last trading day of the “tender/exchange offer valuation period” (as defined below) for such tender or exchange offer;
CR1	=	such boundary conversion rate in effect immediately after the close of business on the last trading day of the tender/exchange offer valuation period;
AC	=	the aggregate value (determined as of the time (the “expiration time”) such tender or exchange offer expires by our board of directors) of all cash and other consideration paid for shares of our common stock purchased or exchanged in such tender or exchange offer;
OS0	=	the number of shares of our common stock outstanding immediately before the expiration time (including all shares of our common stock accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of shares of our common stock outstanding immediately after the expiration time (excluding all shares of our common stock accepted for purchase or exchange in such tender or exchange offer); and
SP	=	the average of the last reported sale prices per share of our common stock over the 10 consecutive trading day period (the “tender/exchange offer valuation period”) beginning on, and including, the trading day immediately after the expiration date;
provided, however, that such boundary conversion rate will in no event be adjusted down pursuant to the provisions described in this paragraph (5), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary, if the conversion date for any share of mandatory convertible preferred stock to be converted occurs during the tender/exchange offer valuation period for such tender or exchange offer, then, solely for purposes of determining the consideration due in respect of such conversion, such tender/exchange offer valuation period will be deemed to consist of the trading days occurring in the period from, and including, the trading day immediately after the expiration date to, and including, such conversion date.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of common stock in such tender or exchange offer are rescinded, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of common stock, if any, actually made, and not rescinded, in such tender or exchange offer.
We will not be required to adjust the boundary conversion rates except as described above in this “Boundary Conversion Rate Adjustments — Generally” section (it being understood that adjustments to the applicable conversion rate may be made pursuant to the provisions described above under the captions “— Mandatory Conversion — Unpaid Accumulated Dividend Amount,” “— Early Conversion at the Option of the Preferred Stockholders — Unpaid Accumulated Dividend Amount” and “— Conversion During a Make-Whole Fundamental Change Conversion Period,” and adjustments to the make-whole fundamental change conversion rates may be made pursuant to the provisions described above under the caption “— Conversion During a Make-Whole Fundamental Change Conversion Period”). Without limiting the foregoing, we will not be required to adjust the boundary conversion rates on account of:
•
except as described above, the sale of shares of our common stock for a purchase price that is less than the market price per share of our common stock or less than the maximum conversion price or the minimum conversion price;

•
the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan;

•
the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•
the issuance of any shares of our common stock pursuant to any option, warrant, right or convertible or exchangeable security of ours outstanding as of the initial issue date; or

•
solely a change in the par value of our common stock.

Notice of Boundary Conversion Rate Adjustments
Upon the effectiveness of any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “— Boundary Conversion Rate Adjustments — Generally,” we will promptly send notice to the preferred stockholders containing: (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the boundary conversion rates and boundary conversion prices in effect immediately after such adjustment; and (iii) the effective time of such adjustment.
Voluntary Conversion Rate Increases
To the extent permitted by law and applicable stock exchange rules, we, from time to time, may (but are not required to) increase each boundary conversion rate (with a corresponding decrease to the boundary conversion prices pursuant to the definitions of those terms) by any amount if: (i) our board of directors determines that such increase is in our best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of our common stock or rights to purchase our common stock as a result of any dividend or distribution of shares (or rights to acquire shares) of our common stock or any similar event; (ii) such increase is in effect for a period of at least 20 business days; (iii) such increase is irrevocable during such period; and (iv) during such period, each boundary conversion rate is increased by multiplying it by the same percentage factor. No later than the first business day of such 20 business day period, we will send notice to each preferred stockholder of such increase to the boundary conversion rates and corresponding decrease to the boundary conversion prices, the amounts thereof and the period during which such increase and decrease will be in effect.
Tax Considerations
A holder or beneficial owner of the mandatory convertible preferred stock may, in some circumstances, including a cash distribution or dividend on our common stock, be deemed to have received a distribution that is subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the boundary conversion rates (including pursuant to the deferral exception). Applicable withholding taxes (including backup withholding) may be withheld from dividends and payments upon conversion or redemption of the mandatory convertible preferred stock. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a preferred stockholder, then those withholding taxes may be set off against payments of cash or the delivery of shares of common stock in respect of the mandatory convertible preferred stock (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, that preferred stockholder. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”
The Deferral Exception
If an adjustment to the boundary conversion rates otherwise required by the certificate of designations would result in a change of less than 1% to the boundary conversion rates, then we may, at our election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in a change of at least 1% to the boundary conversion rates; (ii) the conversion date of any share of mandatory convertible preferred stock; (iii) the date a make-whole fundamental change occurs; (iv) the date we call the mandatory convertible preferred stock for redemption; and (v) the first VWAP trading day of the mandatory conversion observation period. We refer to our ability to defer adjustments as described above as the “deferral exception.”
Adjustments to the Maximum Conversion Price, the Minimum Conversion Price and the Floor Price
For the avoidance of doubt, at the time any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “— Boundary Conversion Rate Adjustments — Generally” becomes effective, each of the maximum conversion price, the minimum conversion price and the floor price will automatically adjust in accordance with the definition of such term.
Special Provisions for Adjustments that Are Not Yet Effective
Notwithstanding anything to the contrary, if:

•
any share of mandatory convertible preferred stock is to be converted;

•
the record date, effective date or expiration time for any event that requires an adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “— Boundary Conversion Rate Adjustments — Generally” has occurred on or before the conversion date for such conversion, but an adjustment to the boundary conversion rates for such event has not yet become effective as of such conversion date;

•
the consideration due upon such conversion includes any whole shares of our common stock; and

•
such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of determining the kind and amount of consideration due upon such conversion, we will, without duplication, give effect to such adjustment on such conversion date. In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such conversion until the second business day after such first date.
Stockholder Rights Plans
If any shares of our common stock are to be issued upon conversion of any mandatory convertible preferred stock and, at the time of such conversion, we have in effect any stockholder rights plan, then the holder of such mandatory convertible preferred stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from our common stock at such time, in which case, and only in such case, the boundary conversion rates will be adjusted pursuant to the provisions described above in paragraph (3)(a) under the caption “— Boundary Conversion Rate Adjustments — Generally” on account of such separation as if, at the time of such separation, we had made a distribution of the type referred to in such paragraph to all holders of our common stock, subject to potential readjustment pursuant to the provisions described in such paragraph. We currently do not have a stockholder rights plan.
Effect of Common Stock Change Event
Generally
If there occurs any:
•
recapitalization, reclassification or change of our common stock, other than (x) changes solely resulting from a subdivision or combination of our common stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

•
consolidation or merger of us with or into another person;

•
sale, lease or other transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person; or

•
statutory exchange of our securities with another person (other than in connection with a consolidation or merger referred to in the second preceding bullet point),

and, as a result of which, our common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “common stock change event,” and such other securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary,

•
from and after the effective time of such common stock change event, (i) the consideration due upon conversion of, or as payment for dividends on (including for purposes of determining whether a dividend non-payment event has occurred), or the redemption price for, any mandatory convertible preferred stock will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “— Conversion Provisions of the Mandatory Convertible Preferred Stock” section or under the captions “— Dividends” above and “— Optional Redemption Upon an Acquisition Non-Occurrence Event” and “— Certain Provisions Relating to the Issuance of Common Stock” below, as applicable, or in any related definitions, were instead a reference to the same number of reference property units; and (ii) for purposes of the definition of “make-whole fundamental change,” the terms “common stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such reference property; and

•
for purposes of determining the kind and amount of consideration due upon conversion or redemption of, or as payment for dividends on, the mandatory convertible preferred stock, (i) the daily VWAP of any reference property unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (ii) the daily VWAP of any reference property unit or portion thereof that does not consist of a class of common equity securities, and the last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities, will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the reference property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of our common stock, by the holders of our common stock. We will notify the preferred stockholders of such weighted average as soon as reasonably practicable after such determination is made.
We will not become a party to any common stock change event unless its terms are consistent with the provisions described under this “— Effect of Common Stock Change Event” section.
Execution of Supplemental Instruments
On or before the date the common stock change event becomes effective, we and, if applicable, the resulting, surviving or transferee person (if not us) of such common stock change event (the “successor person”) will execute and deliver such supplemental instruments, if any, as we reasonably determine are necessary or desirable to: (i) provide for subsequent adjustments to the boundary conversion rates (and other related terms of the mandatory convertible preferred stock, including the boundary conversion prices and the floor price) in a manner consistent with the provisions described above; and (ii) give effect to such other provisions, if any, as we reasonably determine are appropriate to preserve the economic interests of the preferred stockholders and to give effect to the provisions described above. If the reference property includes shares of stock or other securities or assets (other than cash) of a person other than the successor person, then such other person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of preferred stockholders. For the avoidance of doubt, each supplemental instrument, if any, entered into solely to give effect to the provisions described in under this “— Effect of Common Stock Change Event” section will be permitted pursuant to the provision described above in the fourth bullet point under the caption “— Voting Rights — Voting and Consent Rights with Respect to Specified Matters” without any vote or consent of any of the preferred stockholders.
Notice of Common Stock Change Event
We will provide notice of each common stock change event to preferred stockholders no later than the effective date of the common stock change event.

Optional Redemption Upon an Acquisition Non-Occurrence Event
Generally
We will not have the right to redeem the mandatory convertible preferred stock at our option unless an “acquisition non-occurrence event” (as defined below under the caption “— Definitions”) occurs. If an acquisition non-occurrence event occurs, then, subject to the terms of the certificate of designations, we will have the right, at our election, to redeem all, but not less than all, of the mandatory convertible preferred stock on the redemption date and at the redemption price described below.
Redemption Price
The redemption price that we will pay upon redemption of the mandatory convertible preferred stock will be determined depending on whether the “redemption stock price” (as defined below under the caption “— Definitions”) exceeds the minimum conversion price in effect on the trading day immediately before the related “redemption notice date” (as defined below under the caption “— Definitions”).
Redemption Stock Price Does Not Exceed the Minimum Conversion Price
If the redemption stock price does not exceed the minimum conversion price in effect on the trading day immediately before the related redemption notice date, then the redemption price per share of mandatory convertible preferred stock will consist of cash in an amount equal to the liquidation preference of such share of mandatory convertible preferred stock plus accumulated and unpaid dividends on such share to, but excluding, the acquisition non-occurrence redemption date; provided, however, that if the acquisition non-occurrence redemption date is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then (i) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such dividend payment date, such declared dividend on such share; and (ii) the redemption price will not include such declared dividend on such share.
Redemption Stock Price Exceeds the Minimum Conversion Price
Generally
If the redemption stock price exceeds the minimum conversion price in effect on the trading day immediately before the related redemption notice date, then, subject to the other provisions described below, the redemption price per share of mandatory convertible preferred stock will consist of the following:
•
a number of shares of common stock equal to the “redemption option value share amount” (as defined below under the caption “— Definitions”) for such share; and

•
cash in an amount equal to the “redemption dividend value dollar amount” (as defined below under the caption “— Definitions”) for such share.

However, we will have the right to elect to pay all or any portion of the redemption option value share amount in cash, and we will have the right to elect to pay all or any portion of the redemption dividend value dollar amount in shares of our common stock. To make such an election, the related redemption notice that we send pursuant to the provisions described below under the caption “— Redemption Notice” must state whether we are electing to pay all or any portion of the redemption option value share amount in cash and/or whether we are electing to pay all or a portion of the redemption dividend value dollar amount in shares of our common stock and specify: (i) the respective portions of the redemption option value share amount per share of mandatory convertible preferred stock that will be paid in cash versus in shares of our common stock; and (ii) the respective dollar amounts of the redemption dividend value dollar amount per share of mandatory convertible preferred stock that will be paid in cash versus in shares of our common stock. Any such election made in such redemption notice, once sent, will be irrevocable and will apply to all shares of mandatory convertible preferred being redeemed.

If we elect to pay all or any portion of the redemption option value share amount in cash, then the cash payable in respect of such portion will be the product of such portion and the “redemption average VWAP” (as defined below under the caption “— Definitions”). If we elect to pay all or any portion of the redemption dividend value dollar amount in shares of common stock, then:
•
the number of shares of common stock issuable in respect of such portion will be a number of shares (rounded to the nearest fourth decimal place) equal to (i) the dollar amount of the redemption dividend value dollar amount to be paid in shares of common stock, divided by (ii) the greater of (x) the floor price in effect on the last VWAP trading day of the “redemption observation period” (as defined below under the caption “— Definitions”) and (y) 97% of the redemption average VWAP; and

•
if the dollar amount of such redemption dividend value dollar amount to be paid in shares of common stock exceeds the product of (x) 97% of the redemption average VWAP and (y) the number of shares of common stock issuable in respect thereof calculated in the manner described in the preceding bullet point (and without regard to our obligation to pay cash in lieu of any fractional share of common stock), then we will, to the extent we are legally able to do so, declare and pay such excess amount in cash to the holders of the mandatory convertible preferred stock being redeemed (and, if we declare less than all of such excess for payment, then such payment will be made pro rata on all shares of mandatory convertible preferred stock being redeemed).

Our obligation to pay the future dividend present value amount forming part of the redemption dividend value dollar amount (whether in cash or shares of common stock) in connection with a redemption of the mandatory convertible preferred stock could be considered a penalty under applicable law, in which case its enforceability could be subject to general principles of reasonableness and equitable remedies.
Payment of Cash in Lieu of any Fractional Share of Common Stock
In lieu of delivering any fractional share of common stock otherwise due as payment for any portion of the redemption price, we will, to the extent we are legally able to do so, pay cash based on the last reported sale price per share of our common stock on the second trading day preceding the acquisition non-occurrence redemption date.
When Preferred Stockholders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Redemption
If the consideration payable for the redemption price for any share of mandatory convertible preferred stock being redeemed includes any share of common stock, then such share of common stock, when issued, will be registered in the name of the holder of such share of mandatory convertible preferred stock as of the close of business on the scheduled trading day before the related acquisition non-occurrence redemption date, and such holder will be deemed to become the holder of record of such share of common stock as of the close of business on the scheduled trading day before such acquisition non-occurrence redemption date.
Redemption Date
The redemption date (the “acquisition non-occurrence redemption date”) for any redemption of mandatory convertible preferred stock in connection with an acquisition non-occurrence event will be a business day of our choosing that is no more than 60, nor less than 30, calendar days after the redemption notice date. However, if the redemption stock price exceeds the minimum conversion price in effect on the trading day immediately before the redemption notice date, and we elect to pay all or any portion of the redemption option value share amount in cash or to pay all or any portion of the redemption dividend value dollar amount in shares of common stock, then the acquisition non-occurrence redemption date will be the second business day after the last VWAP trading day of the related redemption observation period.

Redemption Notice
To exercise our right to redeem the mandatory convertible preferred stock upon the occurrence of an acquisition non-occurrence event, we must send notice of the redemption to each preferred stockholder within 10 business days after the date such acquisition non-occurrence event occurs. Such notice will contain certain information set forth in the certificate of designations, including the acquisition non-occurrence redemption date, the redemption price and, if applicable, whether we have elected to pay all or any portion of the redemption option value share amount in cash or to pay all or any portion of the redemption dividend value dollar amount in shares of common stock. Substantially contemporaneously, we will issue a press release through such national newswire service as we then use (or publish the same through such other widely disseminated public medium as we then use, including our website) containing the information set forth in the redemption notice.
Certain Provisions Relating to the Issuance of Common Stock
Equitable Adjustments to Prices
Whenever the certificate of designations requires us to calculate the average of the last reported sale prices or daily VWAPs, or any function thereof, over a period of multiple days (including to calculate the mandatory conversion stock price, the make-whole fundamental change stock price, the dividend make-whole stock price, the dividend stock price, the redemption stock price, the redemption average VWAP or an adjustment to the boundary conversion rates), we will make appropriate adjustments, if any, to those calculations to account for any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — Generally” that becomes effective, or any event requiring such an adjustment to the boundary conversion rates where the ex-dividend date, effective date or expiration date, as applicable, of such event occurs, at any time during such period.
Reservation of Shares of Common Stock
We will reserve, out of our authorized, unreserved and not outstanding shares of common stock, for delivery upon conversion of the mandatory convertible preferred stock, a number of shares of common stock that would be sufficient to settle the conversion of all shares of mandatory convertible preferred stock then outstanding, if any, at the maximum conversion rate then in effect. To the extent we deliver shares of common stock held in our treasury in settlement of any obligation under the certificate of designations to deliver shares of common stock, each reference in this “Description of Mandatory Convertible Preferred Stock” section to the issuance of shares of common stock in connection therewith will be deemed to include such delivery of treasury shares.
Status of Shares of Common Stock
Each share of common stock delivered upon conversion of, or as payment for all or any portion of any declared dividends on, or the redemption price for, the mandatory convertible preferred stock of any preferred stockholder will be a newly issued share or a treasury share and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim upon issuance or delivery (except to the extent of any lien or adverse claim created by the action or inaction of such preferred stockholder or the person to whom such share of common stock will be delivered). If our common stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then we will use our commercially reasonable efforts to cause each such share of common stock, when so delivered, to be admitted for listing on such exchange or quotation on such system. In addition, if such mandatory convertible preferred stock is then represented by a global certificate, then each such share of common stock will be so delivered through the facilities of the applicable depositary and (except to the extent contemplated by the provisions described above under the caption “— Dividends — Method of Payment — Securities Laws Matters”) identified by an “unrestricted” CUSIP number (and, if applicable, ISIN number).

Taxes Upon Issuance of Common Stock
We will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of our common stock upon conversion of, or as payment for all or any portion of any declared dividends on, or the redemption price for, the mandatory convertible preferred stock of any preferred stockholder, except any tax or duty that is due because such preferred stockholder requests those shares to be registered in a name other than such preferred stockholder’s name.
No Preemptive Rights
Without limiting the rights of preferred stockholders described above (including in connection with the issuance of common stock or reference property upon conversion of, or as payment for dividends on or the redemption price for, the mandatory convertible preferred stock), the mandatory convertible preferred stock will not have any preemptive rights to subscribe for or purchase any of our securities.
Calculations
Responsibility; Schedule of Calculations
Except as otherwise provided in the certificate of designations, we will be responsible for making all calculations called for under the certificate of designations or the mandatory convertible preferred stock, including determinations of the boundary conversion prices, the boundary conversion rates, the daily VWAPs, the floor price, the last reported sale prices and accumulated dividends on the mandatory convertible preferred stock. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all preferred stockholders. We will provide a schedule of these calculations to any preferred stockholder upon written request.
Calculations Aggregated for Each Preferred Stockholder
The composition of the consideration due upon conversion of, or as payment for any declared dividends on, or the redemption price for, the mandatory convertible preferred stock of any preferred stockholder will (in the case of a global certificate, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total number of shares of mandatory convertible preferred stock of such preferred stockholder being converted with the same conversion date, or held by such preferred stockholder at the close of business on the related regular record date, or being redeemed, respectively. Any cash amounts due to such preferred stockholder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.
Notices
We will send all notices or communications to preferred stockholders pursuant to the certificate of designations in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the preferred stockholders’ respective addresses shown on the register for the mandatory convertible preferred stock. However, in the case of mandatory convertible preferred stock represented by one or more global certificates, we are permitted to send notices or communications to preferred stockholders pursuant to the depositary’s procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such preferred stockholders in writing when sent to the depositary in accordance with such procedures.
Legally Available Funds
Without limiting the other rights of the preferred stockholders (including pursuant to the provisions described above under the captions “— Rights Upon Our Liquidation, Dissolution or Winding Up” and
“— Voting Rights — Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event”), if we do not have sufficient funds legally available to fully pay any cash amount otherwise due on the mandatory convertible preferred stock, then we will pay the deficiency promptly after funds thereafter become legally available therefor (and, if applicable in connection with our liquidation, dissolution or winding up, after satisfaction of our liabilities to our creditors and holders of shares of any class or series ranking senior to the mandatory convertible preferred stock).
Definitions
An “acquisition non-occurrence event” will be deemed to occur on the first date when either (i) the Purchase Agreement is terminated in accordance with its terms; or (ii) our board of directors determines, in its reasonable judgment, that the closing of the Pending Acquisition will not occur. However, if neither of the events described in clause (i) or (ii) has occurred by the close of business on January 26, 2022, but the Pending Acquisition has not closed as of such time, then an acquisition non-occurrence event will be deemed to occur on January 26, 2022.
“Acquisition non-occurrence redemption date” meaning set forth above under the caption “— Optional Redemption Upon an Acquisition Non-Occurrence Event — Redemption Date.”
“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on the initial issue date.
“Applicable conversion rate” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock:
(i)
if such conversion is a mandatory conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Mandatory Conversion”;

(ii)
if such conversion is a make-whole fundamental change conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the caption
“— Conversion Provisions of the Mandatory Convertible Preferred Stock — Conversion During a Make-Whole Fundamental Change Conversion Period”; and

(iii)
if such conversion is an early conversion that is not a make-whole fundamental change conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the captions “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Early Conversion at the Option of the Preferred Stockholders — Generally” and
“— Unpaid Accumulated Dividend Amount.”

“Board of directors” means our board of directors or a committee of such board duly authorized to act on behalf of such board.
“Boundary conversion prices” mean the minimum conversion price and the maximum conversion price.
“Boundary conversion rates” mean the minimum conversion rate and the maximum conversion rate.
“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.
“Close of business” means 5:00 p.m., New York City time.
“Common stock change event” has the meaning set forth above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Effect of Common Stock Change Event — Generally.”
“Conversion date” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock: (i) if such conversion is a mandatory conversion, the mandatory conversion date; and (ii) in all other cases, the early conversion date for such conversion.

“Daily VWAP” means, for any VWAP trading day, the per share volume-weighted average price of our common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ROLL <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or, if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm we select, which may include any of the underwriters). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Deferral exception” has the meaning set forth above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — The Deferral Exception.”
“Depositary” means The Depository Trust Company or its successor, or any successor depositary for the applicable shares of mandatory convertible preferred stock.
“Depositary procedures” means, with respect to any conversion, transfer, exchange or other transaction involving a global certificate representing any mandatory convertible preferred stock, or any beneficial interest in such certificate, the rules and procedures of the depositary applicable to such conversion, transfer, exchange or transaction.
“Director qualification requirement” means the requirement, as a condition to the election of any preferred stock director, that such election must not cause us to violate any rule of any securities exchange or other trading facility on which any of our securities are then listed or qualified for trading requiring that a majority of our directors be independent.
“Dividend junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend junior stock includes our common stock. For the avoidance of doubt, dividend junior stock will not include any securities of our subsidiaries.
“Dividend make-whole stock price” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock: (i) if such conversion is a mandatory conversion, 97% of the mandatory conversion stock price; (ii) if such conversion is a make-whole fundamental change conversion, 97% of the make-whole fundamental change stock price for the relevant make-whole fundamental change; and (iii) if such conversion is an early conversion that is not a make-whole fundamental change conversion, the average of the daily VWAPs per share of common stock for each of the five consecutive VWAP trading days ending on, and including, the VWAP trading day immediately before the conversion date for such conversion.
A “dividend non-payment event” will be deemed to occur when accumulated dividends on the outstanding mandatory convertible preferred stock have not been declared and paid in an aggregate amount corresponding to six or more dividend periods, whether or not consecutive. A dividend non-payment event that has occurred will be deemed to continue until such time when all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been paid in full, at which time such dividend non-payment event will be deemed to be cured and cease to be continuing. For purposes of this definition, a dividend on the mandatory convertible preferred stock will be deemed to have been paid if such dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto.
“Dividend parity stock” means any class or series of our stock (other than the mandatory convertible preferred stock) whose terms expressly provide that such class or series will rank equally with the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend parity stock will not include any securities of our subsidiaries.

“Dividend payment date” means each January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2022 and ending on, and including, October 15, 2024.
“Dividend period” means each period from, and including, a dividend payment date (or, in the case of the first dividend period, from, and including, the initial issue date) to, but excluding, the next dividend payment date.
“Dividend senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend senior stock will not include any securities of our subsidiaries.
“Dividend stock price” means, with respect to any declared dividend on the mandatory convertible preferred stock, 97% of the average of the daily VWAPs per share of common stock for each VWAP trading day during the related dividend stock price observation period.
“Dividend stock price observation period” means, with respect to any declared dividend on the mandatory convertible preferred stock, the five consecutive VWAP trading days beginning on, and including, the sixth scheduled trading day immediately before the dividend payment date for such dividend.
“Early conversion” means the conversion of any share of mandatory convertible preferred stock other than a mandatory conversion.
“Early conversion date” means, with respect the early conversion (including a make-whole fundamental change conversion) of any share of mandatory convertible preferred stock, the first business day on which the requirements described above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Conversion Procedures — Make-Whole Fundamental Change Conversions and Other Early Conversions” for such conversion are satisfied.
“Ex-dividend date” means, with respect to an issuance, dividend or distribution on our common stock, the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Expiration date” has the meaning set forth above in paragraph (5) under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — Generally.”
“Expiration time” has the meaning set forth above in paragraph (5) under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — Generally.”
“Floor price” means, as of any time, an amount (rounded to the nearest cent) equal to 35% of the minimum conversion price in effect at such time. Whenever in this prospectus supplement we refer to the floor price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the floor price immediately before the close of business on such date.
“Future dividend present value amount” means, with respect to the make-whole fundamental change conversion of any share of mandatory convertible preferred stock, an amount equal to the present value, as of the effective date of the related make-whole fundamental change, of all regularly scheduled dividend payments on such share on each dividend payment date occurring after such effective date and on or before October 15, 2024, such present value to be computed using a discount rate equal to the stated dividend rate per annum; provided, however, that, for purposes of this definition, the amount of dividends payable on the dividend payment date immediately after such effective date will be deemed to be the following amount: (i) if such effective date is after a regular record date and on or before the next dividend payment date, and, as of the close of business on such effective date, we have declared part or all of the dividend scheduled to be paid on the mandatory convertible preferred stock on such dividend payment date, the excess, if any, of (x) the full amount of such dividend scheduled to be paid on such share on such dividend payment date (assuming the same were declared in full) over (y) the amount of such dividend actually so declared on such share (and, for the avoidance of doubt, the holder of such share as of the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive such declared dividend on or, at our election, before such dividend payment date); and (ii) in all other cases, the full amount of dividends scheduled to be paid on such share on the dividend payment date immediately after such effective date, less an amount equal to dividends on such share that have accumulated from, and including, the dividend payment date immediately before such effective date to, but excluding, such effective date.
“Initial issue date” means the first date any mandatory convertible preferred stock offered by this prospectus supplement is issued.
“Junior stock” means any dividend junior stock or liquidation junior stock.
“Last reported sale price” of our common stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of our common stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is then listed. If our common stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of our common stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted on such trading day, then the last reported sale price will be the average of the mid-point of the last bid price and the last ask price per share of our common stock on such trading day from each of at least three nationally recognized independent investment banking firms we select, which may include any of the underwriters.
“Liquidation junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. Liquidation junior stock includes our common stock. For the avoidance of doubt, liquidation junior stock will not include any securities of our subsidiaries.
“Liquidation parity stock” means any class or series of our stock (other than the mandatory convertible preferred stock) whose terms expressly provide that such class or series will rank equally with the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. For the avoidance of doubt, liquidation parity stock will not include any securities of our subsidiaries.
“Liquidation preference” means, with respect to the mandatory convertible preferred stock, an amount equal to $100 per share of mandatory convertible preferred stock.
“Liquidation senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. For the avoidance of doubt, liquidation senior stock will not include any securities of our subsidiaries.
“Make-whole fundamental change” means any of the following events:
(i)
a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than us, our “wholly owned subsidiaries” (as defined below) or our or their respective employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our common equity representing more than 50% of the voting power of all of our then-outstanding common equity;

(ii)
the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person, other than one of our wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than solely as a result of a subdivision or combination of our common stock); or
(iii)
our common stock ceases to be listed on any of the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event or series of transactions or events described in clause (i) or (ii) above will not constitute a make-whole fundamental change if at least 90% of the consideration received or to be received by the holders of our common stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event or series of transactions or events, as applicable, consists of shares of common stock listed on any of the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event or series of transactions or events, as applicable, and such transaction or event or series of transactions or events, as applicable, constitutes a common stock change event whose reference property consists of such consideration.
For the purposes of this definition, whether a person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.
“Make-whole fundamental change conversion” means an early conversion of any share of mandatory convertible preferred stock with a conversion date that occurs during the related make-whole fundamental change conversion period.
“Make-whole fundamental change conversion period” means, with respect to a make-whole fundamental change, the period from, and including, the effective date of such make-whole fundamental change to, and including, the 20th calendar day after such effective date (or, if such calendar day is not a business day, the next business day); provided, however, that the last day of such make-whole fundamental change conversion period is subject to extension pursuant to the provisions described above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Conversion During a Make-Whole Fundamental Change Conversion Period — Notice of the Make-Whole Fundamental Change.”
“Make-whole fundamental change conversion rate” has the meaning set forth above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Conversion During a Make-Whole Fundamental Change Conversion Period.”
“Make-whole fundamental change stock price” has the following meaning for any make-whole fundamental change: (i) if the holders of our common stock receive only cash in consideration for their shares of common stock in such make-whole fundamental change and such make-whole fundamental change is pursuant to clause (ii) of the definition of such term, then the make-whole fundamental change stock price is the amount of cash paid per share of our common stock in such make-whole fundamental change; and (ii) in all other cases, the make-whole fundamental change stock price is the average of the last reported sale prices per share of common stock for the five consecutive trading days ending on, and including, the trading day immediately before the effective date of such make-whole fundamental change.
“Mandatory conversion” means the conversion of any share of mandatory convertible preferred stock pursuant to the provisions described above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Mandatory Conversion.”
“Mandatory conversion date” means the last VWAP trading day of the mandatory conversion observation period.
“Mandatory conversion observation period” means the 20 consecutive VWAP trading days beginning on, and including, the 21st scheduled trading day immediately before October 15, 2024.

“Mandatory conversion rate” has the following meaning with respect to any mandatory conversion:
(i)
if the mandatory conversion stock price is equal to or greater than the maximum conversion price as of the mandatory conversion date, then the mandatory conversion rate is the minimum conversion rate as of the mandatory conversion date;

(ii)
if the mandatory conversion stock price is less than the maximum conversion price as of the mandatory conversion date, but greater than the minimum conversion price as of the mandatory conversion date, then the mandatory conversion rate is an amount (rounded to the nearest fourth decimal place) equal to (x) the liquidation preference per share of mandatory convertible preferred stock, divided by (y) the mandatory conversion stock price; and

(iii)
if the mandatory conversion stock price is equal to or less than the minimum conversion price as of the mandatory conversion date, then the mandatory conversion rate is the maximum conversion rate as of the mandatory conversion date.

“Mandatory conversion settlement date” means the date by which the mandatory conversion of the mandatory convertible preferred stock must be settled (which, for the avoidance of doubt, is the second business day immediately after the mandatory conversion date).
“Mandatory conversion stock price” means the average of the daily VWAPs per share of common stock for each VWAP trading day in the mandatory conversion observation period.
“Market disruption event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which our common stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.
“Maximum conversion price” means, as of any time, an amount (rounded to the nearest cent) equal to (i) the liquidation preference per share of mandatory convertible preferred stock, divided by (ii) the minimum conversion rate in effect at such time. Whenever in this prospectus supplement we refer to the maximum conversion price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the maximum conversion price immediately before the close of business on such date.
“Maximum conversion rate” initially means 0.5405 shares of our common stock per share of mandatory convertible preferred stock, which amount is subject to adjustment as described above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments.” Whenever in this prospectus supplement we refer to the maximum conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the maximum conversion rate immediately before the close of business on such date.
“Minimum conversion price” means, as of any time, an amount (rounded to the nearest cent) equal to (i) liquidation preference per share of mandatory convertible preferred stock, divided by (ii) the maximum conversion rate in effect at such time. Whenever in this prospectus supplement we refer to the minimum conversion price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the minimum conversion price immediately before the close of business on such date.
“Minimum conversion rate” initially means 0.4413 shares of our common stock per share of mandatory convertible preferred stock, which amount is subject to adjustment as described above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments.” Whenever in this prospectus supplement we refer to the minimum conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the minimum conversion rate immediately before the close of business on such date.

“Number of incremental diluted shares” means the increase in the number of diluted shares of the applicable class or series of junior stock (determined in accordance with generally accepted accounting principles in the United States, as the same is in effect on the initial issue date, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of junior stock).
“Open of business” means 9:00 a.m., New York City time.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”
“Preferred stock director” means any person elected to serve as our director in connection with a dividend non-payment event pursuant to the provisions described above under the caption “— Voting Rights — Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event.”
“Preferred stockholder,” or “holder” of any mandatory convertible preferred stock, means any person in whose name any share of mandatory convertible preferred stock is registered on the registrar’s books.
“Record date” means, with respect to any dividend or distribution on, or issuance to holders of, our common stock, the date fixed (whether by law, contract or our board of directors or otherwise) to determine the holders of our common stock that are entitled to such dividend, distribution or issuance.
“Regular record date” has the following meaning: (i) January 1, in the case of a dividend payment date occurring on January 15; (ii) April 1, in the case of a dividend payment date occurring on April 15; (iii) July 1, in the case of a dividend payment date occurring on July 15; and (iv) October 1, in the case of a dividend payment date occurring on October 15.
“Redemption average VWAP” means the average of the daily VWAPs per share of common stock for each VWAP trading day during the redemption observation period.
“Redemption dividend value dollar amount” means, with respect to any share of mandatory convertible preferred stock that is called for redemption, the sum of the unpaid accumulated dividend amount and the future dividend present value amount that would apply to such share assuming that (i) a make-whole fundamental change occurs whose effective date is the redemption notice date for such redemption; and (ii) such share is converted with a conversion date during the related make-whole fundamental change conversion period.
“Redemption notice date” means, with respect to a redemption of the mandatory convertible preferred stock, the date on which we send the related redemption notice pursuant to the provisions described above under the caption “— Optional Redemption Upon an Acquisition Non-Occurrence Event — Redemption Notice.”
“Redemption observation period” means, with respect to a redemption of the mandatory convertible preferred stock, the 20 consecutive VWAP trading days beginning on, and including, the second VWAP trading day immediately after the redemption notice date for such redemption.
“Redemption option value share amount” means, with respect to any share of mandatory convertible preferred stock that is called for redemption, the make-whole fundamental change conversion rate that would apply to such share assuming that (i) a make-whole fundamental change occurs whose effective date is the redemption notice date for such redemption and whose make-whole fundamental change stock price is equal to the redemption stock price for such redemption; and (ii) such share is converted with a conversion date that occurs on the scheduled trading day before the related acquisition non-occurrence redemption date and is deemed to be during the related make-whole fundamental change conversion period.

“Redemption stock price” means, with respect to a redemption of the mandatory convertible preferred stock, the average of the last reported sale prices per share of common stock for the five consecutive trading days ending on, and including, the trading day immediately before the related redemption notice date.
“Reference property” has the meaning set forth above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Effect of Common Stock Change Event — Generally.”
“Reference property unit” has the meaning set forth above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Effect of Common Stock Change Event — Generally.”
“Scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “scheduled trading day” means a business day.
“Spin-off” has the meaning set forth above in paragraph (3)(b) under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — Generally.”
“Spin-off valuation period” has the meaning set forth above in paragraph (3)(b) under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — Generally.”
“Stated dividend rate” has the meaning set for above under the caption “Dividends — Generally.”
“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Successor person” has the meaning set forth above under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — Execution of Supplemental Instruments.”
“Tender/exchange offer valuation period” has the meaning set forth above in paragraph (5) under the caption “— Conversion Provisions of the Mandatory Convertible Preferred Stock — Boundary Conversion Rate Adjustments — Generally.”
“Trading day” means any day on which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded; and (ii) there is no “market disruption event” (as defined above in this “— Definitions” section). If our common stock is not so listed or traded, then “trading day” means a business day.
“Unpaid accumulated dividend amount” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock:

(i)
if such conversion is a mandatory conversion, the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on October 1, 2024, in respect of all dividend periods ending on or before October 15, 2024;

(ii)
if such conversion is a make-whole fundamental change conversion, the sum (without duplication) of (1) the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on the effective date for the related make-whole fundamental change, in respect of all dividend periods ending on a dividend payment date that is before such effective date; and (2) the amount of accumulated and unpaid dividends, if any, on such share for the period from, and including, the dividend payment date immediately before such effective date to, but excluding, such effective date; provided, however, that if such effective date is after a regular record date and on or before the next dividend payment date, and, as of the close of business on such effective date, we have declared the dividend due on the mandatory convertible preferred stock on such dividend payment date, then the unpaid accumulated dividend amount will not include any portion of such declared dividend (and, for the avoidance of doubt, the holder of such share as of the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive such declared dividend on or, at our election, before such dividend payment date); and

(iii)
if such conversion is an early conversion that is not a make-whole fundamental change conversion, the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on the conversion date for such conversion, in respect of all dividend periods ending on a dividend payment date that is before such conversion date.

“Voting parity stock” means, with respect to any matter as to which preferred stockholders are entitled to vote pursuant to the provisions described above under the caption “— Voting Rights — Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event” or “— Voting and Consent Rights with Respect to Specified Matters,” each class or series of outstanding dividend parity stock or liquidation parity stock, if any, upon which similar voting rights are conferred and are exercisable with respect to such matter. For the avoidance of doubt, voting parity stock will not include any securities of our subsidiaries.
“VWAP market disruption event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which our common stock is then listed, or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP trading day” means a day on which (i) there is no VWAP market disruption event; and (ii) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.
“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.
Book Entry, Settlement and Clearance
Global Certificates
The mandatory convertible preferred stock will be initially issued in the form of one or more global certificates (the “global certificates”) registered in the name of Cede & Co., as nominee of DTC, and will be deposited with the transfer agent as custodian for DTC.

Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global certificate. We expect that, under procedures established by DTC:
•
upon deposit of a global certificate with DTC’s custodian, DTC will credit the shares of mandatory convertible preferred stock represented by such global certificate to the accounts of the DTC participants designated by the underwriters; and

•
ownership of beneficial interests in a global certificate will be shown on, and transfers of such interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global certificate other than DTC participants).

Book-Entry Procedures for Global Certificates
All interests in a global certificate will be subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the mandatory convertible preferred stock. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the transfer agent or any of the underwriters will be responsible for those operations or procedures.
DTC has advised us that it is:
•
a limited purpose trust company organized under the laws of the State of New York;

•
a “banking organization” within the meaning of the New York State Banking Law;

•
a member of the Federal Reserve System;

•
a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•
a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:
•
securities brokers and dealers;

•
banks and trust companies; and

•
clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).
Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global certificate among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent or the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Purchasers of mandatory convertible preferred stock who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the mandatory convertible preferred stock represented by that global certificate for all purposes under the certificate of designations establishing the terms of the mandatory convertible preferred stock. Except as provided below, owners of beneficial interests in a global certificate:
•
will not be entitled to have mandatory convertible preferred stock represented by the global certificate registered in their names;

•
will not receive or be entitled to receive physical, certificated mandatory convertible preferred stock registered in their respective names (“physical certificates”); and

•
will not be considered the owners or holders of the mandatory convertible preferred stock under the certificate of designations for any purpose.

As a result, each investor who owns a beneficial interest in a global certificate must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a preferred stockholder under the certificate of designations.
Payments on any global certificates will be made to DTC or its nominee, as the case may be, as the registered holder of the global certificate. Neither we nor the transfer agent or the conversion agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global certificate, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests.
We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the mandatory convertible preferred stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the mandatory convertible preferred stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the mandatory convertible preferred stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Physical Certificates
A global certificate will be exchanged, pursuant to customary procedures, for one or more physical certificates only if:
•
DTC notifies us or the transfer agent that it is unwilling or unable to continue as depositary for such global certificate or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation; or

•
we, in our sole discretion, permit the exchange of any beneficial interest in such global certificate for one or more physical certificates at the request of the owner of such beneficial interest.

Beneficial interests in global certificates held by any direct or indirect participant may also be exchanged for physical certificates upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF INDEBTEDNESS
New Debt
The following description is a summary of the material preliminary terms of the Term Facility, the Revolving Facility and the Senior Notes (collectively, the “New Debt”). It does not include all terms of the New Debt in their entirety. As of the date of this prospectus supplement, we have yet to agree to the final terms of or enter into definitive documentation for the New Debt. All terms of the New Debt described below are subject to continuing negotiation and could change in the definitive documentation. The below summary of the anticipated terms of the New Debt has been prepared in good faith based upon assumptions that management considers reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the New Debt will be consummated on such terms and the below summary should not be viewed as fact. The actual terms of the New Debt may differ significantly from the below summary and no representation or warranty is made with respect to the predictive accuracy thereof. See “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus. The completion of this offering is not contingent on the consummation of the New Debt.
The New Credit Agreement
General
Following the closing of the Pending Acquisition, one of our subsidiaries, Roller Bearing Company of America, Inc. (the “Borrower”), is expected to become the borrower under a Term Facility and a Revolving Facility (each as described below) (together, the “New Credit Facilities” and the agreement governing such New Credit Facilities, the “New Credit Agreement”). The New Credit Agreement is expected to provide for the issuance of letters of credit and swingline loans in an aggregate principal amount not to exceed $50.0 million, in each case. Each of the New Credit Facilities is expected to mature on the five year anniversary of the closing of the Pending Acquisition.
The New Credit Agreement is expected to provide that RBC maintain, as of the end of each fiscal quarter, (a) a consolidated total net debt to trailing four-quarter consolidated EBITDA (as defined in the New Credit Agreement) ratio not to exceed (i) 5.50 to 1.00 through the fiscal quarter ending December 31, 2022, (ii) 5.00 to 1.00 from the fiscal quarter ending March 31, 2023 through the fiscal quarter ending December 31, 2023, (iii) 4.75 to 1.00 from the fiscal quarter ending March 31, 2024 through the fiscal quarter ending December 31, 2024 and (iv) 4.50 to 1.00 from the fiscal quarter ending March 31, 2025 and for each fiscal quarter thereafter; provided that, commencing from the fiscal quarter ending on March 31, 2023, such maximum ratio applicable at such time may be increased by the Borrower by 0.50 to 1.00 for a period of four consecutive quarter after the consummation of a material acquisition and (b) a consolidated interest coverage ratio of less than 2.00 to 1.00.
The New Credit Agreement is expected to contain various restrictive covenants that, subject to significant exceptions, would limit the ability of each of RBC, the Borrower and its restricted subsidiaries to, among other things: make investments, incur, assume, or permit to exist additional indebtedness, guarantees, or liens, engage in mergers, acquisitions, asset sale transactions, declare dividends, make payments on, or redeem or repurchase equity interests, alter the nature of its business, and engage in certain transactions with affiliates. We expect that lenders under the New Credit Agreement would be able to accelerate payment of any borrowings or terminate their commitments upon the occurrence and during the continuance of an event of default. The New Credit Agreement is expected to contain events of default customary for such financings, including, but not limited to, nonpayment of principal, interest or other amounts when due, breach of covenants, failure of any representation or warranty to be true in any material respect when made or deemed made, cross default to certain indebtedness, insolvency and bankruptcy events, material judgments, change of ownership and continued invalidity or unenforceability of the guarantees or security documents. Some of these events of default are expected to allow for notice and grace periods and be subject to materiality thresholds.

The New Credit Facilities are expected to be guaranteed by RBC and RBC’s domestic material subsidiaries, and are expected to be secured by security interests in substantially all of the existing and future assets of RBC and its material domestic subsidiaries, which security interests are expected to have, subject to certain exceptions, first priority over all other creditors.
At the Borrower’s election, interest on borrowings under the New Credit Facilities is expected to be determined by reference to either LIBOR plus an applicable margin of 1.75% per annum or an “alternate base rate” plus an applicable margin of 0.75% per annum. The fees payable on letters of credit are expected to be payable at a rate of 1.75% per annum. We anticipate that beginning after our delivery of financial statements and a related compliance certificate pursuant to the New Credit Agreement for the first full fiscal quarter after the closing of the Pending Acquisition, these margins would be subject to (i) if consolidated total debt to EBITDA (as defined in the New Credit Agreement) is greater than or equal to 4.50 to 1.00, a step-up of 0.25%, (ii) if consolidated total debt to EBITDA is less than 3.75 to 1.00 but greater than or equal to 3.00 to 1.00, a step-down of 0.25%, (iii) if consolidated total debt to EBITDA is less than 3.00 to 1.00 but greater than or equal to 2.25 to 1.00, a step-down of 0.50%, (iv) if consolidated total debt to EBITDA is less than 2.25 to 1.00 but greater than or equal to 1.50 to 1.00, a step-down of 0.75% and (v) if consolidated total debt to EBITDA is less than 1.50 to 1.00, a step-down of 1.00%.
Term Facility
The New Credit Agreement is expected to provide for a Term Facility in an aggregate principal amount not to exceed $1.3 billion available in U.S. dollars, which we expect to be fully advanced upon the closing of the Pending Acquisition. We expect that the Borrower will be required to permanently prepay the Term Facility with the net cash proceeds of (i) a disposition of property or assets that is not reinvested in accordance with the terms of the New Credit Agreement (subject to certain other exceptions to be set forth in the New Credit Agreement), (ii) the issuance or incurrence of any indebtedness that is not permitted under the New Credit Agreement and (iii) a sale leaseback transaction. The Term Facility is expected to amortize in aggregate annual amounts to be set forth in the New Credit Agreement.
Revolving Facility
The New Credit Agreement is expected to provide for a Revolving Facility in an aggregate principal amount up to $500.0 million which may be borrowed in U.S. Dollars, Canadian Dollars, Pounds Sterling, Euro, Swiss Francs and any other currency approved in accordance with the terms of the New Credit Agreement. The Revolving Facility is expected to be undrawn at the closing of the Financing Transactions. The Revolving Facility is not expected to have any amortization.
Senior Notes
In addition to this offering, one of our subsidiaries, Roller Bearing Company of America, Inc. (the “Senior Notes Issuer”), intends to offer $500.0 million in aggregate principal amount of Senior Notes. The offering of Senior Notes is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act.
We expect that the Senior Notes Issuer will deposit the proceeds from the sale of the Senior Notes into a segregated escrow account pending the consummation of the Pending Acquisition. The release of the escrow proceeds will be subject to the satisfaction of certain conditions, including consummation of the Pending Acquisition (the date of such release, the “Completion Date”). We expect that the Senior Notes will be redeemable by us if the Pending Acquisition is not consummated and in other customary circumstances.
Prior to the Completion Date, we expect that the Senior Notes will be secured by a first priority security interest in the funds held in the escrow account and will not be guaranteed. From and after the Completion Date, we expect that the Senior Notes will be guaranteed by RBC and certain of the Senior Notes Issuer’s existing and future wholly owned domestic subsidiaries that guarantee the New Credit Agreement. We expect the Senior Notes to contain customary covenants, restrictions and events of default for a transaction of this type. However, the terms of the Senior Notes remain subject to change and may differ materially from what we expect. See “The Additional Offerings — Senior Notes Offering.”
Existing Credit Facilities
The following descriptions of our existing indebtedness are qualified in their entirety by reference to their respective governing documents which have been filed with the SEC as exhibits to our Annual Report on Form 10-K for the year ended April 3, 2021 filed with the SEC on May 21, 2021. See “Where You Can Find Additional Information.”
Domestic Credit Facility
In 2015 we entered into the Domestic Credit Agreement by and among RBC, Roller Bearing Company of America, Inc., as borrower, Wells Fargo, as administrative agent, collateral agent, swingline lender and letter of credit issuer, and the other lenders party thereto. The Domestic Credit Agreement provided the Company with a $200.0 million term loan and a $350.0 million revolving credit facility and was to expire in April 2020. In 2018 we repaid the remaining balance of the term loan, and in January 2019 we entered into an amendment to the Domestic Credit Agreement (the Domestic Credit Agreement as so amended, the “Amended Domestic Credit Agreement”) so that it now provides a $250.0 million revolving credit facility (the “Existing Revolver”) and expires on January 31, 2024.
Amounts outstanding under the Existing Revolver generally bear interest at (i) a base rate determined by reference to the higher of (1) Wells Fargo’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR rate plus 1.00%, or (ii) LIBOR plus a specified margin, depending on the type of borrowing being made. The applicable margin is based on our consolidated ratio of total net debt to consolidated EBITDA (as defined therein) at each measurement date. Currently, our margin is 0.00% for base rate loans and 0.75% for LIBOR loans.
The Amended Domestic Credit Agreement requires us to comply with various covenants, including among other things, a financial covenant to maintain a ratio of consolidated net debt to Adjusted EBITDA (as defined therein) not greater than 3.50 to 1. The Amended Domestic Credit Agreement allows us to, among other things, make distributions to stockholders, repurchase our stock, incur other debt or liens, or acquire or dispose of assets provided that we comply with certain requirements and limitations of the Amended Domestic Credit Agreement. As of July 3, 2021, we were in compliance with all such covenants.
Our domestic subsidiaries have guaranteed our obligations under the Amended Domestic Credit Agreement. Our obligations under the Amended Domestic Credit Agreement and the domestic subsidiaries’ guarantee are secured by a pledge of substantially all of our and our domestic subsidiaries’ domestic assets.
Approximately $3.6 million of the Existing Revolver is being utilized to provide letters of credit to secure our obligations relating to certain insurance programs. We have the ability to borrow up to an additional approximately $246.4 million under the Existing Revolver as of July 3, 2021.
Foreign Term Loan and Revolving Credit Facility
In August 2019 one of our foreign subsidiaries, Schaublin, entered into the two Foreign Credit Agreements with Credit Suisse (Switzerland) Ltd. to (i) finance the acquisition of Swiss Tool and (ii) provide future working capital. The Foreign Credit Agreements provided Schaublin a CHF 15 million term loan (the “Foreign Term Loan”), which expires on July 31, 2024 and a CHF 15 million revolving credit facility (the “Foreign Revolver”), which continues in effect until terminated by either Schaublin or Credit Suisse.
Amounts outstanding under the Foreign Term Loan and the Foreign Revolver generally bear interest at LIBOR plus a specified margin. The applicable margin is based on Schaublin’s ratio of total net debt to consolidated EBITDA (as defined therein) at each measurement date. Currently, Schaublin’s margin is 1.00%.

The Foreign Credit Agreements require Schaublin to comply with various covenants, which are tested annually on March 31. These covenants include, among other things, a financial covenant to maintain a ratio of consolidated net debt to Adjusted EBITDA (as defined therein) not greater than 2.50 to 1 as of March 31, 2021 and thereafter. Schaublin is also required to maintain an economic equity of CHF 20.0 million at all times. The Foreign Credit Agreements allow Schaublin to, among other things, incur other debt or liens and acquire or dispose of assets provided that Schaublin complies with certain requirements and limitations of the Foreign Credit Agreements. As of July 3, 2021, Schaublin was in compliance with all such covenants.
Schaublin’s parent company, Schaublin Holding S.A., has guaranteed Schaublin’s obligations under the Foreign Credit Agreements. Schaublin Holding’s guaranty and the Foreign Credit Agreements are secured by a pledge of the capital stock of Schaublin. In addition, the Foreign Term Loan is secured with pledges of the capital stock of the top company and the three operating companies in the Swiss Tool System group of companies.
As of July 3, 2021 and prior to our entry into the New Credit Agreement, there was approximately $6.2 million outstanding under the Foreign Term Loan and no amounts outstanding under the Foreign Revolver. Schaublin has the ability to borrow up to an additional $16.3 million under the Foreign Revolver as of July 3, 2021.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations that may be relevant to the purchase, ownership, conversion and disposition of mandatory convertible preferred stock and the ownership and disposition of common stock received upon conversion thereof. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners that will hold our mandatory convertible preferred stock and common stock as capital assets within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation relevant to holders of our mandatory convertible preferred stock and common stock, and does not address differing tax considerations applicable to investors that may be subject to special tax rules, such as banks, regulated investment companies, tax-exempt entities, insurance companies, dealers in securities or currencies, underwriters acting in the capacity as investors to whom shares are sold pursuant to this offering, traders in securities electing to mark to market, persons that will hold our mandatory convertible preferred stock or common stock as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, persons that are “controlled foreign corporations,” persons that are “passive foreign investment companies,” persons subject to the alternative minimum tax, U.S. expatriates, persons that have a “functional currency” other than the U.S. dollar, or persons that own (or are treated as owning) 5% or more of the shares of any class of our stock. This summary addresses only U.S. federal income tax considerations, and does not address state, local, or foreign tax laws, estate or gift taxes or the Medicare tax on net investment income. Investors are urged to consult their tax advisors regarding the tax consequences to them of holding mandatory convertible preferred stock or common stock received upon conversion thereof under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.
As used herein, a “U.S. Holder” is a beneficial owner of our mandatory convertible preferred stock or common stock received upon conversion thereof that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions, or (B) the trust has a valid election in effect under the applicable U.S. Treasury regulations to be treated as a United States person under the Code. A “non-U.S. Holder” is a beneficial owner of our mandatory convertible preferred stock or common stock received upon conversion thereof that is an individual, corporation, estate or trust that is not a U.S. Holder.
If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds mandatory convertible preferred stock or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partner and the partnership. Partnerships or other entities or arrangements classified as a partnership holding mandatory convertible preferred stock or common stock and partners in such partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
U.S. Holders
Distributions on Mandatory Convertible Preferred Stock and Common Stock
Distributions paid on our mandatory convertible preferred stock or shares of our common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis in the mandatory convertible preferred stock or shares of our common stock, but not below zero. Any remaining excess will be treated as capital gain, and will be treated as described below under “— Sale, Exchange, or Other Taxable Disposition of

Mandatory Convertible Preferred Stock and Common Stock”. Subject to applicable limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to applicable limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders are urged to consult their tax advisors regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances.
If we make a distribution on our mandatory convertible preferred stock in the form of shares of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. Holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. Holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if an applicable withholding agent pays backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder. U.S. Holders are urged to consult with their tax advisors regarding the tax consequences of a common stock distribution on our mandatory convertible preferred stock.
Extraordinary Dividends
Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the mandatory convertible preferred stock or common stock could be characterized as “extraordinary dividends” under the Code. Corporate U.S. Holders that have held our mandatory convertible preferred stock or common stock for two years or less before the dividend announcement date and that receive an extraordinary dividend will generally be required to reduce their tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “— Sale, Exchange, or Other Taxable Disposition of Mandatory Convertible Preferred Stock and Common Stock” below. Non-corporate U.S. Holders that receive an extraordinary dividend will be required to treat any losses on the sale of our mandatory convertible preferred stock or common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the special rates discussed above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock.”
Sale, Exchange, or Other Taxable Disposition of Mandatory Convertible Preferred Stock and Common Stock
A U.S. Holder generally will recognize capital gain or loss upon the sale, exchange or other taxable disposition of mandatory convertible preferred stock (other than pursuant to a conversion into common stock or an optional redemption upon an acquisition non-occurrence event as described below) or common stock equal to the difference between the amount realized upon the taxable disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described in “— Distributions on Mandatory Convertible Preferred Stock and Common Stock” above to U.S. Holders who have not previously included such dividends in income), and the U.S. Holder’s adjusted tax basis in such mandatory convertible preferred stock or common stock that was disposed. Any such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition the U.S. Holder’s holding period for the mandatory convertible preferred stock or common stock exceeds one year. Long-term capital gains of a non-corporate U.S. Holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Adjustments to the Conversion Rate
The conversion rate of our mandatory convertible preferred stock will be adjusted in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S.

Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of a U.S. Holder of our mandatory convertible preferred stock, however, will generally not be considered to result in a deemed distribution to the U.S. Holder. Certain of the possible conversion rate adjustments provided in the terms of our mandatory convertible preferred stock (including adjustments in respect of taxable dividends paid to holders of common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits and that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. Holders of our mandatory convertible preferred stock may generally be deemed to have received a distribution even though they have not received any cash. Any such deemed distribution will generally be taxable to a U.S. Holder in the same manner as an actual distribution as described above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock.” Because constructive distributions deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if an applicable withholding agent pays backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), those withholding taxes may be set off against payments of cash or the delivery of shares of common stock in respect of the mandatory convertible preferred stock (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, such U.S. Holder. However, it is unclear whether a distribution treated as a dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock.” It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. Holder’s adjusted tax basis in the mandatory convertible preferred stock will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the mandatory convertible preferred stock.
The IRS has proposed regulations addressing the amount and timing of constructive distributions as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such constructive distributions. If adopted as proposed, the regulations would generally provide, among other things, that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after the conversion rate adjustment) without the adjustment, and (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the mandatory convertible preferred stock and the date of the actual distribution of cash or property that results in the constructive distribution. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of mandatory convertible preferred stock and withholding agents may rely on them prior to that date under certain circumstances.
Conversion of Mandatory Convertible Preferred Stock into Common Stock
A U.S. Holder generally will not recognize gain or loss upon the conversion of our mandatory convertible preferred stock into our common stock, except that any cash or common stock received in respect of accrued and unpaid dividends that have been declared will be taxable as described above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock,” with any common stock received in respect of such dividends treated as if the U.S. Holder had received cash equal to the fair market value of any such common stock determined as of the date of conversion.
Because payments of common stock that are treated as dividends will not give rise to any cash from which any applicable withholding tax could be satisfied, if an applicable withholding agent pays backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), an applicable withholding agent may withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder.
Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the mandatory convertible preferred stock for more than one year at the time of conversion.
The tax treatment of a U.S. Holder’s receipt of any cash or common stock paid upon conversion in respect of accrued and unpaid dividends that have not been declared is uncertain. Although not free from doubt, we believe the receipt of such cash or common stock should be treated as additional consideration received by the U.S. Holder upon conversion of the mandatory convertible preferred stock into common stock. Accordingly, the receipt of cash should be taxable to the extent of any gain realized by the U.S. Holder. For this purpose, gain generally would equal the excess, if any, of (i) the sum of the fair market value of our common stock received upon conversion (including any fractional share for which cash is received) and the cash received (other than amounts of cash or common stock received in respect of accrued and unpaid dividends that have been declared) over (ii) the U.S. Holder’s tax basis in our mandatory convertible preferred stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend (i.e., it is not considered “not essentially equivalent to a dividend” as described below under “— Optional Redemption Upon an Acquisition Non-Occurrence Event”), such gain (to the extent recognized) will be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of accrued but unpaid dividends that have not been declared exceeded the gain realized by a U.S. Holder, the excess amount would not be taxable to such U.S. Holder but would reduce its adjusted tax basis in our common stock.
The tax treatment described above in respect of the payments of cash or common stock made in respect of accrued and unpaid dividends that have not been declared is not certain and may be challenged by the Internal Revenue Service (“IRS”), including on grounds that the amount received attributable to the accrued and unpaid dividends that have not been declared represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock,” which may exceed the amount of gain otherwise recognized on conversion.
Except as discussed in the last sentence of this paragraph, a U.S. Holder’s adjusted tax basis in shares of common stock received upon conversion of the mandatory convertible preferred stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the adjusted tax basis of the converted shares of the mandatory convertible preferred stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of mandatory convertible preferred stock. A U.S. Holder’s adjusted tax basis in common stock received may be further reduced under the rules described above under “— Extraordinary Dividends.” Common stock received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have an adjusted tax basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.
In the event a U.S. Holder’s mandatory convertible preferred stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders are urged to consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.
Optional Redemption Upon an Acquisition Non-Occurrence Event
If, as a result of an acquisition non-occurrence event (as defined in “Description of Mandatory Convertible Preferred Stock — Definitions”), a U.S. Holder receives from us shares of our common stock or a combination of cash and shares of our common stock in redemption of such U.S. Holder’s mandatory convertible preferred stock (other than any cash or common stock received in respect of accrued and unpaid dividends that have been declared, which will be taxable as described above under “ — Distributions on Mandatory Convertible Preferred Stock and Common Stock,” with any common stock received in respect of such dividends treated as if the U.S. Holder had received cash equal to the fair market value of any such common stock determined as of the date of redemption), we intend to treat such redemption as a recapitalization for U.S. federal income tax purposes. As a result, no loss would be recognized upon such redemption, but the U.S. Holder would be required to recognize any gain in an amount equal to the lesser of (1) the cash payment (excluding cash received in lieu of a fractional share of mandatory convertible preferred stock and cash received attributable to accrued but unpaid dividends that have been declared) and (2) the excess of (i) the fair market value of shares of our common stock and cash received in such redemption (excluding shares of common stock or cash received attributable to accrued but unpaid dividends that have been declared) over (ii) the U.S. Holder’s adjusted tax basis in the mandatory convertible preferred stock at the time of redemption. Any gain recognized will be taxed as capital gain as long as it is “not essentially equivalent to a dividend” with respect to the U.S. Holder, and otherwise such redemption will be taxed in the same manner as a distribution as described above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock.” If a U.S. Holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the gain recognized from such a redemption would be considered “not essentially equivalent to a dividend” and would be treated as capital gain as described above under “— Sale, Exchange, or Other Taxable Disposition of Mandatory Convertible Preferred Stock and Common Stock.” The U.S. Holder’s adjusted tax basis in shares of our common stock received upon redemption of such U.S. Holder’s mandatory convertible preferred stock would be the same as its adjusted tax basis in the mandatory convertible preferred stock, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (other than any cash attributable to accrued but unpaid dividends that have been declared). A U.S. Holder’s holding period for the shares of our common stock received upon redemption of mandatory convertible preferred stock would include the holding period for such mandatory convertible preferred stock.
Cash received in lieu of a fractional share of our common stock generally would be treated as a payment in exchange for the fractional share. Accordingly, assuming such redemption is not “essentially equivalent to a dividend,” the receipt of cash in lieu of a fractional share generally would result in capital gain or loss measured by the difference between the cash received for the fractional share and the adjusted tax basis in the fractional share. Shares of common stock and cash received that are attributable to accrued but unpaid dividends that have been declared will be taxable as described under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock” above as if the U.S. Holder had received cash in respect of such dividends equal to the fair market value of such common stock on the date of such redemption. It is also possible that the receipt of the cash or common stock attributable to accrued but unpaid dividends that have not been declared may be considered to represent a dividend and would be taxable as described above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock.” If, as a result of an acquisition non-occurrence event, a U.S. Holder receives solely cash in redemption of such U.S. holders mandatory convertible preferred stock, assuming such redemption is not “essentially equivalent to a dividend,” such payment will be treated as described above under “— Sale, Exchange, or Other Taxable Disposition of Mandatory Convertible Preferred Stock and Common Stock.”
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with distributions on our Mandatory Convertible Preferred Stock or our common stock and the proceeds from a sale or other disposition of such stock, unless a U.S. Holder is an exempt recipient. A U.S. Holder may also be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders are urged to consult their tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders
Distributions on Mandatory Convertible Preferred Stock and Common Stock
Distributions or other payments that are treated as dividends (see “— U.S. Holders — Distributions on Mandatory Convertible Preferred Stock and Common Stock,” “— Conversions of Mandatory Convertible Preferred Stock into Common Stock,” and “— Optional Redemption Upon an Acquisition Non-Occurrence Event”), including distributions on our mandatory convertible preferred stock in the form of shares of our common stock and deemed distributions described above under “— U.S. Holders — Adjustments to the Conversion Rate,” generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) certifying your entitlement to benefits under a relevant income tax treaty. A non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
If dividends paid to a non-U.S. Holder are effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such non-U.S. Holder in the United States), such non-U.S. Holder will generally be taxed on the dividends in the same manner as a U.S. person. In this case, the non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. Holders are urged to consult their tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our mandatory convertible preferred stock or our common stock, including the possible imposition of a “branch profits” tax at a rate of 30% (or a lower treaty rate) if such non-U.S. Holder is a corporation.
Because deemed distributions or distributions made in common stock to a non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, those withholding taxes may be set off against payments of cash or the delivery of shares of common stock in respect of the mandatory convertible preferred stock (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, that non-U.S. Holder.
Sale, Exchange or Other Taxable Disposition of Mandatory Convertible Preferred Stock and Common Stock
Subject to the discussions above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock,” and below under “— Information Reporting and Backup Withholding” and “— FATCA,” a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our mandatory convertible preferred stock or our common stock unless:
•
the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. Holder in the United States),

•
the non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses, if any; provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.
If a non-U.S. Holder recognizes gain on a sale or other taxable disposition of our mandatory convertible preferred stock or our common stock that is effectively connected with the conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. Holder in the United States), the non-U.S. Holder will generally be taxed on such gain in the same manner as a U.S. person. Non-U.S. Holders are urged to consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of our mandatory convertible preferred stock or our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if such non-U.S. Holder is a corporation.
Conversion of Mandatory Convertible Preferred Stock into Common Stock and Optional Redemption Upon an Acquisition Non-Occurrence Event
A non-U.S. Holder generally will not recognize gain or loss upon the conversion of our mandatory convertible preferred stock into our common stock or upon an optional redemption upon an acquisition non-occurrence event, except that (1) cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share and will be subject to the treatment described above under “— Sale, Exchange or Other Taxable Disposition of Mandatory Convertible Preferred Stock and Common Stock,” (2) cash or common stock received in respect of accrued and unpaid dividends that have been declared should be treated in the manner described above under “— U.S. Holders — Conversion of Mandatory Convertible Preferred Stock into Common Stock,” (3) cash or common stock received in respect of accrued and unpaid dividends or make-whole dividends that have not been declared should be treated in the manner described above under “— U.S. Holders — Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and (4) cash and common stock received upon an optional redemption upon an acquisition non-occurrence event should be treated in the manner described above under “— U.S. Holders — Optional Redemption Upon an Acquisition Non-Occurrence Event.” In the case of payments described in (2), it is expected that a withholding agent will withhold tax from such amounts, as described above under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock.” In the case of payments described in (3) and (4), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock.” Non-U.S. Holders are urged to consult their tax advisors to determine the specific tax consequences to them.
Adjustments to the Conversion Rate
As described above under “— U.S. Holders — Adjustments to the Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) of the mandatory convertible preferred stock that result in an increase in the proportionate interest of a non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the non-U.S. Holder that are taxed as described under “— Distributions on Mandatory Convertible Preferred Stock and Common Stock.” It is possible that any withholding tax on such a deemed distribution could be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to such non-U.S. Holder.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with payments of dividends on our mandatory convertible preferred stock and our common stock. Unless a non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our mandatory convertible preferred stock or our common stock. A non-U.S. Holder may be subject to backup withholding on payments on our mandatory convertible preferred stock or our common stock or on the proceeds from a sale or other disposition of our common stock unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person or otherwise establishes an exemption. The provision of a properly executed applicable IRS Form W-8 certifying non-U.S. status will permit a non-U.S. Holder to avoid backup withholding.
Information reporting and backup withholding generally will apply to the proceeds of a disposition of the mandatory convertible preferred stock or common stock by a non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our mandatory convertible preferred stock and our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).
Proposed U.S. Treasury Regulations would eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our mandatory convertible preferred stock and our common stock, and may be relied upon by taxpayers until final regulations are issued. Investors are urged to consult their tax advisors regarding the effects of FATCA on their investment in our mandatory convertible preferred stock or our common stock.
The preceding discussion of certain U.S. federal income tax considerations is for prospective investors’ information only. It is not tax advice. Prospective investors are urged to consult their tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, owning, converting, and disposing of the mandatory convertible preferred stock or owning and disposing of common stock, including the consequences of any proposed changes in applicable laws.

THE ADDITIONAL OFFERINGS
Common Stock Concurrent Offering
Concurrently with this offering of mandatory convertible preferred stock, we are offering 3,000,000 shares of our common stock. We have granted the underwriters of the Common Stock Concurrent Offering an option to purchase up to an additional 450,000 shares of our common stock. The Common Stock Concurrent Offering is being made pursuant to a separate prospectus supplement in a public offering registered under the Securities Act. We estimate that the net proceeds to us from the Common Stock Concurrent Offering, if it is consummated, will be approximately $526.4 million (or approximately $605.5 million if the underwriters of the Common Stock Concurrent Offering fully exercise their option to purchase additional shares of common stock), after deducting the underwriting discounts and commissions and our estimated offering expenses.
The completion of this offering is not contingent on the completion of the Common Stock Concurrent Offering, and the completion of the Common Stock Concurrent Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Common Stock Concurrent Offering will be consummated or that we will receive any additional proceeds from the Common Stock Concurrent Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any common stock in the Common Stock Concurrent Offering. No assurances can be given that the Common Stock Concurrent Offering will be consummated.
Senior Notes Offering
In addition to this offering, one of our subsidiaries, Roller Bearing Company of America, Inc. (the “Senior Notes Issuer”), intends to offer $500.0 million in aggregate principal amount of Senior Notes. The offering of Senior Notes is expected to be made pursuant to a confidential offering memorandum only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act.
We expect that the Senior Notes Issuer will deposit the proceeds from the sale of the Senior Notes into a segregated escrow account pending the consummation of the Pending Acquisition. The release of the escrow proceeds will be subject to the satisfaction of certain conditions, including consummation of the Pending Acquisition (the date of such release, the “Completion Date”). We expect that the Senior Notes will be redeemable by us if the Pending Acquisition is not consummated and in other customary circumstances.
Prior to the Completion Date, we expect that the Senior Notes will be secured by a first priority security interest in the funds held in the escrow account and will not be guaranteed. From and after the Completion Date, we expect that the Senior Notes will be guaranteed by us and certain of the Senior Notes Issuer’s existing and future wholly owned domestic subsidiaries that guarantee the New Credit Agreement. We expect the Senior Notes to contain customary covenants, restrictions and events of default for a transaction of this type.
The completion of this offering is not contingent on the completion of the Senior Notes Offering, and the completion of the Senior Notes Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Senior Notes Offering will be consummated or that we will receive any additional proceeds from the Senior Notes Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any Senior Notes. As of the date of this prospectus supplement, we have yet to agree to the final terms of or enter into definitive documentation for the Senior Notes Offering. The terms of the Senior Notes remain subject to change and may differ materially from what we expect. The foregoing summary of the anticipated terms of the Senior Notes Offering reflects assumptions that management considers to be reasonable as of the date hereof, but remains subject to uncertainties and contingencies which may be beyond our control. No assurances can be given that the Senior Notes Offering will be consummated on the terms anticipated by management, if at all. See “Risk Factors — Risks Related to the Pending Acquisition — We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all” of the accompanying prospectus.

UNDERWRITING
The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares of mandatory convertible preferred stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the aggregate liquidation preference of mandatory convertible preferred stock indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters (the “representative”).
Number of Shares
Goldman Sachs & Co. LLC	1,601,200
Wells Fargo Securities, LLC	800,800
BofA Securities, Inc.	328,000
Citigroup Global Markets Inc.	328,000
Truist Securities, Inc.	184,400
Citizens Capital Markets, Inc.	154,400
Fifth Third Securities, Inc.	154,400
KeyBanc Capital Markets Inc.	154,400
Regions Securities LLC	154,400
Morgan Stanley & Co. LLC	60,000
Academy Securities, Inc.	40,000
William Blair & Company, L.L.C.	40,000
Total	4,000,000
The underwriters are committed to take and pay for all of the shares of mandatory convertible preferred stock being offered, if any are taken, other than the shares of mandatory convertible preferred stock covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 600,000 shares of mandatory convertible preferred stock from the Company to cover sales by the underwriters of a greater number of shares of mandatory convertible preferred stock than the total number set forth in the table above. They may exercise that option for 30 days after the date of this prospectus supplement. If any shares of mandatory convertible preferred stock are purchased pursuant to this option, the underwriters will severally purchase shares of mandatory convertible preferred stock in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 600,000 shares of mandatory convertible preferred stock.
Paid by the Company
	No Exercise	Full Exercise
Per Share	$3.00	$3.00
Total	$12,000,000	$13,800,000
Shares of mandatory convertible preferred stock sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of mandatory convertible preferred stock sold by the underwriters to securities dealers may be sold at a discount of up to $1.80 per share from the public offering price. After the public offering of the shares of mandatory convertible preferred stock, the representative may change the offering price and the other selling terms. The offering of the shares of mandatory convertible preferred stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “ROLL.” Prior to this offering, there has been no public market for our mandatory convertible preferred stock. We intend to apply to list the mandatory convertible preferred stock on the Nasdaq Global Select Market under the symbol “ROLLP.”
The Company and other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans.
In connection with the offering, the underwriters may purchase and sell shares of mandatory convertible preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the mandatory convertible preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of mandatory convertible preferred stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares of mandatory convertible preferred stock sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s mandatory convertible preferred stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the mandatory convertible preferred stock. As a result, the price of the mandatory convertible preferred stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.
The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of mandatory convertible preferred stock (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the representative and the Company that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
United Kingdom
In relation to the United Kingdom (“UK”), no Shares have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of Shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.
to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.
at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of Shares shall require the Company or the representative to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representative that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000, as amended.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Canada
The Shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors,” as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients,” as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong
The Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million.
The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Furthermore, affiliates of certain of the underwriters in this offering are lenders under our existing credit facilities and may become lenders under the New Credit Facilities. In addition, each of the underwriters may act as an underwriter in the Common Stock Concurrent Offering or as an initial purchaser in the Senior Notes Offering.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

MARKET PRICE OF OUR COMMON STOCK
Our common stock began trading on the Nasdaq National Market under the symbol “ROLL” on August 10, 2005. Prior to that time, there was no public market for our common stock. On September 21, 2021, the last reported sale price of our common stock on the Nasdaq Global Select Market was $189.30 per share.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on our website at www.rbcbearings.com or the SEC’s website at www.sec.gov. Please note that our website and the SEC’s website are included in this prospectus supplement and the accompanying prospectus as an inactive textual reference only. The information contained on or accessible through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus, except as described in the following paragraph.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We incorporate by reference into this prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any documents or portions thereof (including any exhibits to such documents) that are not deemed “filed” with the SEC, including any information furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, unless otherwise expressly indicated therein) until all the securities offered by this prospectus supplement have been sold and all conditions to the consummation of such sales have been satisfied:
•
our Annual Report on Form 10-K for the year ended April 3, 2021 filed with the SEC on May 21, 2021;

•
portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 30, 2021 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended April 3, 2021;

•
our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, filed with the SEC on August 5, 2021;

•
our Current Reports on Form 8-K filed with the SEC on July 26, 2021, September 10, 2021 and September 20, 2021; and

•
the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on August 9, 2005, as amended by the description of the Company’s common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended April 3, 2021 and as amended by any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any and all of the documents incorporated by reference in this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the following address:
RBC Bearings Incorporated
Attention: Secretary
One Tribology Center
102 Willenbrock Road
Oxford, CT 06478
(203) 267-7001

LEGAL MATTERS
Kirkland & Ellis LLP will pass on the legality of the shares of mandatory convertible preferred stock to be sold in this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.
EXPERTS
The consolidated financial statements of RBC Bearings Incorporated appearing in RBC Bearings Incorporated’s Annual Report (Form 10-K) for the year ended April 3, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined financial statements of Dodge as of December 31, 2020 and 2019, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG AG covering the December 31, 2020 combined financial statements of Dodge contains an emphasis of matter paragraph that states that Dodge has not operated as a standalone entity. These combined financial statements of Dodge have been prepared on a “carve-out” basis and have been derived from the consolidated financial statements and accounting records of ABB. See “Basis of Presentation.”

PROSPECTUS
RBC BEARINGS INCORPORATED
Common Stock
Preferred Stock
We may offer and sell from time to time shares of our common stock, par value $0.01 per share (the “common stock”), in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement. Additionally, we may offer and sell from time to time shares of our preferred stock, par value $0.01 per share (the “preferred stock” and, together with the common stock, the “securities”).
Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and each related prospectus supplement, together with the documents we incorporate by reference herein and therein, before you invest in any securities. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.
We may offer and sell our securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how the securities may be offered and sold in the section titled “Plan of Distribution.” The prospectus supplement for each offering of our securities will describe in detail the plan of distribution for that offering.
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ROLL.” The last reported closing sale price of our common stock on Nasdaq on September 16, 2021 was $212.24 per share. We will provide information in the prospectus supplement for the trading market, if any, for any preferred stock we may offer.

Investing in our securities involves risks. See the “Risk Factors” section beginning on page 3 of this prospectus, as well as the risk factors described in the “Risk Factors” sections in our most recent Annual Report on Form 10-K, each subsequent Quarterly Report on Form 10-Q, any applicable prospectus supplement and in the documents incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 20, 2021.

We are responsible for the information contained in this prospectus, any prospectus supplement and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing an automatic shelf registration process. Under this shelf process, we may periodically offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides a general description of our common stock and our preferred stock. Each time we offer our securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information, including information about us, contained in this prospectus. Therefore, before deciding to invest in any of our securities, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus that we may prepare and distribute together with the documents referred to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

BASIS OF PRESENTATION
On July 24, 2021, RBC Bearings Incorporated (“RBC”) entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with ABB Asea Brown Boveri Ltd (“ABB”), pursuant to which RBC agreed to acquire (the “Pending Acquisition”) the Dodge Mechanical Power Transmission Business of ABB operated under the Dodge brand (“Dodge”). In connection with the Pending Acquisition, RBC will purchase all of the outstanding equity interests in certain entities and certain other assets relating to Dodge. Following the completion of the Pending Acquisition, RBC will assume the liabilities resulting from, arising out of or relating to Dodge, other than certain liabilities excluded by the Purchase Agreement.
The Pending Acquisition is expected to be completed in RBC’s third fiscal quarter ending January 1, 2022, subject to certain customary closing conditions as set forth in the Purchase Agreement, including regulatory review. In light of the significance of the Pending Acquisition, this prospectus incorporates by reference RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021, which contains (i) in Exhibit 99.1 thereto, the audited combined financial statements of Dodge as of and for the fiscal years ended December 31, 2020 and 2019 (the “Dodge Audited Financial Statements”), (ii) in Exhibit 99.2 thereto, the unaudited condensed combined financial statements of Dodge, which consist of the combined balance sheet as of June 30, 2021, the related combined statements of income and comprehensive income for the three and six months ended June 30, 2021 and 2020, and the combined statements of changes in equity and cash flows for the six months ended June 30, 2021 and 2020 (collectively, the “Dodge Unaudited Financial Statements” and, together with the Dodge Audited Financial Statements, the “Dodge Financial Information”) and (iii) in Exhibit 99.3 thereto, unaudited pro forma condensed combined financial information of our combined company, including (a) unaudited pro forma condensed combined statements of operations for the fiscal year ended April 3, 2021 and for the three months ended July 3, 2021 based on the historical financial statements of RBC and Dodge, combined and adjusted to give effect to the Pending Acquisition and the Financing Transactions (as defined below) as if they had occurred on March 29, 2020, the first day of RBC’s fiscal year 2021 and the beginning of RBC’s annual period presented in the unaudited pro forma condensed combined statements of operations and (b) an unaudited pro forma condensed combined balance sheet as of July 3, 2021 based on the historical financial statements of RBC and Dodge, combined and adjusted to give effect to the Pending Acquisition and the Financing Transactions as if they had occurred on July 3, 2021 (collectively, the “Pro Forma Financial Information”). The information included in this prospectus relating to the Pending Acquisition should be read in conjunction with RBC’s Current Report on Form 8-K filed with the SEC on September 20, 2021 inits entirety. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
The unaudited condensed combined financial statements of Dodge incorporated by reference herein were prepared on a basis consistent with the audited combined financial statements of Dodge. In the opinion of management, the unaudited condensed combined financial statements of Dodge include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for a full fiscal year or any future period.
Since RBC will be treated as the acquirer of Dodge for accounting purposes, the Pro Forma Financial Information is presented using RBC’s historical reporting periods. RBC and Dodge have different fiscal year end dates. As a result, Dodge’s revenues and net income for the three months ended March 31, 2021 are excluded from the unaudited pro forma condensed combined statements of operations for the fiscal year ended April 3, 2021. Dodge’s revenues and net income for the three months ended March 31, 2021, unadjusted for the impact of the Pending Acquisition and the Financing Transactions, were $169.0 million and $26.4 million, respectively.
The Dodge Financial Information incorporated by reference herein has been presented on a “carve-out” basis from ABB’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of Dodge and include allocations of corporate expenses and shared expenses from ABB. These allocations reflect significant assumptions, and the combined financial statements may not fully reflect what Dodge’s financial position, results of operations or cash flows would have been had it been a standalone company during the periods presented. As a result, the Dodge Financial Information incorporated by reference herein is not necessarily indicative of Dodge’s future results of operations, financial position or cash flows.

The Pro Forma Financial Information incorporated by reference herein has been prepared solely for informational purposes. As a result, the Pro Forma Financial Information is not intended to represent and does not purport to be indicative of what our combined company’s financial condition or results of operations would have been had the Pending Acquisition and the Financing Transactions occurred at an earlier date or on the dates assumed. In addition, the Pro Forma Financial Information does not purport to project the future financial condition and results of operations of our combined company. The actual results of our combined company may differ significantly from those reflected in the Pro Forma Financial Information.
In this prospectus, unless we indicate otherwise or the context otherwise requires, references to “we,” “us,” “our,” “RBC” and the “Company” mean (i) for periods prior to the completion of the Pending Acquisition, RBC Bearings Incorporated and its consolidated subsidiaries and (ii) after giving effect to the Pending Acquisition, RBC Bearings Incorporated and its consolidated subsidiaries, which will include Dodge.
RBC has a fiscal year consisting of 52 or 53 weeks, ending on the Saturday closest to March 31. By contrast, the fiscal year for Dodge ends on December 31 of each year. In this prospectus, unless we indicate otherwise or the context otherwise requires, any reference to a year in the context of RBC’s financial data preceded by the word “fiscal” refers to the fiscal year ended on the Saturday closest to March 31 of that year. Any reference to a year not preceded by “fiscal” refers to a calendar year ending on December 31. Unless otherwise noted, any reference to a year in the context of Dodge’s financial data preceded by the word “fiscal” refers to the fiscal year ended December 31 of that year.
Certain amounts, percentages and other figures presented in this prospectus have been subject to rounding adjustments and therefore may not represent the arithmetic summation or calculation of the figures that precede them. All references in this prospectus to “$” mean U.S. dollars.

TRADEMARKS AND TRADE NAMES
We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by, us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on our website at www.rbcbearings.com or the SEC’s website at www.sec.gov. Our website and the SEC’s website are included in this prospectus and any applicable prospectus supplement as inactive textual references only. The information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as expressly described in the following paragraph.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We incorporate by reference into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any documents or portions thereof (including any exhibits included with such Items), that are not deemed “filed” with the SEC, including any information furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K, unless otherwise expressly indicated therein), until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied:
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our Annual Report on Form 10-K for the year ended April 3, 2021 filed with the SEC on May 21, 2021 (the “2021 10-K”);

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portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 30, 2021 that are incorporated by reference into Part III of the 2021 10-K;

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our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, filed with the SEC on August 5, 2021 (the “2022 10-Q”);

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our Current Reports on Form 8-K filed with the SEC on July 26, 2021, September 10, 2021 and September 20, 2021; and

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the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on August 9, 2005, as amended by the description of our common stock contained in Exhibit 4.2 to the 2021 10-K and as further amended by any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any and all of the documents incorporated

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by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the following address:
RBC Bearings Incorporated
Attention: Secretary
One Tribology Center
102 Willenbrock Road
Oxford, CT 06478
(203) 267-7001

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, such as statements regarding the expected completion and timing of the Pending Acquisition and the Financing Transactions, our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” “could,” “continues,” “predicts,” “potential” or other comparable terminology, or the negative of such terms.
We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation:
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we may not complete the Pending Acquisition within the time frame we anticipate or at all;

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we may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all;

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we may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected;

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we may not be able to efficiently integrate Dodge into our operations;

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we have incurred significant transaction costs and may incur integration costs in connection with the Pending Acquisition;

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the bearing and engineered products industries are highly competitive, and this competition could reduce our profitability or limit our ability to grow;

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the loss of a major customer, or a material adverse change in a major customer’s business, could result in a material reduction in our revenues, cash flows and profitability;

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our results have been and are likely to continue to be impacted by the COVID-19 pandemic;

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weakness in any of the industries in which our customers operate, as well as the cyclical nature of our customers’ businesses generally, could materially reduce our revenues, cash flows and profitability;

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future reductions or changes in U.S. government spending could negatively affect our business;

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fluctuating supply and costs of subcomponents, raw materials and energy resources, or the imposition of import tariffs, could materially reduce our revenues, cash flows and profitability;

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our results could be impacted by governmental trade policies and tariffs relating to our supplies imported from foreign vendors or our finished goods exported to other countries;

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our products are subject to certain approvals and government regulations and the loss of such approvals, or our failure to comply with such regulations, could materially reduce our revenues, cash flows and profitability;

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the retirement of commercial aircraft could reduce our revenues, cash flows and profitability;

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work stoppages and other labor problems could materially reduce our ability to operate our business;

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unexpected equipment failures, catastrophic events or capacity constraints could increase our costs and reduce our sales due to production curtailments or shutdowns;

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we may not be able to continue to make the acquisitions necessary for us to realize our growth strategy;

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businesses that we have acquired or that we may acquire in the future may have liabilities that are not known to us;

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goodwill and indefinite-lived intangibles comprise a significant portion of our total assets, and if we determine that goodwill and indefinite-lived intangibles have become impaired in the future, our results of operations and financial condition in such years may be materially and adversely affected;

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we depend heavily on our senior management and other key personnel, the loss of whom could materially affect our financial performance and prospects;

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our international operations are subject to risks inherent in such activities;

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currency translation risks may have a material impact on our results of operations;

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we are subject to legislative, regulatory and legal developments involving income and other taxes;

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we may be required to make significant future contributions to our pension plan;

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we may incur material losses for product liability and recall-related claims;

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environmental and health and safety laws and regulations impose substantial costs and limitations on our operations, and environmental compliance may be more costly than we expect;

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our intellectual property and proprietary information are valuable, and any inability to protect them could adversely affect our business and results of operations; in addition, we may be subject to infringement claims by third parties;

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cancellation of orders in our backlog could negatively impact our revenues, cash flows and profitability;

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if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud;

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litigation could adversely affect our financial condition;

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changes in accounting standards or changes in the interpretations of existing standards could affect our financial results;

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risks associated with utilizing information technology systems, including the risk of cyberattacks, could adversely affect our operations; and

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other risks and uncertainties discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and in any prospectus supplement.

The forward-looking statements contained in this prospectus, any prospectus supplement or the documents incorporated by reference are based on our current expectations and assumptions regarding our business, the economy and other future conditions and are subject to risks, uncertainties and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements.
Forward-looking statements speak only as of the date they are made, and unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.
You should carefully consider the risks specified under the section titled “Risk Factors” in this prospectus and any prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with or furnish to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

PROSPECTUS SUMMARY
This summary does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus, the relevant prospectus supplement and the documents incorporated by reference herein and therein carefully before deciding to invest in our securities, especially the risks discussed under “Risk Factors” in this prospectus, any prospectus supplement, our 2021 10-K and our financial statements and the related notes included in our 2021 10-K before you decide to invest in our securities.
RBC Bearings
We are an international manufacturer and marketer of highly engineered precision bearings and products, which are integral to the manufacture and operation of most machines, aircraft and mechanical systems, to reduce wear to moving parts, facilitate proper power transmission, reduce damage and energy loss caused by friction, and control pressure and flow. While we manufacture products in all major bearings categories, we focus primarily on highly technical or regulated bearing products and engineered products for specialized markets that require sophisticated design, testing and manufacturing capabilities. We believe our unique expertise has enabled us to build a strong reputation as a trusted, leading supplier in many of the product markets in which we primarily compete. We currently have 43 facilities located in seven countries, of which 31 are manufacturing facilities. We currently operate under four reportable business segments: Plain Bearings; Roller Bearings; Ball Bearings; and Engineered Products.
We have demonstrated expertise in acquiring and integrating bearing and precision engineered component manufacturers that have complementary products or distribution channels and have provided significant margin enhancement. We have consistently increased the profitability of acquired businesses through a process of methods and systems improvement coupled with the introduction of complementary and proprietary new products. From 1990 through our fiscal year ended April 3, 2021, we have completed 27 acquisitions (excluding Dodge), which have broadened our end markets, products, customer base and geographic reach. Most recently, we entered into the Purchase Agreement with ABB on July 24, 2021, pursuant to which we agreed to acquire Dodge. Dodge is a leading manufacturer of mounted bearings and mechanical products with market-leading brand recognition. Dodge manufactures a complete line of mounted bearings, enclosed gearing and precision components across a diverse set of industrial end markets. Dodge primarily operates across the construction and mining aftermarket, food & beverage, warehousing and general machinery verticals. See “— Recent Developments — The Pending Acquisition.”
Recent Developments
The Pending Acquisition
On July 24, 2021, we entered into the Purchase Agreement pursuant to which we agreed to acquire Dodge from ABB. At the closing of the Pending Acquisition, we will purchase all of the outstanding equity interests in certain entities and certain other assets relating to Dodge, for total consideration of approximately $2.9 billion in cash, subject to adjustment as provided for in the Purchase Agreement. A copy of the Purchase Agreement is included as Exhibit 2.1 to the registration statement of which this prospectus is a part and to our Current Report on Form 8-K filed with the SEC on July 26, 2021. The Purchase Agreement has been included as an exhibit to the registration statement of which this prospectus is a part solely to provide you with information relating to its terms. It is not intended to be a source of financial, business or operational information about Dodge, RBC or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement are made only for the purposes of the Purchase Agreement and are made as of specific dates and are solely for the benefit of the parties to the Purchase Agreement. You should not rely upon the representations and warranties in the Purchase Agreement as to factual matters concerning Dodge, RBC or their respective subsidiaries or affiliates.
Financing Transactions
In connection with the Pending Acquisition, we intend to enter into certain financing transactions, including incurring new term loan and revolving credit facilities, issuing senior notes and offering our

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equity securities (collectively, the “Financing Transactions”), the proceeds from which will be used to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses and for our general corporate purposes. The closing of the Pending Acquisition is not subject to any financing condition and our obligation to pay the purchase price for the Pending Acquisition is supported by a $2.8 billion bridge loan commitment (the “Bridge Facility”) provided by Goldman Sachs Bank USA and by our cash on hand. We expect to replace the Bridge Facility with permanent financing obtained in connection with the Financing Transactions. However, there can be no assurance of when or whether we will be able to consummate the Financing Transactions or whether we will be able to raise sufficient proceeds from the Financing Transactions to replace the Bridge Facility. Further details of the Financing Transactions will be set forth in a prospectus supplement or other offering document, as applicable.
Corporate Information
Our principal executive offices are located at One Tribology Center, 102 Willenbrock Road, Oxford, CT 06478, and our telephone number is (203) 267-7001. Our website is www.rbcbearings.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement and the inclusion of our website address in this prospectus is intended as an inactive textual reference only.

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RISK FACTORS
Investing in our securities involves risks. Before deciding to invest in our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents that are incorporated by reference in this prospectus, including those in our 2021 10-K and the other documents we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The occurrence of any of these risks might cause you to lose all or part of your investment in our securities.
Risks Related to the Pending Acquisition
We may not complete the Pending Acquisition within the time frame we anticipate or at all.
The completion of our pending acquisition of Dodge is subject to a number of conditions, including the absence of certain legal impediments. The failure to satisfy all of the required conditions could delay the completion of the Pending Acquisition for a significant period of time or prevent it from occurring at all. A delay in completing the Pending Acquisition could cause us to realize some or all of the benefits later than we otherwise expect to realize them if the Pending Acquisition is successfully completed within the anticipated timeframe, which could result in additional transaction costs or in other negative effects associated with uncertainty about the completion of the pending acquisition.
We may not complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate or at all.
In connection with the Pending Acquisition, we intend to enter into certain Financing Transactions, including incurring new term loan and revolving credit facilities, issuing senior notes and offering our equity securities, the proceeds from which will be used to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses and for our general corporate purposes. There can be no assurance that we will be able to complete the Financing Transactions on terms acceptable to us, within the time frame we anticipate, or at all. The timing of the Financing Transactions may be affected by a number of factors beyond our control, including the state of the credit markets and the debt and equity capital markets. Global financial and economic conditions have been, and continue to be, disruptive and volatile. To the extent we are unable to consummate one or more of the Financing Transactions and obtain the additional funding necessary to finance the Pending Acquisition, we would be required to draw on the Bridge Facility, which is expected to be a more expensive source of capital than the Financing Transactions. If one or more of the Financing Transactions is delayed or is consummated on terms that are less favorable than anticipated, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Financing Transactions will be consummated on certain terms. If one or more of the Financing Transactions is not consummated, we may be subject to negative publicity in the investment community and our ability to access the credit or capital markets in the future may be adversely affected, which could have a negative impact on our business and liquidity. Additionally, the unaudited pro forma condensed combined financial information incorporated by reference into this prospectus includes adjustments based on certain assumptions relating to the Financing Transactions. Such assumptions may not be an accurate indication of the actual terms of the Financing Transactions. Further details of the Financing Transactions, including the terms thereof, will be set forth in a prospectus supplement or other offering document, as applicable.
We may fail to realize some or all of the anticipated benefits of the Pending Acquisition or those benefits may take longer to realize than expected.
We believe that there are significant benefits and synergies that may be realized through leveraging the products, scale and combined enterprise customer bases of RBC and Dodge. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the Pending Acquisition, including any anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the time frames we anticipate, or at all. Any data on the expected synergies from the Pending Acquisition included in the unaudited pro forma condensed combined financial information that is

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incorporated by reference into this prospectus or any such data included or incorporated by reference into any prospectus supplement is presented for illustrative purposes only and is based on various adjustments, assumptions and preliminary estimates. Such data have not been prepared, reviewed or analyzed by a third-party and may not be an accurate indication of the actual synergies we will realize, if any, upon the consummation of the Pending Acquisition and the integration of Dodge into our business. Failure to achieve the anticipated benefits of the acquisition could adversely affect our results of operations or cash flows, cause dilution to our earnings per share, decrease or delay any accretive effect of the Pending Acquisition and negatively impact the price of our common stock.
In addition, RBC and Dodge will be required to devote significant attention and resources prior to closing to prepare for the post-closing integration and operation of the combined company, and we will be required post-closing to devote significant attention and resources to successfully align our business practices and operations. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the Pending Acquisition.
We may not be able to efficiently integrate Dodge into our operations.
The future success of the Pending Acquisition, including its anticipated benefits and cost savings, depends, in part, on our ability to optimize our operations and integrate Dodge, its systems, operations and personnel into our existing business. These activities will require time and involve dedication of various resources of the Company that would otherwise be dedicated to our existing operations. These integration efforts may accordingly adversely affect our other operations to the extent such efforts take resources or attention away from our other operations. If we experience difficulties in the integration process, the anticipated benefits of the Pending Acquisition may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurance that we will realize the operational or financial gains from the Pending Acquisition that we anticipated when originally determining to acquire Dodge.
Additional challenges, risks and uncertainties we may encounter as part of the integration process include the following:
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we may face significant costs of integration and compliance with any laws or regulations applicable to the Pending Acquisition or our combined company;

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we may experience delays in the integration of management teams, strategies, operations, products and services;

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there may be differences in business backgrounds, corporate cultures and management philosophies that may delay the successful integration of Dodge’s management personnel into our operations;

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we may be unable to retain key employees after the consummation of the Pending Acquisition;

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we may not be able to create and enforce uniform standards, controls, procedures, policies and information systems across our combined company;

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we may face challenges in integrating complex systems, technology, networks and other assets of Dodge into our operations in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

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there may be potential unknown liabilities and unforeseen increased expenses or delays associated with the Pending Acquisition, including costs to integrate Dodge beyond current estimates; and

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we may experience disruptions of, or the loss of momentum in, our or Dodge’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these factors could adversely affect our or Dodge’s ability to maintain relationships with customers, suppliers, employees and other constituencies or our ability to achieve the anticipated benefits of the Pending Acquisition, which could reduce each of our company’s earnings or otherwise adversely affect our business and financial results after the Pending Acquisition. These risks are not limited to the Pending Acquisition and could also apply to our future acquisitions.

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We have incurred significant transaction costs and may incur integration costs in connection with the Pending Acquisition.
We have incurred, and expect to continue to incur, significant costs in connection with the Pending Acquisition. We may also incur additional costs as a result of any integration of Dodge into our existing operations, and we may not achieve synergies and other benefits sufficient to offset the incremental costs of the Pending Acquisition. We intend to engage in the Financing Transactions to raise capital to finance the costs we have incurred in connection with the Pending Acquisition. However, there can be no assurance of when, or if, we will be able to complete the Financing Transactions on terms acceptable to us.
The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and our actual financial condition and results of operations following completion of the Pending Acquisition and the Financing Transactions may differ materially.
The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus (i) is presented for illustrative purposes only, (ii) may not be an accurate indication of what results of operations would have been had the Pending Acquisition and the Financing Transactions been completed on the dates assumed, (iii) is based on various adjustments, assumptions and preliminary estimates, and (iv) may not be an accurate indication of our financial condition or results of operations. Our actual financial condition and results of operations following the completion of the integration of Dodge and the consummation of the Financing Transactions may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not be realized, and other factors may affect our financial condition or results of operations. The pro forma financial information has been derived from the historical financial statements of RBC and Dodge, and certain adjustments and assumptions have been made regarding RBC and Dodge and the Financing Transactions on a pro forma basis. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

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USE OF PROCEEDS
Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from any sale of our securities by this prospectus to fund a portion of the cash purchase price for the Pending Acquisition, to pay acquisition-related fees and expenses and for our general corporate purposes. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

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DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”). This description may not contain all of the information that is important to you. To understand them fully, you should read our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant portions of the Delaware General Corporation Law, as amended (the “DGCL”).
General
The Certificate of Incorporation authorizes RBC to issue (i) 60,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share. As of July 30, 2021, 25,420,756 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Common Stock
Voting Rights.   Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of RBC’s stockholders. Shares of common stock are not entitled to cumulative voting. RBC’s board of directors (“Board”) is staggered with the directors divided into three classes, each of which is up for election every third year so that each director serves a three-year term until their class comes up for election and their successor is duly elected and qualified. Directors are elected by a majority of the votes cast.
Dividends.   Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. RBC does not currently pay regular dividends on the common stock.
Liquidation Rights.   Upon the liquidation, dissolution or winding up of RBC’s affairs and subject to the liquidation rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to share ratably in RBC’s assets that are legally available for distribution after payment of all RBC’s debts and liabilities.
No Other Rights.   The common stock is not convertible or redeemable, has no sinking fund rights, and is not entitled to preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of The Nasdaq Stock Market LLC (which would apply so long as our common stock is listed on Nasdaq) require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock.
Listing.   Shares of our common stock are listed on Nasdaq under the symbol “ROLL.”
Transfer Agent.   The transfer agent for the common stock is Computershare Trust Company, N.A.
Preferred Stock
The preferred stock may be issued from time to time in one or more series. The Board, without further action by its stockholders, has the authority to determine or alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed on unissued shares of preferred stock, and to determine the number of shares constituting any series of preferred stock. Preferred stock terms that the Board could establish relate to voting, dividends, redemption, conversion, exchange, sinking fund, preemption, liquidation and other rights, preferences and privileges.
As of July 30, 2021, there were no shares of preferred stock outstanding. Under the Certificate of Incorporation, our Board may provide for the issuance of shares of preferred stock, without stockholder approval, in such series and with such designations, preferences, conversion or other rights, powers, including voting powers, and qualifications, limitations or restrictions thereof, as the Board deems appropriate. The

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Board could, without stockholder approval, issue shares of preferred stock with voting, conversion and other rights that could adversely affect the voting power and impact other rights of the holders of the common stock. Our Board may issue shares of preferred stock as an anti-takeover measure without any further action by the holders of common stock. This may have the effect of delaying, deferring or preventing a change of control of the Company by increasing the number of shares necessary to gain control of the Company.
If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate of designation establishing the terms of the preferred stock with the SEC. To the extent required, the description will set forth, among other things, the following:
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the number of shares and designation or title of the shares;

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dividend rights;

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the right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of our stock, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

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any redemption or sinking fund provisions of the preferred stock;

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the voting rights, if any, which will apply;

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the rights of the holders upon our dissolution or upon the distribution of our assets;

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a discussion of any additional material federal income tax considerations regarding the preferred stock; and

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any additional rights, preferences, privileges, limitations, and restrictions of the preferred stock.

Anti-Takeover Provisions of RBC’s Charter Documents
Provisions of RBC’s Certificate of Incorporation and Bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions that might benefit stockholders or in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by RBC’s stockholders to replace or remove management. These include:
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The Board is divided into three classes so that each director comes up for re-election only once in any three-year period;

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The Board has the ability to do the following without stockholder approval: (i) issue additional shares of common stock, (ii) set the term of and issue preferred stock, (iii) amend the Bylaws, and (iv) fill vacancies on the Board;

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Special meetings of the stockholders may be called only by the Board; and

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Stockholder action may be taken only at an annual or special meeting and not by written consent.

Anti-Takeover Effects of Delaware Law
RBC is subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
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such transaction is approved by the corporation’s board of directors prior to the date the interested stockholder obtains such status;

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upon consummation of such transaction, the interested stockholder beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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the business combination is approved by both the corporation’s board of directors and the vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of the corporation’s voting stock.
Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to RBC and, accordingly, may discourage attempts to acquire RBC even though such a transaction may offer stockholders the opportunity to sell their stock at a price above the prevailing market price.

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PLAN OF DISTRIBUTION
We may offer and sell from time to time, together or separately, our securities covered by this prospectus in one or more or any combination of the following transactions:
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on Nasdaq, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

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in negotiated transactions;

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in underwritten transactions;

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in “at-the-market” offerings;

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in block trades;

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through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

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through a combination of these methods;

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through any other method permitted by applicable law; and

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through any other methods described in a prospectus supplement.

We may sell our securities at (i) a fixed price or prices, which may be changed, (ii) prices relating to prevailing market prices at the time of sale, (iii) varying prices determined at the time of sale, or (iv) negotiated prices. The offering price of our securities from time to time will be determined by us, and, at the time of the determination, may be higher or lower than the market price of our common stock on Nasdaq or any other exchange or market.
A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of any offering of securities covered by this prospectus, including, to the extent applicable:
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the name or names of the underwriters, dealers, or agents, if any;

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the purchase price of the securities or other consideration therefor, and the proceeds we will receive from the sale;

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any over-allotment or other options under which underwriters may purchase additional securities from us;

•
any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchange or market on which the securities may be listed.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.
Our securities may be offered to the public, from time to time, through broker-dealers acting as agent or principal, including through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

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In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell our securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, dealers or agents participating in a distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. To the extent required, we will set forth in a prospectus supplement the name of the dealers or underwriters and the terms of the transaction.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for the applicable securities may be more than two scheduled business days after the trade date for the securities. Accordingly, in such a case, if a purchaser of securities wishes to trade securities on any date prior to the second business day before the original issue date for the securities, they will be required, by virtue of the fact that the securities initially are expected to settle more than two scheduled business days after the trade date for the securities, to make alternative settlement arrangements to prevent a failed settlement.
We may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of our securities, including liabilities arising under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

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LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters relating to offerings made in connection with this prospectus will be passed upon for any underwriters or agents, as the case may be, by counsel identified in the prospectus supplement with respect to any offering.

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EXPERTS
The consolidated financial statements of RBC Bearings Incorporated appearing in RBC Bearings Incorporated’s Annual Report (Form 10-K) for the year ended April 3, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined financial statements of Dodge as of December 31, 2020 and 2019, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG AG covering the December 31, 2020 combined financial statements of Dodge contains an emphasis of matter paragraph that states that Dodge has not operated as a standalone entity. These combined financial statements of Dodge have been prepared on a “carve-out” basis and have been derived from the consolidated financial statements and accounting records of ABB. See “Basis of Presentation.”

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4,000,000 Shares
    5.00% Series A Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

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ACADEMY SECURITIES
William Blair
September 21, 2021